Exhibit (a)(1)(A)
Offer To Purchase
All Outstanding Shares of Common Stock
of
SQUARESPACE, INC.
at
$46.50 Per Share, in Cash
by
Spaceship Group MergerCo, Inc.,
a wholly owned subsidiary of
Spaceship Purchaser, Inc.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE
AFTER 11:59 P.M., NEW YORK CITY TIME, ON OCTOBER 11, 2024, UNLESS THE
OFFER IS EXTENDED OR EARLIER TERMINATED.
Spaceship Group MergerCo, Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Spaceship Purchaser, Inc., a Delaware corporation (“Parent”, and together with Merger Sub, the “Buyer Parties”), is offering to purchase all of the outstanding shares of common stock, consisting of (1) Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), (2) Class B Common Stock, par value $0.0001 per share (“Class B Common Stock”) and (3) Class C Common Stock, par value $0.0001 per share (“Class C Common Stock” and the shares of Class A Common Stock, Class B Common Stock and Class C Common Stock, collectively, the “Shares”), of Squarespace, Inc., a Delaware corporation (“Squarespace”), at a purchase price of $46.50 per Share (the “Offer Price”), to the seller in cash, without interest and subject to deduction for any required tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended, supplemented or otherwise modified from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal (as it may be amended, supplemented or otherwise modified from time to time, the “Letter of Transmittal,” which, together with this Offer to Purchase, as they may be amended, supplemented or otherwise modified from time to time, collectively constitute the “Offer”). Capitalized terms used, but not otherwise defined herein, have the meanings given to such terms in the Merger Agreement (as defined below), a copy of which is filed as Exhibit (d)(1) of the Tender Offer Statement on Schedule TO to which this Offer to Purchase is attached and which is incorporated herein by reference.
The Offer is being made pursuant to that certain Amended and Restated Agreement and Plan of Merger, dated as of September 9, 2024 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Parent, Merger Sub and Squarespace, pursuant to which, after (i) the consummation of the Offer, (ii) the subsequent direct or indirect contribution by the Rollover Stockholders and any Management Rollover Stockholders (as defined below), if any, of a portion of the Shares to an entity that indirectly owns 100% of the equity interest of Parent (collectively, the “Rollover”), (iii) the subsequent sale (occurring substantially concurrently with the Accel Share Sale and the GA Share Sale (as each is defined below)) by the Anthony Casalena 2019 Family Trust, the Anthony Casalena Revocable Trust and the Casalena Foundation of a portion of the Shares at the Offer Price to an entity that indirectly owns 100% of the equity interest of Parent (the “Casalena Share Sale”), (iv) the subsequent sale (occurring substantially concurrently with the GA Share Sale and the Casalena Share Sale) by Accel Growth Fund L.P., Accel Growth Fund Strategic Partners L.P. and Accel Growth Fund Investors 2010 L.L.C. (collectively, the “Accel Share Sellers”) of all of the Shares held by the Accel Share Sellers at the Offer Price to an entity that indirectly owns 100% of the equity interest of Parent (the “Accel Share Sale”), (v) the subsequent sale (occurring substantially concurrently with the Accel Share Sale and the Casalena Share Sale) by General Atlantic (SQRS II), L.P. (the “General Atlantic Rollover Stockholder”) of a portion of the Shares at the Offer Price to an entity that indirectly owns 100% of the equity interest of Parent (the “GA Share Sale” and together with the Accel Share Sale and the Casalena Share Sale, the “Share Sales” and each, a “Share Sale”), and (vi) the satisfaction or waiver of certain conditions, Merger Sub will merge with and into Squarespace, upon the terms and subject to the conditions set forth in the Merger Agreement, with Squarespace continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent (the “Merger”). The Merger will be governed by Section 251(h) of the Delaware General Corporation Law (the “DGCL”) and will be effected by Merger Sub and Squarespace without a stockholder vote pursuant to the DGCL as soon as practicable following the consummation of the Offer. Certain of Squarespace’s members of senior management have expressed to Squarespace an interest in participating in the

Rollover transactions described herein. Subject to the prior waiver by Squarespace of the applicable restrictions under the Merger Agreement, the Buyer Parties may engage in discussions with certain members of senior management of Squarespace with respect to the possibility of participating in the Rollover. To the extent any such members of senior management would have been deemed to be Unaffiliated Company Stockholders but, subject to the approval of Squarespace and the Buyer Parties, participate in the Rollover, such members of senior management (the “Management Rollover Stockholders”) will no longer be deemed to be Unaffiliated Company Stockholders, including, but not limited to, for purposes of clause (ii) of the Minimum Condition and such shares which participate in the Rollover shall be included in the “Rollover or Sale Shares”.
At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than Shares (i) held by Squarespace and its subsidiaries (the “Company Group”), (ii) owned by the Buyer Parties, (iii) that are Rollover Shares or Sale Shares, (iv) owned by any direct or indirect wholly owned Subsidiary of the Buyer Parties as of immediately prior to the Effective Time or (v) irrevocably accepted for purchase by Merger Sub in the Offer (each, an “Owned Company Share”), which will be automatically cancelled and extinguished without any conversion thereof or consideration paid therefor), subject to any appraisal rights in accordance with Section 262 of the DGCL (see “Special Factors and Other Relevant Information—Section 7— Appraisal Rights”), will be converted into the right to receive an amount in cash equal to the Per Share Price (which is equal to the Offer Price), without interest, and subject to deduction for any required tax withholding (the “Merger Consideration”).
Under no circumstances will interest be paid on the purchase price for the Shares, including by reason of any extension of the Offer or any delay in making payment for Shares.
The Offer is subject to the conditions set forth in “The Tender Offer—Section 12— Conditions of the Offer”, including (i) the Minimum Condition, (ii) the truth and accuracy of certain representations and warranties of Squarespace as set forth in the Merger Agreement as of May 13, 2024 (the “Original Merger Agreement”) and as of the Closing Date as if made on and as of each such date (as may be subject to materiality, de minimis or other qualifiers), (the “R&W Condition”), (iii) Squarespace having performed and complied in all material respects with the covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by Squarespace at or prior to the Closing (the “Performance Condition”), (iv) the non-occurrence of a Company Material Adverse Effect on or after the date of the Merger Agreement that is continuing (the “No-MAE Condition”), (v) the receipt by the Buyer Parties of a certificate from Squarespace, validly executed for and on behalf of Squarespace and in the name of Squarespace by a duly authorized executive officer thereof certifying that the foregoing conditions have been satisfied (the “Certificate Condition”), and (vi) the non-termination of the Merger Agreement (the “Non-Termination Condition”). The Offer is not subject to any financing condition.
The Special Committee (as defined below) has unanimously: (i) determined that the Merger Agreement, providing for the Merger after consummation of the Offer and in accordance with the DGCL upon the terms and subject to the conditions set forth in the Merger Agreement, and the other transactions contemplated thereby are advisable, fair to and in the best interests of Squarespace and the Unaffiliated Company Stockholders (as defined below); (ii) recommended to the Board of Directors of Squarespace (the “Board”) that it approve the Merger Agreement and the transactions contemplated by the Merger Agreement; and (iii) recommended that the Unaffiliated Company Stockholders accept the Offer and tender their Shares to Merger Sub pursuant to the Offer on the terms and conditions set forth in the Merger Agreement.
The Board has, acting upon the recommendation of the Special Committee, unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Squarespace and the Company Stockholders; (ii) approved the Merger Agreement and the execution and delivery of the Merger Agreement by Squarespace, the performance by Squarespace of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and conditions set forth therein; and (iii) recommended that the Company Stockholders accept the Offer and tender their Shares.
A summary of the principal terms and conditions of the Offer appears in the “Summary Term Sheet” beginning on page 1 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares in the Offer.

IMPORTANT
If you wish to tender all or a portion of your Shares to Merger Sub pursuant to the Offer, you must either (i) complete and sign the Letter of Transmittal that accompanies this Offer to Purchase in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined below in the “Summary Term Sheet”) or follow the procedure for book-entry transfer set forth in “The Tender Offer—Section 3—Procedures for Accepting the Offer and Tendering Shares” or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to the Merger Sub before the expiration of the Offer.
Questions and requests for assistance should be directed to the Information Agent (as defined below in the “Summary Term Sheet”) at the address and telephone numbers set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may also be obtained at our expense from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other material related to the Offer may be found at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.
This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.
Neither the Offer nor the Merger has been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of the Offer or the Merger or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful and a criminal offense.
Forward-Looking Statements
This Offer to Purchase and other related documents delivered to you and/or incorporated by reference herein include “forward-looking statements,” including statements regarding the Buyer Parties, the Buyer Parties’ future prospects, developments and business strategies, timing and completion of the Offer, compelling value of the Offer and the Offer Price, purpose of the Offer, future performance, plans, growth and other trend projections and other benefits of the Offer, certainty of the Offer and the potential to satisfy the conditions for completion of the Offer, regulatory approvals required for completion of the Offer, the possibility that competing offers will be made, potential adverse reactions or changes to business relationships as a result of the Offer and costs, charges or expenses relating to the Offer. These statements may generally, but not always, be identified by the use of words such as “anticipates,” “intends,” “expects,” “believes,” or similar expressions.
By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on assumptions and circumstances that may occur in the future. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, many of which are outside the control of the Buyer Parties and Squarespace, including changes in domestic and foreign economic and market conditions; the effect of changes in governmental regulations; any natural disaster, public health crisis or other catastrophic event; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to recent or pending acquisitions, including the Offer, may not materialize as expected; the Offer not being timely completed, if completed at all; regulatory approvals required for the transaction not being timely obtained, if obtained at all, or being obtained subject to conditions; prior to the completion of the transaction, Squarespace’s business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, licensees, other business partners or governmental entities; difficulty retaining key employees; the outcome of any legal proceedings related to the Offer; the parties being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time frames or at all and other risk factors listed in Squarespace’s most recent quarterly report on Form 10-Q. There can be no assurance that actual results will not differ materially from those expressed or implied by these forward-looking statements.
Any forward-looking statements made herein speak only as of the date on which they are announced, and you should not rely on these forward-looking statements as representing the Buyer Parties’ views as of any date after today. Except as required by applicable law or regulation, the Buyer Parties expressly any obligation or undertaking to publicly announce updates or revisions to any forward-looking statements contained in this Offer to Purchase to
i

reflect any change in expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. The reader should, however, consult any additional disclosures that the Buyer Parties or Squarespace have made or may make.
The Information Agent for the Offer is:

1212 Avenue of the Americas, 17th Floor
New York, NY 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720
Shareholders and All Others Call Toll-Free: (877) 285-5990
E-mail: info@okapipartners.com

ii

iii

SUMMARY TERM SHEET
Spaceship Group MergerCo, Inc. (“Merger Sub”), a Delaware corporation, is a wholly owned subsidiary of Spaceship Purchaser, Inc. (“Parent”), a Delaware corporation. Merger Sub is offering to purchase all outstanding shares of common stock, consisting of (1) Class A Common Stock, par value $0.0001 per share, (2) Class B Common Stock, par value $0.0001 per share and (3) Class C Common Stock, par value $0.0001 per share (individually, a “Share” and collectively, the “Shares”), of Squarespace, Inc. (“Squarespace”) for $46.50 per Share (the “Offer Price”), to the seller in cash, without interest and subject to deduction for any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended, supplemented or otherwise modified from time to time, the “Offer to Purchase”), and the Letter of Transmittal (as it may be amended, supplemented or otherwise modified from time to time, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”). The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 13, 2024 (the “Original Merger Agreement”), by and among Parent, Merger Sub and Squarespace, as amended and restated by that certain Amended and Restated Agreement and Plan of Merger, dated as of September 9, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), which provides, among other things, that as soon as practicable following the consummation of the Offer, and without a vote of the stockholders of Squarespace in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will merge with and into Squarespace (the “Merger”), with Squarespace continuing as the surviving corporation and a wholly owned subsidiary of Parent. Capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Merger Agreement, a copy of which is filed as Exhibit (d)(1) of the Schedule TO and is incorporated herein by reference. The proposed Merger is a “going private transaction” under the rules of the Securities and Exchange Commission. If the Merger is completed, Squarespace will become a privately held company, wholly owned by Parent.
The Board (i) formed a committee established by the Board comprised solely of independent and disinterested members of the Board (the “Special Committee”) to consider, review and evaluate any proposal with respect to a possible sale or other business transaction involving all or substantially all of the outstanding Shares or Squarespace’s assets on a consolidated basis and any similar strategic alternatives to such potential transaction, (ii) delegated the powers of the Board to the Special Committee, including the power to determine not to proceed with any potential transaction or any alternative thereto and (iii) authorized and empowered the Special Committee to do all acts as may be necessary or appropriate in its judgment to carry out the duties of the Special Committee. As more fully described below, the Special Committee, with the assistance of its own independent financial and legal advisors, considered, evaluated and negotiated the Merger Agreement. At the conclusion of its review, the Special Committee, among other things, unanimously (a) determined that the Merger Agreement, providing for the Merger after the consummation of the Offer and in accordance with the DGCL upon the terms and subject to the conditions set forth therein, and the other transactions contemplated thereby, are advisable, fair to and in the best interests of Squarespace and the Unaffiliated Company Stockholders, (b) recommended to the Board that it approve the Merger Agreement and the transactions contemplated thereby, and (c) recommended that the Unaffiliated Company Stockholders accept the Offer and tender their Shares to Merger Sub pursuant to the Offer on the terms and conditions set forth in the Merger Agreement. The Board, acting upon the recommendation of the Special Committee, unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Squarespace and Company Stockholders, (2) approved the Merger Agreement and the execution and delivery of the Merger Agreement by Squarespace, the performance by Squarespace of its covenants and other obligations thereunder, and the consummation of the Transactions upon the terms and subject to the conditions set forth therein, and (3) recommended that the Company Stockholders accept the Offer and tender their Shares to Merger Sub pursuant to the Offer on the terms and conditions set forth in the Merger Agreement.
The following are answers to certain questions that you, as a stockholder of Squarespace, may have about the Offer. The information contained in this Summary Term Sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Offer to Purchase, the Letter of Transmittal and other related materials. You are urged to read carefully this Offer to Purchase, the Letter of Transmittal and other related materials in their entirety. This Summary Term Sheet includes cross-references to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning Squarespace contained in this Summary Term Sheet and elsewhere in this Offer to Purchase has been provided to Parent and Merger Sub by Squarespace or has been taken from, or is based upon, publicly available documents or records of Squarespace on file with the SEC or other public sources at the time of the Offer. Parent and Merger Sub have not independently verified the accuracy and completeness of such information.

Securities Sought
Subject to certain conditions, as described in “The Tender Offer—Section 12—Conditions of the Offer,” including the satisfaction of the Minimum Condition (as defined below in this Summary Term Sheet), all of the issued and outstanding Shares of Squarespace.

Price Offered Per Share	$46.50, to the seller in cash, without interest and subject to deduction for any required tax withholding.

Scheduled Expiration of Offer	One (1) minute after 11:59 p.m., New York City time, on October 11, 2024, unless the Offer is otherwise extended or earlier terminated.

Merger Sub	Spaceship Group MergerCo, Inc., a Delaware corporation and wholly owned subsidiary of Spaceship Purchaser, Inc., a Delaware corporation.

Special Committee Recommendation	The Special Committee unanimously recommends that the Unaffiliated Company Stockholders accept the Offer and tender their shares of Company Common Stock to Merger Sub pursuant to the Offer.

Squarespace Board Recommendation	The Board unanimously recommends that the Company Stockholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer.

Who is offering to buy my securities?
Spaceship Group MergerCo, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), which was formed solely for the purpose of facilitating an acquisition of Squarespace by Parent, is offering to buy all Shares at a price per share of $46.50, to the seller in cash, without interest and subject to deduction for any applicable tax withholding. Parent and Merger Sub are affiliates of Permira Advisers LLC, a New York limited liability company (“Permira Advisers”), a global investment firm that backs businesses with growth ambitions and has a track record investing in internet, software and SMB-enablement solutions.
Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Merger Sub and, where appropriate, Parent.
See “The Tender Offer—Section 8—Certain Information Concerning Parent and Merger Sub.”
What is the class and amount of securities sought pursuant to the Offer?
Merger Sub is offering to purchase all of the outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. See the “Introduction” to this Offer to Purchase and “The Tender Offer—Section 1—Terms of the Offer.”
Why are you making the Offer?
Merger Sub is making the Offer because Merger Sub wants to acquire control of, and ultimately own the entire equity interest in, Squarespace. Following the consummation of the Offer, Merger Sub intends to complete the Merger (as defined below) as soon as practicable. Upon completion of the Merger, Squarespace will become a wholly owned subsidiary of Parent. In addition, we intend to cause the Shares to be delisted from the New York Stock Exchange (“NYSE”) and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after completion of the Merger.
Who can participate in the Offer?
The Offer is open to all holders and beneficial owners of Shares. Note that the Offer is being made only for Shares, and not for Shares subject to outstanding Squarespace Equity Awards (as defined below).
How much are you offering to pay?
Merger Sub is offering to pay $46.50 per Share, to the seller in cash, without interest and subject to deduction for any applicable tax withholding.
See the “Introduction” to this Offer to Purchase and “The Tender Offer—Section 1—Terms of the Offer.”

Will I have to pay any fees or commissions?
If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker or other nominee tenders your Shares on your behalf, your broker or other nominee may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply.
See the “Introduction” to this Offer to Purchase and “The Tender Offer— Section 14—Fees and Expenses.”
Is there an agreement governing the Offer?
Yes. Squarespace, Parent and Merger Sub have entered into the Merger Agreement. The Merger Agreement contains the terms and conditions of the Offer and, following consummation of the Offer, the Merger.
See “The Tender Offer—Section 10—The Merger Agreement; Other Agreements” and “The Tender Offer—Section 12—Conditions of the Offer.”
What are the material U.S. federal income tax considerations of tendering my Shares in the Offer or having my Shares exchanged for cash pursuant to the Merger?
The receipt of cash in exchange for Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, subject to the discussion in “The Tender Offer—Section 5—Material U.S. Federal Income Tax Considerations” regarding section 304 of the Code, if you are a U.S. Holder (as defined in “The Tender Offer—Section 5—Material U.S. Federal Income Tax Considerations”), you will recognize capital gain or loss in an amount equal to the difference between (i) the Offer Price and (ii) your tax basis in the Shares sold pursuant to the Offer or exchanged pursuant to the Merger. In general, subject to the discussion in “The Tender Offer—Section 5 —Material U.S. Federal Income Tax Considerations” regarding section 304 of the Code, if you are a Non-U.S. Holder (as defined in “The Tender Offer—Section 5—Material U.S. Federal Income Tax Considerations”), you will not be subject to U.S. federal income taxation on any gain realized unless you have certain connections to the United States, as described in more detail below.
We recommend that you consult your tax advisor to determine the tax considerations (including the application and effects of any U.S. federal, state, local or non-U.S. income and other tax laws) to you of tendering your Shares in the Offer or having your Shares exchanged for cash pursuant to the Merger in light of your particular circumstances.
See “The Tender Offer—Section 5—Material U.S. Federal Income Tax Considerations.”
Do you have the financial resources to pay for all of the Shares that Merger Sub is offering to purchase pursuant to the Offer?
Yes. We estimate that we will need approximately $7,016,000,000 to purchase all of the Shares pursuant to the Offer and to complete the Merger. Merger Sub will have sufficient funds to purchase all Shares validly tendered (and not properly withdrawn) in the Offer, to provide funding for the Merger and to make payments for (i) outstanding options to purchase Shares granted under a Squarespace equity plan (“Squarespace Stock Options”), other than any Squarespace Stock Options with a per Share exercise price at or above the Offer Price (each, an “Out-of-the-Money Option”), (ii) outstanding restricted stock unit awards granted under a Squarespace equity plan whose vesting is conditioned in full or in part based on the achievement of performance goals or metrics (“Squarespace PSUs”) and (iii) outstanding restricted stock unit awards granted under a Squarespace equity plan that are not Squarespace PSUs (“Squarespace RSUs” and together with the Squarespace Stock Options and Squarespace PSUs, the “Squarespace Equity Awards”), in each case, that are outstanding immediately prior to the Effective Time pursuant to the Merger Agreement. For details regarding treatment of Squarespace Equity Awards in connection with the Merger, see “Summary Term Sheet—What will happen to my equity awards in the Offer” in this Offer to Purchase and “The Tender Offer—Section 10—The Merger Agreement; Other Agreements.”
In particular, the Equity Investors have provided Parent with the Equity Commitment Letters, pursuant to which the Equity Investors have agreed to contribute to Parent up to $2,839,185,502.26 in cash, subject to the satisfaction of certain customary conditions set forth in the Equity Commitment Letters. Such amounts will be used to fund the aggregate Offer Price including payments in respect of certain of Squarespace’s outstanding equity-based awards payable in connection with the closing of the Merger pursuant to the Merger Agreement, and to pay the fees, expenses and other amounts required to be paid in connection with the closing of the Merger by Squarespace, Parent and

Merger Sub. In addition, Parent has entered into a commitment letter pursuant to which the Debt Commitment Parties have committed to provide to Parent the Debt Financing, which consists of the Term Facility (with an aggregate principal amount of $2,300,000,000), the DDTL Facility (with an aggregate principal amount of $300,000,000) and the Revolving Facility (with an aggregate principal amount of $250,000,000), in each case on the terms and subject to the conditions set forth in the Debt Commitment Letter.
Squarespace and Parent entered into a Support Agreement with the Casalena Parties, a Support Agreement with the General Atlantic Rollover Stockholder and a Support Agreement with the Accel Rollover Stockholders and certain affiliated funds. Pursuant to the Support Agreements (as defined below), among other things, each of the Rollover Stockholders will contribute a portion of the Shares owned by the Rollover Stockholders with an aggregate value of approximately $2,076,000,000 to a direct or indirect parent company of Parent in exchange for equity interests in such direct or indirect parent company of Parent, which contribution and exchange will happen immediately prior to the Closing.
Parent will contribute or otherwise advance to Merger Sub the net proceeds from the Equity Investors’ equity investment (other than the net proceeds necessary for an entity that indirectly owns 100% of the equity interest of Parent to fund and complete the Share Sales), which, taken together with the proceeds of the Debt Financing and the value of the Rollover Shares, will be sufficient to purchase all of the Shares in the Offer and complete the Merger.
The Offer is not conditioned upon Parent’s or Merger Sub’s ability to finance the purchase of the Shares pursuant to the Offer.
See “The Tender Offer—Section 9—Source and Amount of Funds.”
Is Merger Sub’s financial condition relevant to my decision to tender my Shares in the Offer?
We do not believe Merger Sub’s financial condition is relevant to your decision whether to tender Shares and accept the Offer because:
•	the Offer is being made for all outstanding Shares solely for cash;
•	Merger Sub will have sufficient funds available to purchase all Shares validly tendered (and not withdrawn) in the Offer;
•	if we consummate the Offer and the Merger, all Shares will be converted into the right to receive the Offer Price in the Merger; and
•	the Offer and the Merger are not subject to any financing or funding condition.
See “The Tender Offer—Section 9—Source and Amount of Funds” and “The Tender Offer—Section 10—The Merger Agreement; Other Agreements.”
Is there a minimum number of Shares that must be tendered in order for you to purchase any securities?
Yes. The obligation of Merger Sub to accept for payment and pay for Shares validly tendered (and not properly withdrawn) pursuant to the Offer is subject to the conditions set forth in “The Tender Offer—Section 12—Conditions of the Offer,” including the Minimum Condition. The “Minimum Condition” means that (i) the number of shares of Company Common Stock validly tendered (within the meaning of Section 251(h) of the DGCL) and not validly withdrawn, together with any Owned Company Shares, equals at least one vote more than 50% of the aggregate voting power of all issued and outstanding shares of Company Common Stock, (ii) the number of shares of Company Common Stock beneficially owned, directly or indirectly, by the Unaffiliated Company Stockholders and validly tendered (within the meaning of Section 251(h) of the DGCL) and not validly withdrawn, equals at least one vote more than 50% of the aggregate voting power of all issued and outstanding shares of Company Common Stock beneficially owned, directly or indirectly, by the Unaffiliated Company Stockholders, (iii) the number of shares of Class B Common Stock validly tendered (within the meaning of Section 251(h) of the DGCL) and not validly withdrawn, together with any Class B Common Stock constituting Owned Company Shares, equals at least one vote more than 50% of the aggregate voting power of all issued and outstanding shares of Class B Common Stock, and (iv) the number of shares of Class A Common Stock validly tendered (within the meaning of Section 251(h) of the DGCL) and not validly withdrawn, together with any Class A Common Stock constituting Owned Company Shares, equals at least one vote more than 50% of the aggregate voting power of all issued and outstanding shares of Class A Common Stock, in each case as of the Offer Acceptance Time, but excluding any shares of Company Common Stock held in treasury by Squarespace as of the expiration of the Offer or any other shares of Company Common Stock acquired by Squarespace prior to the expiration of the Offer (including any Shares acquired in connection with payment of the exercise price for the exercise of Squarespace Stock Options, and Tax withholding in connection with the exercise of Squarespace Stock Options or the settlement of Squarespace PSUs or Squarespace RSUs).
See “The Tender Offer—Section 1—Terms of the Offer” and “The Tender Offer—Section 12—Conditions of the Offer.”
Have any Squarespace stockholders entered into agreements with Parent or Merger Sub or any of their affiliates requiring them to tender their Shares?
Yes. In connection with the execution of the Merger Agreement, certain Squarespace stockholders (the “Supporting Stockholders”) have each entered into Tender and Support Agreements with Parent and Merger Sub (as they may be amended, restated, supplemented or otherwise modified from time to time, the “Support Agreements” and each, a “Support Agreement”). Subject to the terms and conditions of the Support Agreements, among other things, (i) the Supporting Stockholders have agreed to sell to a parent entity of Parent all of the shares beneficially owned by such Supporting Stockholders (whether acquired on or after date of their Support Agreement, but excluding the Rollover Shares as defined in their Support Agreement), and (ii) all of the Supporting Stockholders have agreed, subject to certain exceptions, not to transfer any of the Shares beneficially owned by them (whether acquired on or after the date of the Support Agreement (such shares, the “Subject Shares”)). The Subject Shares represented in the aggregate approximately 57% of the total outstanding Shares as of September 1, 2024. The Supporting Stockholders have also agreed to vote all Subject Shares against (a) any proposal, action, or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of Squarespace contained in the Merger Agreement or that would reasonably be expected to result in any condition set forth in the Merger Agreement not being satisfied or not being fulfilled prior to the Termination Date, (b) any Acquisition Proposal, (c) any reorganization, dissolution, liquidation, winding up or similar extraordinary transaction involving Squarespace (except as contemplated by the Merger Agreement) and (d) any other action, agreement or proposal which would reasonably be expected to prevent, materially impede or materially delay the consummation of the Offer or the Merger or the other transactions contemplated by the Merger Agreement.
Each Support Agreement will terminate with respect to the applicable Supporting Stockholder(s) upon the first to occur of (i) the valid termination of the Merger Agreement in accordance with its terms; (ii) the effective time of the Merger (the “Effective Time”); (iii) any modification, waiver or amendment to any term or provision of the Offer or the Merger Agreement that is effected without the Supporting Stockholder’s prior written consent and that (x) reduces the Offer Price or changes the form of consideration being offered to Company Stockholders under the Offer, imposes any non-immaterial conditions, requirements or restrictions on such Stockholder’s right to receive the cash consideration payable to the Stockholder with respect to Shares owned the Stockholder (other than the Rollover Shares) pursuant to the Offer or that materially delays the timing of any such payment after the Offer Acceptance Time or (y) would require the consent of the Supporting Stockholder under the Interim Investors Agreement without having received such consent.
See “The Tender Offer_Section 10—The Merger Agreement; Other Agreements — Support Agreement.”
How long do I have to decide whether to tender my Shares in the Offer?
You will have until one (1) minute after 11:59 p.m. (New York City time), on October 11, 2024, the date that is twenty (20) Business Days (determined as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) following the Offer Commencement Date (the “Initial Expiration Date”, and such date or subsequent date to which the Initial Expiration Date of the Offer is extended, if any, in accordance with the terms of the Merger Agreement, the “Expiration Date”).
See “The Tender Offer—Section 1—Terms of the Offer” and “The Tender Offer—Section 3—Procedures for Accepting the Offer and Tendering Shares.”
Can the Offer be extended and under what circumstances?
Yes. The Merger Agreement contains provisions that govern the circumstances under which Merger Sub may extend the Offer. Specifically, the Merger Agreement provides that:
•
if, as of the then-scheduled Expiration Date, any Offer Condition (as defined below in “The Tender Offer—Section 12—Conditions of the Offer”) is not satisfied and has not been waived by Parent (on behalf of Merger Sub), (A) Merger Sub may, in its discretion (and without the consent of Squarespace or any other person), extend the Offer on up to three (3) occasions, for an additional period of up to ten (10) Business Days per extension (or such longer period as the parties may mutually agree in writing), to permit such Offer Condition to be satisfied, and (B) Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer from time to time for the minimum period required by any Law, any interpretation or position of the SEC, the staff thereof or any rules and regulations of the NYSE applicable to the Offer; and
•
if on the then-scheduled Expiration Date, (A) all of the Offer Conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Offer Acceptance Time and which conditions would be capable of being satisfied as of such then-scheduled Expiration Date) and (B) the full amount of the Debt Financing necessary to pay the Required Amount has not been funded and will not be available to be funded at the Offer Acceptance Time, then Merger Sub shall have the right to (and Parent shall have the right to cause Merger Sub to) extend the Offer for one (1) period of up to five (5) Business Days, so long as such extension would not result in the Offer being extended beyond the third (3rd) Business Day immediately preceding the Termination Date.

The Merger Agreement provides that Merger Sub will not (A) be required to extend the Offer beyond the earlier to occur of (x) the valid termination of the Merger Agreement in compliance with its terms and (y) the Termination Date (such earlier occurrence, the “Extension Deadline”) or (B) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of Squarespace.
See “The Tender Offer—Section 1—Terms of the Offer” and “The Tender Offer—Section 10—The Merger Agreement; Other Agreements.”
How will I be notified if the Offer is extended?
If we extend the Offer, we will inform Computershare Trust Company, N.A., which is the depositary for the Offer (the “Depositary”), of any extension, and will issue a press release announcing the extension no later than 9:00 a.m. (New York City time) on the business day after the previously scheduled Expiration Date.
See “The Tender Offer—Section 1—Terms of the Offer.”
What are the most significant conditions to the Offer?
The Offer is subject to the conditions (which may be waived by Parent (on behalf of Merger Sub), except for the Minimum Condition, which may be waived by Parent (on behalf of Merger Sub) only with the prior written consent of Squarespace, acting only with the prior written consent of the Special Committee) set forth in “The Tender Offer—Section 12—Conditions of the Offer,” (the “Offer Conditions”) including, but not limited to:
•	the Minimum Condition;
•
the truth and accuracy of certain representations and warranties of Squarespace as set forth in the Merger Agreement as of May 13, 2024 (the date of the Original Merger Agreement) and as of the Closing Date as if made on and as of each such date (as may be subject to materiality, de minimis or other qualifiers);

•
Squarespace having performed and complied in all material respects with the covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by Squarespace at or prior to the Closing;

•	the non-occurrence of a Company Material Adverse Effect on or after the date of the Merger Agreement that is continuing;
•
the receipt by the Buyer Parties of a certificate from Squarespace, validly executed for and on behalf of Squarespace and in the name of Squarespace by a duly authorized executive officer thereof certifying that the foregoing conditions have been satisfied; and

•	the non-termination of the Merger Agreement.
The Offer is not subject to any financing condition.
See “The Tender Offer—Section 1—Terms of the Offer” and “The Tender Offer—Section 12—Conditions of the Offer.”

How do I tender my Shares?
If you hold your Shares as a registered owner and such Shares are represented by book-entry positions, you may follow the procedures for book-entry transfer set forth in “The Tender Offer—Section 3—Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase, not later than the Expiration Date. The Letter of Transmittal is enclosed with this Offer to Purchase.
We are not providing for guaranteed delivery procedures. Therefore, Squarespace stockholders must allow sufficient time for the necessary tender procedures to be completed prior to one minute after 11:59 p.m., New York City time, on the Expiration Date. In addition, for Squarespace stockholders who are registered holders, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal must be received by the Depositary prior to one minute after 11:59 p.m., New York City Time, on the Expiration Date. Squarespace stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the Letter of Transmittal. Tenders received by the Depositary after the Expiration Date will be disregarded and of no effect.
If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.
See “The Tender Offer—Section 3—Procedures for Accepting the Offer and Tendering Shares.”
If I accept the Offer, how will I get paid?
If the Offer Conditions are satisfied and we accept your validly tendered Shares for payment, payment will be made by deposit of the aggregate purchase price for the Shares accepted in the Offer with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Merger Sub and transmitting payments subject to any tax withholding required by applicable law, to tendering stockholders whose Shares have been accepted for payment.
See “The Tender Offer—Section 1—Terms of the Offer” and “The Tender Offer—Section 3—Procedures for Accepting the Offer and Tendering Shares.”
Until what time may I withdraw previously tendered Shares?
You may withdraw your previously tendered Shares at any time until one (1) minute after 11:59 p.m., New York City time, on the Expiration Date. In addition, if we have not accepted your Shares for payment by November 15, 2024, which is the 60th day after the date of the commencement of the Offer, you may withdraw them at any time after such date until Merger Sub accepts your Shares for payment.
See “The Tender Offer—Section 1—Terms of the Offer” and “The Tender Offer—Section 4—Withdrawal Rights.”
How do I withdraw previously tendered Shares?
To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, banker or other nominee, you must instruct the broker, banker or other nominee to arrange for the withdrawal of your Shares.
See “The Tender Offer—Section 4—Withdrawal Rights.”
Has the Offer been approved by the Special Committee and Board of Directors of Squarespace?
Yes. The Special Committee has unanimously: (i) determined that this Agreement and the transactions contemplated by this Agreement are advisable, fair to and in the best interests of Squarespace and the Unaffiliated Company Stockholders; (ii) recommended to the Board that it approve this Agreement and the transactions contemplated by this Agreement; and (iii) recommended that the Unaffiliated Company Stockholders accept the Offer and tender their shares of Company Common Stock.
The Board, acting upon the recommendation of the Special Committee, has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Squarespace and its stockholders, (ii) approved the Merger Agreement and the execution and delivery of the Merger

Agreement by Squarespace, the performance by Squarespace of its covenants and other obligations thereunder, and the consummation of the Transactions upon the terms and subject to the conditions set forth therein, and (iii) recommended that the Company Stockholders accept the Offer and tender their Shares to Merger Sub pursuant to the Offer on the terms and conditions set forth in the Merger Agreement.
More complete descriptions of the reasons for the Board’s recommendation and approval of the Offer are set forth in Squarespace’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that is being mailed to you together with this Offer to Purchase. Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in “Item 4—The Solicitation or Recommendation” thereof under the sub-headings “Background of the Offer and the Merger” and “Squarespace’s Reasons for the Offer and the Merger; Recommendation of the Special Committee and the Squarespace Board.”
If Shares tendered pursuant to the Offer are purchased by Merger Sub, will Squarespace continue as a public company?
No. We expect to complete the Merger as soon as practicable following the consummation of the Offer, the Rollover and the Share Sales. Once the Merger takes place, Squarespace will be a wholly owned subsidiary of Parent. Following the Merger, we intend to cause the Shares to be delisted from NYSE and deregistered under the Exchange Act.
See “Special Factors and Other Relevant Information—Section 4—Certain Effects of the Offer.”
Will a meeting of Squarespace’s stockholders be required to approve the Merger?
No. Section 251(h) of the DGCL provides that, unless expressly required by its certificate of incorporation, no vote of stockholders of a constituent corporation that has a class or series of stock that is listed on a national securities exchange or held of record by more than 2,000 holders immediately prior to the execution of the applicable agreement of merger by such constituent corporation shall be necessary to authorize a merger if:
•
the agreement of merger expressly (a) permits or requires such merger to be effected by Section 251(h) of the DGCL and (b) provides that such merger be effected as soon as practicable following the consummation of the tender offer if such merger is effected under Section 251(h) of the DGCL;

•
a corporation consummates an offer for all of the outstanding stock of such constituent corporation on the terms provided in such agreement of merger that, absent Section 251(h) of the DGCL, would be entitled to vote on the adoption or rejection of the agreement of merger; provided, however, that such offer may be conditioned on the tender of a minimum number or percentage of shares of the stock of such constituent corporation, or of any class or series thereof, and such offer may exclude any excluded stock (as defined in Section 251(h)(6)(d) of the DGCL);

•
immediately following the consummation of the offer, the stock irrevocably accepted for purchase or exchange pursuant to such offer and received by the depository prior to expiration of such offer, together with the stock otherwise owned by the consummating corporation or its affiliates and any rollover stock, equals at least such percentage of the shares of stock of such constituent corporation, and of each class or series thereof, that, absent Section 251(h) of the DGCL, would be required to adopt the agreement of merger by the DGCL and by the certificate of incorporation of such constituent corporation;

•	the corporation consummating the tender offer merges with or into such constituent corporation pursuant to such agreement; and
•
each outstanding share (other than shares of excluded stock as defined in Section 251(h)(6)(d) of the DGCL) of each class or series of stock of such constituent corporation that is the subject of and is not irrevocably accepted for purchase in the tender offer is to be converted in such merger into, or into the right to receive, the same amount and kind of cash, property, rights or securities to be paid for shares of such class or series of stock of such constituent corporation irrevocably accepted for purchase in such offer.

If the conditions to the Offer and the Merger are satisfied or waived (to the extent waivable), we are required by the Merger Agreement to effect the Merger pursuant to Section 251(h) of the DGCL without a meeting of Squarespace’s stockholders and without a vote or any further action by the stockholders.

If I do not tender my Shares but the Offer is consummated, what will happen to my Shares?
If the Offer is consummated and certain other conditions are satisfied, Merger Sub is required under the Merger Agreement to effect the Merger pursuant to Section 251(h) of the DGCL. At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Company Shares) will be converted by virtue of the Merger into the right to receive an amount in cash equal to the Per Share Price (which is equal to the Offer Price) without interest, subject to deduction for any required tax withholding (the “Merger Consideration”).
If the Merger is completed, Squarespace’s stockholders who do not tender their Shares pursuant to the Offer (other than stockholders who properly exercise appraisal rights) will receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Offer is consummated and the Merger is completed, the only differences to you between tendering your Shares and not tendering your Shares in the Offer are that (i) you may be paid earlier if you tender your Shares in the Offer and (ii) appraisal rights will not be available to you if you tender Shares in the Offer, but may be available to you in the Merger if you do not tender Shares in the Offer. See “Special Factors and Other Relevant Information—Section 7—Appraisal Rights.”
See the “Introduction” to this Offer to Purchase, “The Tender Offer—Section 10—The Merger Agreement; Other Agreements” and “Special Factors and Other Relevant Information—Section 4—Certain Effects of the Offer.”
What will happen to my equity awards in the Offer?
The Offer is being made only for Shares, and not for Shares subject to outstanding Squarespace Equity Awards. Holders of Squarespace Equity Awards that are outstanding immediately prior to the Effective Time will receive payment in respect of such Squarespace Equity Awards following the Effective Time as provided in the Merger Agreement without participating in the Offer. Holders of outstanding vested Squarespace Stock Options may participate in the Offer only if they first exercise such Squarespace Stock Options in accordance with the terms of the applicable Squarespace equity plan, agreement or arrangement, and tender the Shares, if any, issued upon such exercise. Any such exercise should be completed sufficiently in advance of the Expiration Date to assure the holder of such outstanding Squarespace Stock Option will have sufficient time to comply with the procedures for tendering Shares described below in “The Tender Offer—Section 3—Procedures for Accepting the Offer and Tendering Shares.”
The Merger Agreement provides for the following treatment of Squarespace Equity Awards at the Effective Time:
•
Vested Squarespace Stock Options. Each outstanding Squarespace Stock Option (other than Out-of-the-Money Options) that is vested by its terms as of the Effective Time will be cancelled and converted into the right to receive a lump sum cash payment, without interest, equal to the product of the excess of the Offer Price over the applicable exercise price per Share subject to such Squarespace Stock Option multiplied by the number of Shares subject to such Squarespace Stock Option. This amount (less any required withholding and other taxes) will be paid to the applicable holder no later than the second regularly scheduled payroll date following the date on which the closing occurs (the “Closing Date”).

•
Vested Squarespace RSUs and Squarespace PSUs and Awards Held by Non-Employees: Each outstanding Squarespace RSU and Squarespace PSU that is either vested by its terms as of the Effective Time or held by a non-employee of Squarespace will be converted into the right to receive a lump sum cash payment, without interest, equal to the product of (A) the Offer Price multiplied by (B) the number of Shares subject to the applicable Squarespace RSU (subject to any prorated vesting) or Squarespace PSU. This amount (less any required withholding and other taxes) will be paid to the applicable holder no later than the second regularly scheduled payroll date following the Closing Date.

•
Unvested Squarespace Stock Options: Immediately prior to the Effective Time, each Squarespace Stock Option (other than any Out-of-the-Money Option) that is then outstanding and not vested by its terms (other than any such award held by a non-employee of Squarespace) shall be cancelled and converted as of the Effective Time into an award providing the holder with the opportunity to be paid an amount in cash equal to the product of (A) the excess, if any, of the Offer Price over the applicable exercise price per Share subject to such Squarespace Stock Option multiplied by (B) the number of Shares subject to such Squarespace Stock Option (the “Converted Option Award”). Such Converted Option Award shall remain subject to the same vesting terms and conditions that applied to the associated Squarespace Stock Option immediately prior to the Effective Time, including the requirement of continued service with the Surviving

Corporation or its subsidiaries through the applicable vesting date and the applicable cash amounts shall be paid out, without interest and less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local tax law with respect to the making of such payment, on the next payroll date following the applicable vesting dates.
•
Unvested Squarespace RSUs and Squarespace PSUs: Each outstanding Squarespace RSU and Squarespace PSU (other than Forfeited Squarespace PSUs, as defined below) that is not vested by its terms as of the Effective Time (other than any such award held by a non-employee of Squarespace) will be converted into an award providing the holder with the opportunity to be paid an amount in cash equal to the product of (A) the Offer Price multiplied by (B) the number of Shares subject to the applicable Squarespace RSU or Squarespace PSU (with the number of Shares subject to Squarespace PSUs determined in accordance with the applicable award agreement prior to the closing) (each, a “Converted Full Value Award”). Each Converted Full Value Award will remain subject to the same vesting terms and conditions that applied to the associated Squarespace RSU or Squarespace PSU, as applicable, immediately prior to the Effective Time.

Notwithstanding the foregoing, (i) each Out-of-the-Money Option, whether vested or unvested, shall be automatically cancelled as of the Effective Time for no consideration, and (ii) each outstanding Squarespace PSU that is scheduled to be automatically forfeited as of the Effective Time pursuant to its terms and the Merger Agreement will be forfeited as of the Effective Time for no consideration (each, a “Forfeited Squarespace PSU”).
See “The Tender Offer—Section 10—The Merger Agreement; Other Agreements.”
What is the market value of my Shares as of a recent date?
On May 10, 2024, the last trading day before the public announcement of the Original Merger Agreement and the transactions contemplated thereby, the reported closing sales price of the Shares was $38.19 per Share. On September 13, 2024, the last full day of trading before commencement of the Offer, the reported closing sales price of the Shares was $46.26 per Share. We encourage you to obtain a recent market quotation for Shares before deciding whether to tender your Shares.
See “The Tender Offer—Section 6—Price Range of Shares; Dividends on the Shares.”
Will I have appraisal rights in connection with the Offer?
No appraisal rights will be available to holders of Shares who tender such Shares in connection with the Offer. However, if Merger Sub purchases Shares pursuant to the Offer and the Merger is completed, holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares pursuant to the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL and properly demand appraisal of their Shares and (iii) do not thereafter lose such holders’ appraisal rights (by withdrawal, failure to perfect or otherwise), will be entitled to have their Shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, thereon. The “fair value” could be greater than, less than or the same as the Offer Price.
See “Special Factors and Other Relevant Information—Section 7—Appraisal Rights.”
Whom should I call if I have questions about the Offer?
You may call Okapi Partners LLC, the information agent for the Offer (the “Information Agent”), toll free at (877) 285-5990 (toll-free from the U.S. and Canada) or (212) 297-0720 (from other countries). See the back cover of this Offer to Purchase for additional contact information.

INTRODUCTION
Spaceship Group MergerCo, Inc., a Delaware corporation (“Merger Sub”) and wholly owned subsidiary of Spaceship Purchaser, Inc., a Delaware corporation (“Parent”), is offering to purchase all outstanding shares of common stock, consisting of (1) Class A Common Stock, par value $0.0001 per share, (2) Class B Common Stock, par value $0.0001 per share and (3) Class C Common Stock, par value $0.0001 per share (collectively, the “Shares” and each a “Share”), of Squarespace, Inc. (“Squarespace”) at a purchase price of $46.50 per Share (the “Offer Price”), to the seller in cash, without interest and subject to deduction for any required tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended, supplemented or otherwise modified from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal (as it may be amended, supplemented or otherwise modified from time to time, the “Letter of Transmittal”) which, together with this Offer to Purchase, as they may be amended, supplemented or otherwise modified from time to time, collectively constitute the “Offer.” Capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Merger Agreement (as defined below), a copy of which is filed as Exhibit (d)(1) of the Schedule TO and is incorporated herein by reference.
The Offer is being made pursuant to that certain Amended and Restated Agreement and Plan of Merger, dated as of September 9, 2024 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Parent, Merger Sub and Squarespace, pursuant to which, after the consummation of the Offer, the Rollover, the Share Sales, and the satisfaction or waiver of certain conditions, Merger Sub will merge with and into Squarespace upon the terms and subject to the conditions set forth in the Merger Agreement, with Squarespace continuing as the surviving corporation (the “Surviving Corporation”) and becoming a wholly owned subsidiary of Parent (the “Merger”). The Merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) and will be effected by Merger Sub and Squarespace without a stockholder vote pursuant to the DGCL as soon as practicable following the consummation of the Offer.
At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than Shares (i) held by Squarespace and its subsidiaries (the “Company Group”), (ii) owned by the Buyer Parties, (iii) that are Rollover Shares or Sale Shares, (iv) owned by any direct or indirect wholly owned Subsidiary of the Buyer Parties as of immediately prior to the Effective Time or (v) irrevocably accepted for purchase by Merger Sub in the Offer (each, an “Owned Company Share”), which will be automatically cancelled and extinguished without any conversion thereof or consideration paid therefor), subject to any appraisal rights in accordance with Section 262 of the DGCL (as described in “Special Factors and Other Relevant Information—Section 7–Appraisal Rights”), will be converted into the right to receive the Merger Consideration.
Under no circumstances will interest be paid on the purchase price for the Shares, including by reason of any extension of the Offer or any delay in making payment for the Shares.
The Merger Agreement is more fully described in “The Tender Offer—Section 10—The Merger Agreement; Other Agreements.”
The Offer is subject to the conditions set forth in “The Tender Offer—Section 12—Conditions of the Offer” (collectively, the “Offer Conditions”), including (i) the Minimum Condition, (ii) the truth and accuracy of certain representations and warranties of Squarespace as set forth in the Merger Agreement as of May 13, 2024 and as of the Closing Date as if made on and as of each such date (as may be subject to materiality, de minimis or other qualifiers), (iii) Squarespace having performed and complied in all material respects with the covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by Squarespace at or prior to the Closing, (iv) the non-occurrence of a Company Material Adverse Effect on or after the date of the Merger Agreement that is continuing, (v) the receipt by the Buyer Parties of a certificate from Squarespace, validly executed for and on behalf of Squarespace and in the name of Squarespace by a duly authorized executive officer thereof certifying that the foregoing conditions have been satisfied, and (vi) the non-termination of the Merger Agreement. The Offer is not subject to any financing condition.
Tendering stockholders who are record owners of their Shares and who tender directly to the Depositary (as defined above in the “Summary Term Sheet”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Merger Sub pursuant to the Offer. Stockholders who hold their Shares through a broker, banker or other nominee should consult such institution as to whether it charges any service fees or commissions.

The Special Committee has unanimously: (i) determined that the Merger Agreement, providing for the Merger after consummation of the Offer and in accordance with the DGCL upon the terms and subject to the conditions set forth in the Merger Agreement, and the other transactions contemplated thereby are advisable, fair to and in the best interests of Squarespace and the Unaffiliated Company Stockholders; (ii) recommended to the Company Board that it approve the Merger Agreement and the transactions contemplated by the Merger Agreement; and (iii) recommended that the Unaffiliated Company Stockholders accept the Offer and tender their Shares to Merger Sub pursuant to the Offer on the terms and conditions set forth in the Merger Agreement.
The Board of Directors of Squarespace (the “Board”), acting upon the recommendation of the Special Committee, has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Squarespace and the Company Stockholders, (ii) approved the Merger Agreement and the execution and delivery of the Merger Agreement by Squarespace, the performance by Squarespace of its covenants and other obligations thereunder, and the consummation of the Transactions upon the terms and subject to the conditions set forth therein, and (iii) recommended that the Company Stockholders accept the Offer and tender their Shares to Merger Sub pursuant to the Offer on the terms and conditions set forth in the Merger Agreement.
More complete descriptions of the Board’s reasons for authorizing and approving the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement are set forth in Squarespace’s Solicitation/Recommendation Statement on the Schedule 14D-9 (the “Schedule 14D-9”) that is being mailed to you together with this Offer to Purchase. Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in “Item 4—The Solicitation or Recommendation” thereof under the sub-headings “Background of the Offer and the Merger” and “Reasons for the Recommendation.”
Squarespace has advised Parent that the Special Committee considered the oral opinion of Centerview Partners LLC (“Centerview”) rendered to the Special Committee on September 8, 2024, which was subsequently confirmed by delivery of a written opinion dated as of September 8, 2024, that based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the $46.50 in cash per Share to be paid to the Unaffiliated Company Stockholders (other than with respect to certain excluded Shares (as set forth in such written opinion)) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. Squarespace has further advised Parent that representatives of Centerview informed the Board that Centerview had rendered such fairness opinion to the Special Committee. The full text of the written opinion of Centerview, dated September 8, 2024, sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Centerview in preparing its opinion and is attached as Annex A to the Schedule 14D-9.
This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully in its entirety before any decision is made with respect to the Offer.

SPECIAL FACTORS AND
OTHER RELEVANT INFORMATION
1. Background of the Offer
Merger Sub is offering to purchase all of the outstanding Shares at the Offer Price, to the seller thereof in cash, without interest and subject to deduction for any required tax withholding. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Merger Sub will accept for payment (referred to herein as the “Offer Acceptance Time”) and, promptly after the Expiration Date, pay for all Shares validly tendered prior to one (1) minute after 11:59 p.m. (New York City time) on the Expiration Date (as may be extended in accordance with the terms of the Merger Agreement) and not properly withdrawn as described in “The Tender Offer—Section 4—Withdrawal Rights.”
Background of the Offer and the Merger
The following chronology summarizes the key meetings and events that led to and immediately followed the signing of the Original Merger Agreement and the Merger Agreement. This chronology does not purport to catalogue every conversation of or among the members of the Board, the members of the Special Committee, the representatives of Squarespace or the Special Committee, or other parties.
Permira Portfolio Management Limited (“Permira”) regularly evaluates potential acquisition targets as part of its normal investment activities. As part of this evaluation, Permira has, from time to time, internally considered a potential acquisition of Squarespace and performed “outside-in” reviews of Squarespace and built a rapport with Anthony Casalena, the Chief Executive Officer of Squarespace, as part of its consideration of the industry at-large. While Permira has previously internally expressed interest in engaging in a strategic transaction with Squarespace with its investment committee, no proposals were made to either Squarespace’s management or the Board for an acquisition of the entire company or a controlling stake in Squarespace or a merger with Squarespace, except as described below.
On October 12, 2022, as part of Mr. Casalena’s ordinary course business practice of having discussions with industry participants, Mr. Casalena had an initial meeting with David Erlong, a partner at Permira Advisers, and Dipan Patel, a partner at Permira Advisers UK LLP, following an initial inquiry from representatives of Permira to Mr. Casalena. During this meeting, the parties engaged in general discussions regarding Squarespace’s industry and business as well as Permira’s business as a private equity investor. The parties did not discuss a potential transaction involving Squarespace during the meeting.
On November 18, 2022, January 26, 2023 and July 25, 2023, Mr. Casalena met with Mr. Erlong and they generally discussed Squarespace’s business and Permira’s business as a private equity investor. The parties did not discuss the terms of a potential transaction involving Squarespace during these meetings, though Permira did inquire during the January 26, 2023 meeting whether Squarespace would ever be interested in an acquisition transaction. On February 3, 2023, Mr. Casalena informed Permira that Squarespace was not interested in an acquisition transaction at that time.
On November 29, 2023, Mr. Casalena and Mr. Erlong held a meeting during which Mr. Erlong indicated that Permira was potentially interested in a potential transaction with Squarespace. Mr. Casalena did not substantively respond to Permira’s potential interest in a potential transaction at the meeting and no specific terms of a potential transaction were discussed during this meeting.
On December 13, 2023, Mr. Casalena and Mr. Erlong had a follow-up telephone call during which they further discussed Permira’s potential interest in a potential transaction with Squarespace. Mr. Casalena asked basic questions about the high-level typical timeline and process for a transaction to which Mr. Erlong replied with a basic outline. No specific terms of a potential transaction were discussed during this call.
On December 22, 2023, Mr. Casalena and Mr. Erlong had a follow-up telephone call during which they discussed Permira’s potential interest in a potential transaction with Squarespace and Mr. Casalena noted that he would reflect on the expressed interest. No specific terms of a potential transaction were discussed during this call.
In early 2024, Mr. Casalena had some brief discussions or calls with chief executive officers of a few portfolio companies of investment funds advised by Permira to discuss their general experiences with Permira as an equity investor.

In January and early February 2024, Mr. Casalena met individually with each of the other members of the Board during which he discussed with them Squarespace’s business prospects and strategic direction, including a potential transaction with Permira. During these meetings, Mr. Casalena informed the Board members of his discussions with Permira representatives.
On February 13, 2024, Mr. Erlong called Mr. Casalena to let him know an affiliate of Permira would be sending a formal proposal for a potential strategic transaction. Shortly after such call, Squarespace received a non-binding letter from an affiliate of Permira indicating Permira’s interest in acquiring Squarespace for $40.50 per share in cash, which was a 28% premium to Squarespace’s closing share price as of February 13, 2024, a 35% premium to Squarespace’s 90-day volume weighted average closing price and a 37% premium to Squarespace’s 52-week volume weighted average closing price (the “February Proposal”). The February Proposal indicated that Permira would welcome a roll-over or co-investment from Squarespace management at the appropriate time and that Permira was willing to partner with other existing Squarespace investors in connection with a potential transaction. The February Proposal also provided that if existing investors were interested in a roll-over of equity in a transaction with Permira, Permira would condition the transaction on approval by a special committee composed of independent directors of the Board and a majority vote of the Unaffiliated Company Stockholders. Squarespace’s Class A Shares closed trading on February 13, 2024 at $31.61 per share.
On February 14, 2024, Mr. Casalena sent the February Proposal to the Board and had a meeting with a representative from J.P. Morgan Securities LLC (“JPM”), Squarespace’s financial adviser on an ongoing basis since Squarespace’s direct listing. During the meeting, Mr. Casalena and the JPM representative discussed next steps regarding the February Proposal.
On February 16, 2024, the Board held a meeting, also attended by members of management of Squarespace, representatives of JPM and Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), Squarespace’s outside legal counsel. Representatives of JPM presented an overview of the February Proposal and various considerations related to potential next steps. Representatives of Skadden reviewed the Board’s fiduciary duties in considering a potential strategic transaction and discussed considerations and process related to the potential formation of a special committee of the Board in light of the fact that the February Proposal contemplated that existing Squarespace investors may participate in the potential transaction. During the meeting, the Skadden representatives disclosed that Skadden has historically represented and currently represents certain Permira Filing Parties on matters unrelated to Squarespace, noting that over the last two years, Skadden has advised certain Permira Filing Parties or their majority owned portfolio companies and affiliates on various public and non-public matters, including multiple publicly disclosed M&A transactions. In the last two years, Skadden has not provided advice to either General Atlantic L.P. (“General Atlantic”) or Accel. In addition, the Skadden representatives noted that, over the last two years, Skadden has advised Squarespace on various non-public matters. The Board discussed the February Proposal and potential options with respect to responding thereto. During the meeting, Mr. Casalena noted again that he had discussions with Permira representatives regarding Squarespace. The Board agreed to further consider the February Proposal and potential responses thereto at the upcoming regularly scheduled Board meeting on February 22, 2024.
On February 22, 2024, the Board held a meeting, also attended by members of management of Squarespace, and representatives of JPM and Skadden. Representatives of JPM discussed the February Proposal and certain process considerations. After the representatives of JPM left the meeting, Mr. Casalena further discussed with the Board his prior interactions with Permira and its representatives, including discussions with respect to Permira’s potential interest in a transaction with Squarespace. Representatives of Skadden advised the Board about a potential strategic review process and the role of a special committee in such a process. Mr. Casalena stated that, in light of the February Proposal and his controlling equity interest in Squarespace, if the Board determined to consider a potential transaction, he would be supportive of the formation of a special committee comprised of independent and disinterested directors and conditioning any transaction on the approval of such special committee as well as a majority of the Unaffiliated Company Stockholders. Representatives of Skadden discussed with the Board information relevant to assessing the independence of the proposed members of such a committee, Michael Fleisher, Jonathan Klein and Neela Montgomery, including their independence with respect to Permira as well as Mr. Casalena, General Atlantic and Accel in light of the fact that the February Proposal indicated that Permira would consider participation in a transaction by existing Squarespace investors, and the Board determined that they were each independent and disinterested for purposes of serving on a special committee. After due consideration and given the potential for conflicts of interest between the Unaffiliated Company Stockholders on the one hand and existing Squarespace investors on the other hand, including Mr. Casalena, General Atlantic and Accel, to the extent such investors were to participate in a potential transaction by rolling their equity interests or otherwise, the Board (i) authorized the formation of the Special Committee, (ii) authorized the Special Committee to consider, review and evaluate any strategic transactions or alternatives thereto, (iii) designated Michael Fleisher, Jonathan Klein and Neela Montgomery to serve as members of the Special Committee, with Mr. Fleisher to serve as Chair of the Special Committee, (iv) delegated to the Special Committee all the powers of the Board to evaluate, negotiate or determine not to proceed with and reject any potential strategic transaction, (v) authorized the Special Committee to retain its own advisors, (vi) authorized and empowered the Special Committee to do all acts as may be necessary or appropriate in its judgment to carry out the duties of the Special Committee, including the power under Section 203 of the DGCL to authorize and approve any potential transaction or any alternative thereto for purposes of Section 203 of the DGCL and (vii) resolved that for so long as the Special Committee exists, the Board would not approve or implement any strategic transaction unless the Special Committee, in its sole discretion, recommended such strategic transaction. Thereafter, the Board determined to authorize JPM to inform Permira that the February Proposal was not sufficiently attractive for the Board to pursue a transaction.
On February 24, 2024, JPM representatives informed Permira that the February Proposal was not sufficiently attractive for the Board to pursue a transaction but that Permira was welcome to submit requests for information if Permira believed additional information would support Permira making a higher proposal. Later that day, Permira submitted to representatives of JPM a list of due diligence materials that Permira was requesting access to in order to evaluate whether to improve on the February Proposal.
On February 28, 2024, Mr. Fleisher interviewed legal advisors to serve as the Special Committee’s counsel, including representatives of Richards, Layton & Finger, P.A. (“RLF”). During Mr. Fleisher’s interview of RLF, representatives of RLF provided high-level disclosures regarding its relationships with Squarespace, Mr. Casalena and Permira, noting that, in the past two years, RLF had not done work for Squarespace or Mr. Casalena and that RLF had done work for certain Permira Filing Parties for which RLF had received aggregate fees which were described as not being material to RLF from a financial perspective.
On March 1, 2024, the Special Committee held a meeting, also attended by Courtenay O’Connor, general counsel of Squarespace. At the meeting, the Special Committee determined to engage RLF to serve as legal counsel to the Special Committee based on RLF’s expertise, experience, independence, qualifications and reputation. On March 4, 2024, the Special Committee executed a formal engagement letter with RLF with respect to RLF’s engagement as legal counsel to the Special Committee.
On March 4, 2024, Mr. Casalena met with Carolyn Everson, a senior advisor to Permira, at a conference and discussed her experience with Permira, as well as Squarespace’s history. The parties did not discuss a potential transaction involving Squarespace during the meeting.
On March 8, 2024, the Special Committee held a meeting, also attended by Ms. O’Connor and representatives of RLF. At the meeting, the Special Committee and the RLF representatives discussed the strategic review process. An RLF representative advised the Special Committee members of their fiduciary duties in the context of a potential transaction involving Squarespace. An RLF representative noted that the Special Committee had been delegated the full power and authority of the Board with respect to considering a potential transaction with Permira or alternatives thereto. The Special Committee discussed Permira’s interest in a potential acquisition of Squarespace and the preliminary discussions between Mr. Casalena and Permira that had occurred. The Special Committee also discussed the process for interviewing and evaluating potential financial advisors. During the meeting, an RLF representative summarized the work that RLF had done for certain Permira Filing Parties, for which RLF had received aggregate fees which were described as not being material to RLF from a financial perspective, and noted that RLF had not done any work for Squarespace or Mr. Casalena in the past two years. During the meeting, an RLF representative also noted that RLF would be sending to each member of the Special Committee a questionnaire that was intended to help confirm the independence of each Special Committee member with respect to Permira, Mr. Casalena, General Atlantic, Accel and each of their respective affiliates. Later that day, RLF circulated a director questionnaire to the members of the Special Committee.
On March 13 and 14, 2024, the Special Committee held meetings, attended by representatives of RLF. During the meetings, the Special Committee interviewed prospective financial advisors to the Special Committee, including Centerview. During the meeting, Centerview provided high-level disclosures regarding its relationships with Squarespace, Mr. Casalena, Permira, General Atlantic and Accel.

On March 15, 2024, the Special Committee held a meeting, attended by representatives of RLF and (for a portion of the meeting) Ms. O’Connor. During the meeting, the Special Committee members discussed the authority that had been delegated to the Special Committee to conduct the strategic review process and the role of the Special Committee’s advisors in that process. After Ms. O’Connor left the meeting, the Special Committee members discussed the financial advisors the Special Committee had interviewed and determined to engage Centerview based on Centerview’s expertise, experience, qualifications, independence and reputation, subject to review of written relationship disclosures and negotiation of an engagement letter.
On March 16, 2024, Centerview provided written disclosures to the Special Committee and RLF regarding its relationships with Permira, Mr. Casalena, Squarespace, as well as Accel and General Atlantic and their respective affiliates.
On March 19, 2024, Mr. Fleisher, Mr. Casalena, Ms. O’Connor and Nathan Gooden, the chief financial officer of Squarespace, and representatives of Centerview and RLF held an introductory meeting to discuss Squarespace and the roles of management and the various advisors in the strategic review process, including that the Special Committee and its advisors would lead the process. The group asked for Mr. Casalena’s views on the strategic review process and goals for Squarespace given his role as its chief executive officer and largest stockholder with a majority of the voting power of Squarespace. Mr. Casalena indicated that he would like to retain a substantial stake in Squarespace following any transaction and that continuing to have a significant voice in the governance and control of the day-to-day management of Squarespace was also important to him.
Also, on March 19, 2024, a representative of Permira called a representative of General Atlantic, who later talked with Anton Levy, a member of the Board and a representative of General Atlantic, to inquire about the status of Permira’s diligence requests.
On March 20, 2024, Mr. Erlong called Mr. Casalena to check on the current status of discussion and process and asked if he would be willing to meet with a senior partner of Permira Advisers. On March 20, 2024, Mr. Casalena discussed whether he should have additional meetings with Permira representatives with Mr. Fleisher, and Mr. Fleisher asked Mr. Casalena not to meet with any Permira representatives until authorized by the Special Committee to do so. Later that day, Mr. Casalena contacted Mr. Erlong to let him know that the Special Committee had been established and that he would not be able to meet with Permira representatives any further unless authorized by the Special Committee to do so.
On March 21 and March 26, 2024, Mr. Erlong discussed with JPM the formation of the Special Committee and potential next steps in the Special Committee’s process. During these discussions, Mr. Erlong also discussed Permira’s concept of potentially tying certain of Mr. Casalena’s post-closing governance rights to a yet-to-be-determined performance metric if Mr. Casalena were to agree to a rollover. On or before March 26, 2024, JPM discussed Permira’s concept with Mr. Casalena.
On March 22, 2024, the Special Committee held a meeting, attended by representatives of RLF, and (for a portion of the meeting) representatives of Centerview and Ms. O’Connor. Mr. Fleisher reported that Squarespace’s management team was preparing a management presentation to be reviewed by the Special Committee in connection with the Special Committee’s strategic review process, and that subject to the Special Committee’s approval, the management presentation could be shared with potential bidders in connection with the strategic review process. The Special Committee discussed the strategic review process and the respective roles of the Special Committee, the Special Committee’s advisors, Squarespace’s advisors and Squarespace’s management in the process, and directed the Special Committee’s advisors to communicate to Squarespace’s management and advisors that the Special Committee and its advisors would lead and oversee the process. A representative of RLF reported that RLF had received a response to the director questionnaire from each member of the Special Committee and that none of the members of the Special Committee had reported any conflicts for purposes of serving on the Special Committee with respect to Permira, Mr. Casalena, General Atlantic, Accel and each of their affiliates. The Special Committee members discussed next steps in the process, including the timing for reaching out to third parties to gauge interest in a potential transaction. The Special Committee members and the Special Committee’s advisors discussed the introductory meeting held on March 19, 2024 with Mr. Casalena, including Mr. Casalena’s desire to retain a substantial stake in Squarespace following any transaction and have significant governance rights and control of the day-to-day management of Squarespace. The Special Committee members and their advisors discussed that, based on Mr. Casalena’s governance and control preferences as stated during the introductory meeting and the fact that strategic buyers had not contacted Squarespace about potential transactions since going public, it was unlikely that a strategic party would be willing to engage in a transaction with Squarespace. The Special Committee directed Centerview to prepare a list of proposed parties to include in the Special Committee’s outreach process for consideration by the Special Committee. After the Centerview representatives and Ms. O’Connor left the meeting, the Special Committee and the RLF representatives discussed the status of negotiations with Centerview regarding its engagement letter and reviewed Centerview’s relationship disclosures that had been previously provided to the Special Committee.
Following Permira’s inquiry on March 19, 2024 about its diligence requests, Mr. Levy discussed with Mr. Fleisher Permira’s inquiry. Mr. Fleisher determined to discuss the matter at the meeting of the Special Committee scheduled for March 26, 2024 and Mr. Levy agreed to continue to keep Mr. Fleisher informed of any outbound or inbound communications with Permira or any other potential bidders, including communications pertaining to General Atlantic.
On March 26, 2024, the Special Committee held a meeting, attended by representatives of RLF and representatives of Centerview. The Special Committee members discussed Permira’s recent outreach to representatives of Squarespace (including Mr. Levy) and its advisors regarding its due diligence requests and determined to inform Permira that responses would be provided in due course and that further inquiries and requests should be directed to the Special Committee and its advisors. The Special Committee and its advisors discussed the list of potential bidders that had been prepared by Centerview and timing considerations with respect to the outreach process. The Special Committee and its advisors considered and discussed the merits and risks of contacting both the financial sponsors and the strategic buyers on Centerview’s list. The Special Committee and its advisors discussed the range of potential prices and types of transactions that would be reasonably attainable. The Special Committee determined that it would be unlikely that strategic buyers would be willing to engage in the process given that such parties had never before contacted Squarespace about a potential strategic transaction, coupled with Mr. Casalena’s desire to maintain a significant equity stake in, significant governance rights over, and control of the day-to-day management of, Squarespace following a potential transaction. The Special Committee also discussed the increased likelihood of leaks and disclosure of sensitive information to Squarespace’s competitors that could be associated with an outreach to strategic bidders. After further discussion, the Special Committee determined not to contact strategic buyers at this time given the low likelihood that such outreach would lead to a successful transaction and authorized Centerview to proceed to initiate outreach to eight prospective financial sponsors, consisting of Permira, Party A, Party B, Party C, Party D, Party E, Party F and Party G, which the Special Committee believed were the most likely to be interested in a potential strategic transaction with Squarespace and able to provide an attractive valuation. The Special Committee members and the Special Committee’s advisors discussed alternative methods to gauge interest from strategics as part of the Special Committee’s strategic review process, including the ability to potentially negotiate for a go-shop in the merger agreement. The materials that were presented by representatives of Centerview at this meeting are filed as Exhibit 16(c)(iii) to the Rule 13e-3 Transaction Statement on Schedule 13E-3 filed by Parent, Merger Sub, Squarespace with respect to the transactions contemplated by the Original Merger Agreement (including all exhibits and any amendments or supplements thereto, the “Schedule 13E-3”).
On March 27, 2024, representatives of RLF, Skadden, Centerview and JPM held a meeting to discuss roles and responsibilities of each advisor during the strategic review process. During the meeting it was communicated and agreed among the advisors that the Special Committee, with the advice of RLF and Centerview, would lead the strategic review process and Centerview, at the direction of the Special Committee, would lead the outreach to, and subsequent negotiations with, potential bidders.
Also on March 27, 2024, against the backdrop that Mr. Casalena expected to maintain a significant equity stake in, significant governance rights over, and control of the day-to-day management of, Squarespace following a potential transaction, Mr. Casalena provided the Special Committee with a preliminary overview of certain key governance terms that would be important to him in deciding whether, as a stockholder, to vote in favor of a potential transaction and that he would want to reach an agreement on with any potential buyer prior to supporting any transaction.
On March 29, 2024, the Special Committee held a meeting, attended by representatives of RLF and Centerview and (for a portion of the meeting) Ms. O’Connor. Ms. O’Connor reported that Squarespace’s management team was in the process of preparing a management presentation for the Special Committee to review, provide feedback on and, subject to the Special Committee’s prior approval, share with potential bidders after each such bidder executed a non-disclosure agreement with Squarespace (each, an “NDA”). Ms. O’Connor also reported that Squarespace was organizing and reviewing due diligence materials for prospective bidders to review after signing an NDA. After Ms. O’Connor left the meeting, representatives of Centerview provided an update on each of the potential bidders that Centerview had contacted at the Special Committee’s direction, including additional detail on the status of discussions between Centerview and each of Permira, Party A, Party B, Party C, Party D, Party E, Party F and Party G, respectively. The Special Committee discussed whether to broaden the scope of initial outreach to financial sponsors and, after considering the risk of leaks and the low likelihood that other parties would be ready, willing and able to timely pursue a transaction that could be competitive with the February Proposal, determined not to contact any additional potential bidders at such time. The Special Committee members also discussed the overview of certain preliminary governance terms that Mr. Casalena had provided to the Special Committee on March 27, 2024 and timing considerations related to when and how best to share this information with potential bidders.
On March 29, 2024, Permira Advisers executed an NDA. The Permira Advisers NDA contained customary terms, including a standstill, but did not prevent Permira Advisers from bringing non-public proposals to Squarespace in a manner that did not require public disclosure.
On April 1, 2024, the Special Committee executed an engagement letter with respect to Centerview’s engagement as financial advisor to the Special Committee.
On April 2, 2024, Party D executed an NDA. The Party D NDA contained customary terms, including a standstill, but did not prevent Party D from bringing non-public proposals to Squarespace in a manner that did not require public disclosure.
On April 4, 2024, Party F executed an NDA. The Party F NDA contained customary terms, including a standstill, but did not prevent Party F from bringing non-public proposals to Squarespace in a manner that did not require public disclosure.
On April 5, 2024, the Special Committee held two meetings. The first meeting was attended by representatives of RLF and Centerview and (for a portion of the meeting) Ms. O’Connor. The Special Committee members discussed Squarespace’s management presentation materials and noted that preliminary feedback had been provided by the Special Committee members and the Special Committee’s advisors on such materials. A representative of Centerview also reported that Permira Advisers had executed an NDA and certain historical financial information had been shared with Permira. After Ms. O’Connor left the meeting, representatives of Centerview provided an update regarding Centerview’s outreach process and the status of discussions with each potential bidder. The Special Committee members discussed the upcoming management presentations with potential bidders, which were in the process of being scheduled, and Mr. Casalena’s role in the management presentations. The Special Committee members, representatives of Centerview and representatives of RLF discussed Mr. Casalena’s position that he maintain a significant equity stake in Squarespace as well as significant governance rights and control over the day-to-day management of Squarespace following any transaction and when such terms should be discussed with potential bidders. After discussion, the Special Committee determined that it would be appropriate for Mr. Casalena to discuss these topics at a high level with bidders in his capacity as the largest stockholder of Squarespace with an intention to participate in any potential transaction as a significant rollover stockholder, but that specific post-closing governance, control and economic terms should not be discussed with potential bidders during the management presentation meetings.
The Special Committee’s second meeting on April 5, 2024, was attended by Mr. Casalena, Mr. Gooden, Ms. O’Connor and representatives of Skadden, JPM, RLF and Centerview. Mr. Casalena and Mr. Gooden reviewed the management presentation materials and Squarespace’s long-range plan and projections for 2024 through 2027 with the Special Committee members. The Special Committee members provided feedback to Mr. Casalena and Mr. Gooden on the presentation materials and financial projections and asked the management team to address the feedback provided on the presentation materials and financial projections in advance of management presentations with potential bidders.
On April 8, 2024, a representative of Permira called Mr. Casalena to request an in-person dinner meeting if authorized by the Special Committee. Mr. Casalena indicated that he would discuss Permira’s request with the Special Committee.
On April 9, 2024, each of Party A, Party B, Party E and Party G executed an NDA. Each of these NDAs contained customary terms, including a standstill, but did not prevent the counterparty from bringing non-public proposals to

Squarespace in a manner that did not require public disclosure. All interested parties that signed an NDA received access to the same information regarding Squarespace via a secure, third-party data room. Information provided was comprehensive on the business, including a detailed management presentation, financial projections and revenue drivers, and operational metrics.
On April 9, 2024, the Special Committee held a meeting, attended by representatives of RLF and Centerview. A representative of Centerview reviewed an updated draft of the management presentation materials and noted that the long-range plan incorporated the feedback provided to Squarespace management by the Special Committee and Centerview during the Special Committee’s previous meeting. The Special Committee members discussed and asked questions about the long-range plan. After further discussion and due consideration, the Special Committee members approved the management presentation materials, including the long-range plan and financial projections for 2024 through 2027 included therein, and authorized them to be shared with potential bidders who had signed an NDA. The Special Committee members and the Special Committee’s advisors discussed the management presentation meeting that would be held with Permira later that day and Permira’s request for a dinner meeting with Mr. Casalena. The Special Committee members determined to support Mr. Casalena attending the dinner meeting with Permira representatives as long as it was also attended by a Centerview representative, but agreed that additional non-diligence related meetings should not occur until a bid at a price that the Special Committee was interested in considering had been submitted. The Special Committee members and their advisors discussed next steps in the process during which it was noted that General Atlantic had requested to review the management presentation materials with Squarespace’s management. The Special Committee determined that it would be willing to permit such discussions, subject to General Atlantic signing an NDA. The materials that were presented by representatives of Centerview at this meeting are filed as Exhibit 16(c)(iv) to the Schedule 13E-3.
Later on April 9, 2024, a management presentation attended by Mr. Casalena, Mr. Gooden, Ms. O’Connor, Ashley Dahl (Senior Director, FP&A), representatives of JPM and representatives of Centerview was held with representatives of Permira. Following the management presentation with Permira, JPM and Centerview maintained an open line of communication with Permira and discussed potential sources of financing for the proposed transaction, including whether any stockholders of Squarespace, including General Atlantic or Accel, would be open to potentially participating as an equity source of financing to Permira in the proposed transaction and the potential quantum of rollover or reinvestment from each such stockholder. At the same time, Centerview regularly communicated with Mr. Fleisher and RLF about its communications with Permira.
On April 10, 2024, a management presentation attended by Mr. Casalena, Mr. Gooden, Ms. O’Connor, Ms. Dahl, representatives of JPM and representatives of Centerview was held with representatives of Party B.
Also on April 10, 2024, Mr. Erlong had a breakfast meeting with Mr. Levy to discuss whether General Atlantic had any preliminary interest in potentially rolling a portion of their equity over in a potential transaction. Mr. Levy discussed the meeting with Mr. Fleisher and Mr. Fleisher asked Mr. Levy to continue to keep him informed of communications that he made or received from Permira and to direct material communications from Permira to the Special Committee and its advisors.
On April 11, 2024, a management presentation attended by Mr. Casalena, Mr. Gooden, Ms. O’Connor, Ms. Dahl, representatives of JPM and representatives of Centerview was held with representatives of Party F.
On April 12, 2024, the Special Committee held a meeting, attended by representatives of RLF and Centerview and (for a portion of the meeting) Ms. O’Connor. At the meeting, Ms. O’Connor reported on the status of management presentations with potential bidders and the diligence materials that had been made available to potential bidders. Representatives of Centerview provided an update on its outreach process to potential bidders. During the update, representatives of Centerview reported that Party D and Party E had withdrawn from the process and that Party C had not been responsive to requests from Centerview to confirm their interest in considering a potential transaction. Representatives of Centerview reported that management presentations had been held with Permira, Party B and Party F (each with Centerview present), and that meetings with Party A and Party G were scheduled for the following week. Representatives of Centerview provided an update to the Special Committee regarding the management presentation meeting held with Permira and on recent discussions with Permira. The Special Committee members discussed with representatives of RLF and representatives of Centerview timing considerations for engaging in further discussions with Permira and the other potential bidders. After such discussion, the Special Committee determined to set an initial bid deadline of April 26, 2024, and directed Centerview to inform potential bidders of the initial bid deadline. The Special Committee determined that it would be advisable to provide potential bidders with more detailed information regarding Mr. Casalena’s preferred post-closing governance terms so that they could be factored into initial bids. The Special Committee directed its advisors to ask Mr. Casalena to work with his counsel to prepare a list of his desired post-closing governance rights that could be provided to potential bidders in advance of the initial bid deadline.
Later that day, Mr. Casalena met with representatives of Wilson Sonsini Goodrich & Rosati, counsel to Mr. Casalena (“WSGR”), to discuss certain rights to include in the requested post-closing governance and rollover terms to share with the Special Committee. Thereafter, WSGR representatives provided a summary of Mr. Casalena’s preferred rollover and post-closing governance terms to the Special Committee, including that (i) he preferred to rollover at least two-thirds of his current holdings, (ii) that the rollover would result in him holding securities having economic terms consistent with any financial sponsor, (iii) that his post-transaction governance rights in the surviving entity would be consistent with (A) his existing governance rights, subject to ongoing achievement of to-be-agreed performance metrics, and (B) any protective provisions provided to any stockholder of the surviving entity other than Mr. Casalena, and (iv) that post-transaction he would serve as chief executive officer of the surviving entity with appropriate compensation.
On April 15, 2024, a management presentation attended by Mr. Casalena, Mr. Gooden, Ms. O’Connor, Ms. Dahl, representatives of JPM and representatives of Centerview was held with representatives of Party G.
Also on April 15, 2024, General Atlantic executed an NDA. The General Atlantic NDA contained customary terms, but did not include standstill provisions.
Also on April 15, 2024, Mr. Casalena had dinner with representatives of Permira, with a representative of Centerview attending, as previously authorized by the Special Committee. During this meeting, the attendees discussed Squarespace’s business model and trajectory, but did not discuss specific terms regarding a potential transaction between Permira and Squarespace.
On April 16, 2024, a management presentation attended by Mr. Casalena, Mr. Gooden, Ms. O’Connor, Ms. Dahl, representatives of JPM and representatives of Centerview was held with representatives of Party A.
Also on April 16, 2024, Mr. Casalena and Mr. Fleisher spoke briefly regarding the governance issues. Later that day, representatives of RLF and Centerview met with representatives of WSGR regarding Mr. Casalena’s proposed governance terms. Thereafter, Mr. Fleisher authorized Centerview to share the governance terms, in the form previously reviewed by the Special Committee, with potential bidders.
On April 17, 2024, the summary of Mr. Casalena’s proposed governance terms was made available to potential bidders via Squarespace’s virtual data room.
Also on April 17, 2024, Mr. Erlong had a brief telephone call with a representative of General Atlantic, during which they discussed the potential amount of a rollover/re-investment by General Atlantic. No agreement regarding participation in a transaction by General Atlantic was reached.
On April 18, 2024, a management presentation attended by Mr. Casalena, Mr. Gooden, Ms. O’Connor, Ms. Dahl, representatives of JPM and representatives of Centerview was held with representatives of General Atlantic.
On April 19, 2024, the Special Committee held a meeting, attended by representatives of RLF and Centerview and (for a portion of the meeting) Ms. O’Connor. At the meeting, Ms. O’Connor reported that all scheduled management presentations with potential bidders had been completed. After Ms. O’Connor left the meeting, a representative of Centerview reported that, as directed by the Special Committee, Squarespace’s management team had provided Centerview with financial projections that now extended to 2028 and 2029 (but that remained unchanged in years 2024 through 2027 that had previously been approved by the Special Committee and made available to potential bidders) in order for Centerview to complete its own valuation analysis. Representatives of Centerview then reviewed such additional projections with the Special Committee members and the Special Committee authorized Centerview to use the projections in performing its valuation work. Representatives of Centerview provided an update on the status of discussions with potential bidders. Representatives of Centerview reported that Party C, Party D and Party E had withdrawn from the process and that initial bid process letters had been sent to Permira, Party A, Party B, Party F and Party G. Representatives of Centerview noted that Permira had asked to have further discussions with General Atlantic and an initial discussion with Accel to determine whether either party had any interest in potentially participating as a source of equity financing for the proposed transaction. After discussion, the Special Committee authorized Permira to have such discussions with General Atlantic and Accel, but stated that specific discussions between the parties regarding Mr. Casalena’s proposed post-closing governance and rollover matters should be deferred until later in the process. Mr. Fleisher noted that following the dinner meeting held between Mr. Casalena and Permira earlier that week, he had discussed with Mr. Casalena that neither he nor Squarespace’s management should hold additional meetings with Permira other than scheduled diligence meetings unless authorized by the Special Committee. A representative of RLF reported that RLF would work with Skadden to prepare a draft of a merger agreement that could be shared with bidders after initial bids were submitted. The materials that were presented by representatives of Centerview at this meeting are filed as Exhibit 16(c)(v) to the Schedule 13E-3.
During the course of the next week, Skadden and RLF worked together to prepare the initial draft of the merger agreement that could be shared with any bidder who submitted a bid by the April 26 initial bid deadline.
On April 22, 2024, Mr. Casalena and other members of Squarespace’s management team met with representatives of Permira to discuss diligence matters related to Squarespace. No terms relating to the proposed transaction were discussed during these meetings.
On April 23, 2024, Mr. Casalena met with representatives of Permira to discuss diligence matters related to Squarespace. No terms relating to the proposed transaction were discussed during these meetings.
Also on April 23, 2024, members of Squarespace management met with representatives of General Atlantic to discuss diligence matters related to Squarespace.
On April 25, 2024, the Special Committee held a meeting, attended by representatives of RLF and Centerview. At the meeting, a representative of Centerview provided an update on the remaining potential bidders. During the update, it was noted that General Atlantic had held discussions with Permira about participating as an equity source of financing to Permira in the proposed transaction, as authorized by the Special Committee, and that Permira was continuing to seek a similar discussion with Accel. Representatives of Centerview reviewed Centerview’s preliminary valuation analysis as well as certain other financial information, including Squarespace’s historical stock price, financial performance as compared to selected competitors and analyst price targets, with the Special Committee. The Special Committee members, representatives of Centerview and representatives of RLF discussed Centerview’s valuation analysis. The Special Committee then discussed the upcoming bid deadline and determined to meet on April 27, 2024, to review and evaluate any bids. The materials that were presented by representatives of Centerview at this meeting are filed as Exhibit 16(c)(vi) to the Schedule 13E-3.
On April 26, 2024, Permira submitted a non-binding indication of interest to acquire Squarespace for $42.50 per share, which was a 20% premium to Squarespace’s closing share price as of April 25, 2024, a 27% premium to Squarespace’s 90-day volume weighted average price, a 57% premium to Squarespace’s two-year volume weighted average price and a 12% premium to Squarespace’s 52-week high share price (the “April 26 Proposal”). The April 26 Proposal contemplated a rollover / co-investment from Mr. Casalena of at least 75% of his existing equity stake in Squarespace as well as a reinvestment by other existing stockholders of Squarespace in the amount of $500 million to $1 billion. Consistent with its initial statement to Squarespace and given that the April 26 Proposal included rollover terms, Permira’s April 26 Proposal was expressly conditioned on approval of the Special Committee and a majority of the Unaffiliated Company Stockholders. The April 26 Proposal also contained proposed governance terms addressing the issues raised by Mr. Casalena, a letter from a prospective financing source, a list of outstanding diligence requests and an illustrative transaction timeline contemplating a targeted signing date during the week of May 13, 2024. Permira’s response regarding the governance matters proposed, among other things, that (i) Mr. Casalena would rollover at least 75% of his stake in Squarespace, (ii) Mr. Casalena would hold securities with economic terms consistent with any sponsor, (iii) subject to achievement of certain performance metrics, which Squarespace had not consistently met on a historical basis but which were reasonable based on Squarespace’s financial projections, Mr. Casalena would have full control over budget, personnel and day-to-day operations and would be entitled to retain the role of chief executive officer, (iv) Mr. Casalena would have certain protective provisions in the post-closing entity, including limited time-restrained veto rights in certain circumstances over an IPO or sale and the right to appoint two board members, and (v) Mr. Casalena would serve as the chief executive officer of Squarespace with appropriate compensation. Squarespace’s Class A Shares closed trading on April 26, 2024 at $35.53 per share.
None of Party A, Party B, Party C, Party D, Party E, Party F or Party G submitted a bid by the April 26 bid deadline and thereafter none of them participated further in the Special Committee’s strategic review process.

On April 27, 2024, the Special Committee held a meeting, attended by representatives of RLF and Centerview. The Special Committee members and the Special Committee’s advisors reviewed and discussed the key terms of the April 26 Proposal submitted by Permira. Mr. Fleisher reported that he spoke with Mr. Casalena regarding the April 26 Proposal and Mr. Casalena explained that he was willing to consider rolling the portion of his equity contemplated in the April 26 Proposal but that he did not think $42.50 per share was a sufficiently attractive price to vote in favor of the transaction in his stockholder capacity. The Special Committee and representatives of Centerview and RLF discussed the possibility of soliciting interest from any other potential bidders in light of the fact that only Permira had submitted a bid. During this discussion, the Special Committee discussed various factors, including, the time delay associated with soliciting new potential bidders, the potential for information leaks, the risk of Permira losing interest in a potential transaction and the likelihood that any other party would be willing to submit a bid. Following this discussion, the Special Committee determined that it was in the best interests of the Unaffiliated Company Stockholders to focus on pushing for a further price increase from Permira rather than soliciting interest from other parties. As a result of this determination, the Special Committee directed Centerview to inform Permira that the Special Committee was interested in continuing discussions with Permira, but that Permira would need to increase its offer price of $42.50 per share in order for Permira to move forward in the process. A representative of RLF then discussed with the Special Committee members the possibility of granting Permira a Section 203 waiver to permit Permira to engage in more extensive discussions with Mr. Casalena, General Atlantic and Accel regarding potential equity participation in the potential transaction if Permira increased its offer price and related considerations. The RLF representatives also provided an overview of the key terms of the auction draft of the Merger Agreement, noting, among other things, that it contained a go-shop and that the merger was conditioned on approval by a majority of the Unaffiliated Company Stockholders and a separate class vote of the Class A and Class B stockholders, each voting as a separate class. The materials that were presented by representatives of Centerview at this meeting are filed as Exhibit 16(c)(vii) to the Schedule 13E-3.
On April 29, 2024, an affiliate of Permira submitted a revised proposal to acquire Squarespace for an increased price of $43.25 per share, with the other non-price terms remaining identical to the April 26 Proposal, which was a 22% premium to Squarespace’s closing share price as of April 26, 2024, a 29% premium to Squarespace’s 90-day volume weighted average closing price, a 61% premium to Squarespace’s two-year volume weighted average closing price and a 14% premium to Squarespace’s 52-week high share price (the “April 29 Proposal”). The April 29 Proposal indicated that it was subject to Squarespace agreeing to an exclusivity period with Permira through May 15, 2024 to complete due diligence and finalize the documentation for the proposed transaction. The April 29 Proposal did not modify any terms contained in the April 26 Proposal relating to the governance requests from Mr. Casalena. Squarespace’s Class A Shares closed trading on April 29, 2024 at $35.56 per share.
During the course of that same day, the Special Committee members discussed the April 29 Proposal and agreed that it was sufficient for Permira to continue in the process. Accordingly, the Special Committee members instructed the Special Committee’s advisors to coordinate with Squarespace and its advisors to provide Permira with access to the additional diligence materials requested and with an initial draft of the Original Merger Agreement.
On April 30, 2024, an initial draft of the Original Merger Agreement was provided to Permira and Latham & Watkins LLP, legal counsel to Permira Advisers (“Latham & Watkins”).
Also on April 30, 2024, a representative of Accel contacted Mr. Casalena and Mr. Gooden to request access to Squarespace’s virtual data room in connection with its evaluation of whether to potentially provide a portion of the equity financing contemplated in the April 26 Proposal as coming from existing Squarespace stockholders. The Special Committee determined to permit Accel to access such diligence materials subject to Accel signing an NDA.
Also on April 30, 2024, representatives of Centerview had a brief telephone call with representatives of Permira to discuss Squarespace’s proposed sale of Tock LLC.
On April 30, 2024 and May 1, 2024, Mr. Casalena and other members of the Squarespace management team met with representatives of Permira. During these meetings, the parties discussed diligence matters concerning Squarespace and related matters, and did not discuss governance terms.
On May 1, 2024, Accel executed an NDA, following which certain of its representatives were provided with access to the virtual data room. Similar to the General Atlantic NDA, the Accel NDA contained customary terms, but did not include standstill provisions.

Also on May 1, 2024, the Special Committee held a meeting, attended by representatives of RLF and Centerview. During the meeting, the Special Committee members and the Special Committee’s advisors discussed the April 29 Proposal. Representatives of Centerview then advised the Special Committee members on timing considerations with regard to the proposed timeline included in the April 29 Proposal and Permira’s request for exclusivity. The Special Committee members and their advisors discussed negotiation strategies for increasing Permira’s offered price. The Special Committee decided to reject Permira’s request for exclusivity and directed Centerview to give Permira a deadline of May 9, 2024 to submit a better proposal after conducting additional due diligence, including with respect to the proposed sale of Tock LLC. The Special Committee also authorized RLF to work with Skadden to negotiate the terms of the Original Merger Agreement and related transaction documents with Latham & Watkins. The Special Committee also unanimously approved resolutions granting a waiver under Section 203 of the DGCL pursuant to which Mr. Casalena, General Atlantic and Accel (and their respective affiliates) were permitted to enter into more detailed discussions with each other and Permira in connection with the potential transaction, but the Special Committee retained final authority over whether or not to approve any final transaction or transaction documents that were negotiated (the “Section 203 Waiver”).
On May 2, 2024, the Board held a regularly scheduled meeting, also attended by members of management during which management provided the Board with an update on Squarespace’s financial performance. During this meeting, Mr. Fleisher provided the Board with a general update regarding the Special Committee’s process and that the April 26 Proposal and the April 29 Proposal had been received, but did not discuss the Special Committee’s views on the terms or price proposed by Permira in the April 26 Proposal or the April 29 Proposal.
Also on May 2, 2024, Mr. Casalena and other members of Squarespace’s management team met with representatives of Permira to discuss diligence matters related to Squarespace. From May 2, 2024 through May 8, 2024, Squarespace management held a series of due diligence meetings regarding Squarespace’s business with Permira representatives and advisors.
Also on May 2, 2024, representatives of Latham & Watkins, RLF and Skadden met to discuss the initial draft of the Original Merger Agreement.
From May 2, 2024 through May 12, 2024, Mr. Erlong and a representative of General Atlantic had a series of brief telephone calls to discuss the potential transaction, the quantum of General Atlantic’s rollover and/or reinvestment and status of General Atlantic’s diligence. No terms of a governance proposal were discussed during these meetings.
Also on May 2, 2024, Mr. Erlong and Andrew Young, a partner of Permira Advisers had a brief telephone call with a representative of Accel, which was followed by a meeting between Mr. Young and a representative of Accel on May 10, 2024 and a telephone call between Mr. Patel and a representative of Accel on May 11, 2024. The purpose of each of the telephone calls and the meeting with Accel was for Permira to better acquaint itself with Accel so that Permira could determine whether it would be comfortable having Accel participate in the proposed transaction as a potential source of equity financing. No terms of a governance proposal were discussed during these meetings.
On May 4, 2024, additional diligence materials related to Tock LLC were made available to Permira Advisers via Squarespace’s virtual data room. Such additional disclosure materials included the material terms of the proposed sale of Tock LLC, including the proposed $400,000,000 purchase price.
From May 4, 2024 through the execution of the Original Merger Agreement, representatives of WSGR and Latham & Watkins held periodic discussions regarding the post-closing governance terms.
On May 5, 2024, Latham & Watkins provided their comments to the initial draft of the Original Merger Agreement. Latham & Watkins deleted the go-shop provision in its entirety and restricted the no-shop provision. In addition, Latham & Watkins deleted the two-tiered fee concept differentiating a termination during the go-shop period and no-shop period, and proposed a single company termination fee of 4% of Squarespace’s equity value as implied by Permira’s per share offer price. Latham & Watkins also lowered the reverse termination fee to 5%, which was decreased from the 7% proposed. Latham & Watkins generally made buyer-friendly revisions to the representations and warranties, interim operating covenants, and material adverse effect definition. Latham & Watkins generally accepted the antitrust covenant in the auction draft of the Original Merger Agreement (including the “hell or high water” standard of efforts to obtain antitrust clearance, with respect to controlled Affiliates of Parent), and agreed to make payments in respect of Squarespace’s vested RSUs, PSUs and in-the-money Squarespace Options, although any such equity awards, if unvested, would convert into cash awards to be paid as and when the applicable vesting conditions are satisfied.

Also on May 5, 2024, Mr. Casalena and Mr. Erlong met to discuss equity participation in the potential transaction and the post-closing governance arrangements. On May 6, 2024, Mr. Casalena and Mr. Erlong had a follow-up meeting to discuss the same topics. On the same day, Mr. Casalena had separate calls with a representative of each of Accel and General Atlantic to discuss their potential rollover and/or reinvestment commitments in connection with a potential transaction.
On May 6, 2024, the Special Committee acted by unanimous written consent to adopt resolutions expanding the previously granted Section 203 Waiver to permit Permira, Mr. Casalena, Accel and General Atlantic to engage in discussions regarding the potential transaction with Permira’s potential and existing limited partners or co-investors and potential financing sources.
On May 7, 2024, Skadden and RLF provided their comments to Latham & Watkins, in response to their draft of the Original Merger Agreement. Skadden and RLF reinserted the go-shop provision and revised the no-shop language to be more favorable to Squarespace. Skadden and RLF in addition reinserted the two-tiered company termination fee concept and proposed 3% for the company termination fee during the no-shop period and 1.5% for the go-shop termination fee. Skadden and RLF proposed a reverse termination fee of 6.5%. Skadden also reversed certain of Latham & Watkins’ edits to the representations and warranties, interim operating covenants and material adverse effect definition and made limited revisions to the antitrust covenant and provisions relating to payments in respect of equity awards.
Also on May 7, 2024, representatives of Permira and Accel (with a representative of Centerview present) met by videoconference to discuss the potential transaction.
On May 8, 2024, a management presentation attended by members of Squarespace management and representatives of JPM and Centerview was held with representatives of Accel. Also on that day, a representative of Accel met briefly with Mr. Casalena, with a representative of Centerview present, to discuss the proposed transaction.
Also on May 8, 2024, the Special Committee held a meeting, attended by representatives of RLF and Centerview. At the meeting, it was noted that Permira was expected to make its final bid on May 9, 2024. RLF representatives provided an update on the negotiations with Latham & Watkins regarding the Original Merger Agreement. Representatives of RLF and Centerview provided further updates on the negotiation process with Permira, including advising the Special Committee that Mr. Casalena, General Atlantic and Accel had met with Permira to discuss their possible equity participation in the potential transaction and certain post-closing governance matters. The Special Committee discussed timing and negotiation considerations related to the potential transaction.
On May 9, 2024, an affiliate of Permira submitted a revised proposal to acquire Squarespace for $44.00 per share, which Permira indicated was its best and final proposal and which was a 20% premium to Squarespace’s closing share price as of May 9, 2024, a 29% premium to Squarespace’s 90-day volume weighted average closing price, a 62% premium to Squarespace’s two year volume weighted average price and a 15% premium to Squarespace’s 52-week high share price, and reflected the full value Permira ascribed to the proposed sale of Tock LLC based on the diligence materials received (the “May Proposal”). The May Proposal contemplated a rollover by Mr. Casalena of 75% of his existing equity stake in Squarespace as well as a rollover/reinvestment by General Atlantic and Accel in the amount of $700 million in the aggregate. Along with the May Proposal, an affiliate of Permira submitted its markup of the Original Merger Agreement, revised post-closing governance terms and markups of the disclosure letters to the Original Merger Agreement, form of equity commitment letter, Fee Funding Agreement, form of support agreement, Debt Commitment Letter and customarily redacted fee letters to the Debt Commitment Letter. The terms of the draft Original Merger Agreement submitted by an affiliate of Permira in connection with the May Proposal conditioned the merger on approval by the Special Committee and a majority of the Unaffiliated Company Stockholders. The revised post-closing governance terms (i) provided that Mr. Casalena would rollover at least 75% of his stake in Squarespace, (ii) provided that Mr. Casalena would hold securities with economic terms consistent with any sponsor, (iii) provided that, subject to achievement of certain company performance metrics, which Squarespace had not consistently met on a historical basis but which were reasonable based on Squarespace’s financial projections, Mr. Casalena would have full control over budget, personnel and day-to-day operations (subject to limitations on acquisitions above certain thresholds, setting certain executive compensation, employee equity compensation and borrowing other than draws from Squarespace’s revolver facility below a threshold) and would be entitled to retain the role of chief executive officer, (iv) Permira will have customary veto rights, (v) outlined certain protective provisions that Mr. Casalena would have in the post-closing entity, including limited time-restrained veto rights in certain circumstances over an IPO or sale, (vi) contained customary minority protective for General Atlantic and Accel, (vii) provided that Mr. Casalena would have the right to appoint two of eight board members with each of General Atlantic and Accel being entitled to appoint one board member and Permira having the right to appoint four board members, and (viii) contemplated that Mr. Casalena’s compensation would be appropriate, as determined by the post-closing board. Squarespace’s Class A Shares closed trading on May 9, 2024 at $36.82 per share.
Also on May 9, 2024, Mr. Casalena had several calls with representatives of Permira regarding the details of the post-closing governance matters contained in the May Proposal and had an informal meeting with Ms. Everson (with a representative of Centerview attending) to discuss potential future collaboration if a transaction were to proceed.
On May 10, 2024, the Special Committee held a meeting, attended by representatives of RLF and Centerview. During the meeting, the Special Committee members and the Special Committee’s advisors discussed the May Proposal (including the post-closing governance terms), which Permira had stated was its best and final offer, and Permira’s proposed revisions to the Original Merger Agreement and various other transaction documents. Representatives of Centerview provided an overview of the negotiations with Permira to date, noting that Permira had increased its offer price three times from $40.50 per share price in the February Proposal to its offer price of $44.00 per share. Representatives of Centerview advised the Special Committee that assuming no material changes were made to the May Proposal, if requested by the Special Committee, Centerview would be able to render a fairness opinion based on the $44.00 per share price. The Centerview representatives also advised the Special Committee that they believed Permira was unlikely to increase its price any further. Representatives of RLF advised the Special Committee members on their fiduciary duties in considering the May Proposal and provided an overview of the terms of the Original Merger Agreement. Representatives of RLF noted that the go-shop provision had been deleted by Permira in its markup of the Original Merger Agreement. Representatives of RLF advised the Committee regarding the go-shop provision, noting that the Special Committee had run a robust solicitation process and that a go-shop provision was not needed if the Special Committee was satisfied that it had received the best price reasonably available. Representatives of RLF advised the Special Committee that even if the Original Merger Agreement did not contain a go-shop provision, third parties would still have an opportunity to submit alternative offers during a passive post-signing window-shop period. To this end, representatives of RLF noted that instead of a go-shop, the Special Committee could seek a relatively low termination fee so that there would be a low barrier to entry if any third party wanted to make an unsolicited offer. The Special Committee members and their advisors discussed Permira’s deletion of the go-shop provision, as well as the proposed termination fees, and considered potential responses to those points and other open points in the Original Merger Agreement. After further discussion, the Special Committee determined that the offer price of $44.00 per share was the best price reasonably available to Squarespace and the Unaffiliated Company Stockholders and determined to move forward towards recommending the proposed transaction with Permira to the Board subject to negotiation and review of the final Original Merger Agreement and other transaction documents. In accordance with this determination, the Special Committee directed Centerview to communicate to Permira that Permira’s offer of $44.00 per share was agreeable to the Special Committee but that the terms of the Original Merger Agreement and other transaction documents needed to be finalized before the Special Committee would be willing to move forward with Permira’s offer. The Special Committee also directed Centerview to inform Permira that it could engage in more detailed discussions about the post-closing governance issues with Mr. Casalena, General Atlantic and Accel regarding the potential transaction.
On May 10, 2024, Centerview called Permira to formally accept on behalf of the Special Committee the offer of $44.00 and relay the other aspects of the Special Committee’s directions.
Following the submission of the May Proposal, and as authorized by the Special Committee, Mr. Casalena and representatives of Permira, General Atlantic and Accel engaged in various conversations and negotiations regarding the potential transaction, including related to financing the transaction (including the portion that would be financed with existing stockholder equity investment in the transaction) and details of certain go-forward governance rights.
From May 10, 2024 until May 12, 2024, the advisors to the Special Committee and Squarespace engaged in numerous discussions and negotiations with Permira and its advisors to negotiate and finalize the terms of the Original Merger Agreement and the other transaction documents. On May 10, 2024, representatives of RLF, Skadden and Latham & Watkins met to discuss the terms of the revised Original Merger Agreement that Permira had submitted along with the May Proposal. Among other things, the parties discussed Permira’s deletion of the go-shop provision and the amount of the termination fees payable by Squarespace and Permira under certain circumstances in Permira’s revised draft of the Original Merger Agreement, which had been increased, in the case of the termination fee payable by Squarespace, from 3% to 3.5% and decreased, in the case of the termination fee payable by Permira, from 6.5% to 5.5% (based on equity value related only to the Unaffiliated Company Stockholders). Later in the evening of

May 10, 2024, representatives of Skadden provided a revised draft of the Original Merger Agreement, which incorporated feedback from RLF, to Latham & Watkins which, among other things, accepted Permira’s deletion of the go-shop provision and decreased the 5.5% termination fee payable by Permira and decreased the termination fee payable by Squarespace to 3% from 3.5%.
On May 11, 2024, representatives of RLF, Skadden and Latham & Watkins met to discuss the terms of the revised draft of the Original Merger Agreement that Skadden had circulated the prior evening. Among other things, the Latham & Watkins representatives discussed that in the next draft of the Original Merger Agreement Permira would be proposing to reduce the termination fee payable by Permira to be based on overall equity value (as opposed to equity value related only to the Unaffiliated Company Stockholders), and that as a result the termination fee payable by Permira would be reduced from 5.5% of equity value (in RLF and Skadden’s May 10 draft) to 3.5% of equity value. Later in the afternoon of May 11, 2024, representatives of Latham & Watkins provided a revised draft of the Original Merger Agreement to Skadden which, among other things, decreased the termination fee payable by Permira from 5.5% to 3.5%.
On May 12, 2024, the Special Committee held two meetings. The first meeting was attended by representatives of RLF and Centerview. At the meeting, representatives of RLF provided an update on the status of the Original Merger Agreement and the other transaction documents and summarized the negotiations that had occurred between the parties with respect to the key changes to the terms of the Original Merger Agreement, including the elimination of the go-shop and amount of the termination fees, since the May 10 meeting of the Special Committee. After discussion, the Special Committee determined that the proposed terms of the Original Merger Agreement were acceptable and directed RLF to work with Skadden and Permira’s advisors to finalize the terms of the Original Merger Agreement. A representative of RLF advised the Special Committee regarding the Special Committee members’ fiduciary duties in connection with considering the transaction, as well as the standards of review applicable to the Special Committee’s actions and decisions in connection with the transaction. Representatives of RLF then reviewed the Special Committee’s process to date and certain additional factors for the Special Committee to consider in connection with the proposed transaction. The Special Committee members discussed and reviewed updated relationship disclosures provided by Centerview to the Special Committee prior to the meeting. A representative of RLF described the nature and amount of work RLF had performed in the last five years for certain Permira Filing Parties (for which RLF received fees in the aggregate less than $250,000), General Atlantic (for which RLF received fees in the aggregate less than $850,000) and Accel (for which RLF received fees in the aggregate less than $250,000), noting that none of the fees received for this work were viewed as being material to RLF from a financial perspective, and confirmed that RLF had not done any work for Squarespace or Mr. Casalena in the last five years. Representatives of Centerview noted that they would be prepared to present Centerview’s financial analysis and render Centerview’s fairness opinion, if requested by the Special Committee, at the Special Committee’s scheduled afternoon meeting later that day.
The Special Committee’s second meeting on May 12, 2024, was attended by representatives of RLF and Centerview. At the meeting, a representative of RLF reported that the Original Merger Agreement had been finalized, but that the interim investors agreement between Permira, Mr. Casalena, General Atlantic and Accel (the “Interim Investors Agreement”) to which Squarespace would not be a party was continuing to be negotiated and finalized. The representatives of Centerview summarized the strategic review process to date, noting Centerview had solicited interest from eight financial sponsors (including Permira), seven of such sponsors had executed NDAs, five of such sponsors had held meetings with Squarespace’s management team, and only Permira had submitted a bid. A representative of Centerview also reviewed the key terms of the May Proposal, including the price of $44.00 per share and the financing sources and uses for the proposed transaction, the premiums, valuation multiples and enterprise values implied by Permira’s final offer and prior offers, and Squarespace management’s long-range plan and financial projections for 2024 through 2029, as previously approved by the Special Committee. A representative of Centerview also advised the Special Committee that based on Centerview’s valuation analysis, Centerview was prepared to provide its fairness opinion at the Special Committee’s request. Next, a representative of RLF provided a summary of the key terms of the Original Merger Agreement and the other transaction documents, including the treatment of equity awards, the closing conditions (including the requirement that the Original Merger Agreement be approved by a majority of the Unaffiliated Company Stockholders as well as by separate class votes by the holders of the Class A Shares and Class B Shares), the level of efforts required by the parties to obtain regulatory approval, the covenants of the parties (including the no solicitation provision applicable to Squarespace), the termination fees payable by the parties under certain circumstances, the support agreements to be entered into by Mr. Casalena, Accel and General Atlantic and other key terms. Following this discussion, a representative of RLF reviewed with the Special

Committee proposed resolutions related to the transaction. Following additional discussion, the meeting was adjourned to give the parties additional time to finalize all of the transaction documents. The meeting was reconvened later that evening after the Special Committee members and their advisors had received final versions of each of the transaction documents (including but not limited to, the Original Merger Agreement and disclosure letters to the Original Merger Agreement, in each case including all exhibits, annexes and schedules thereto) and the Special Committee members and their advisors discussed the final terms of the transaction documents, including the revisions that had been made with respect to post-closing governance rights, which included, (i) revisions to the protective provisions of Mr. Casalena and the other investors and additional detail regarding the financial metrics to be achieved, (ii) revisions to the board composition of the post-closing entity, and (iii) further detail regarding other miscellaneous provisions related to the governance of the post-closing entity, including transfer restrictions, co-sale rights, registration rights, preemptive rights, information rights and tax matters (in the case of each of Accel and General Atlantic, consistent with rights typically provided to minority investors). After this discussion, and after the representatives of Centerview reviewed with the Special Committee Centerview’s financial analysis of the $44.00 per share price, upon request by the Special Committee, a representative of Centerview rendered to the Special Committee an oral opinion, which was subsequently confirmed by delivery of a written opinion, dated May 12, 2024, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations, upon the review undertaken in preparing its opinion, the $44.00 per share price to be paid to the Unaffiliated Company Stockholders (other than as specified in such opinion) pursuant to the Original Merger Agreement was fair, from a financial point of view, to such holders. After further discussion, the Special Committee unanimously approved and adopted resolutions (i) declaring the Original Merger Agreement, the related transaction documents and the transactions contemplated thereby advisable, fair to, and in the best interests of Squarespace and its stockholders, including the Unaffiliated Company Stockholders, (ii) approving of the Original Merger Agreement, transaction documents and the transactions contemplated thereby for purposes of Section 203 of the DGCL and (iii) recommending that the Board approve, adopt and declare advisable and in the best interests of Squarespace and its stockholders, including the Unaffiliated Company Stockholders, the Original Merger Agreement, the transaction documents and the transactions contemplated thereby and recommend and submit the same to Squarespace’s stockholders for adoption. The materials that were presented by representatives of Centerview at this meeting are filed as Exhibit 16(c)(ii) to the Schedule 13E-3.
Later on May 12, 2024, following the conclusion of the reconvened meeting of the Special Committee, the Board held a meeting attended by members of Squarespace management and representatives of Skadden, JPM, RLF and Centerview. During the meeting, Mr. Fleisher provided the Board with an overview of the Special Committee’s process to date, summarizing the outreach process conducted by Centerview and the history of negotiations with Permira that ultimately resulted in the May Proposal. Representatives of Centerview provided the Board with an overview of Centerview’s financial analysis that was presented to the Special Committee and advised the Board that Centerview had rendered a fairness opinion to the Special Committee. Representatives of Skadden provided a detailed summary of the Original Merger Agreement and the other transaction documents, final versions of which were provided to the Board prior to the meeting, including all exhibits, annexes and schedules thereto. After further discussion, the Board adopted resolutions approving the Original Merger Agreement and recommending the Original Merger Agreement to the stockholders. The Board also adopted resolutions approving certain other transactions in connection with the merger, including the support agreements to be entered into by Mr. Casalena, Accel and General Atlantic, the fee funding agreement between certain Permira-affiliated entities, Parent and Squarespace, and certain treatment of equity awards. The Board further authorized the execution and filing of certain exhibits to the Original Merger Agreement, securities laws filings and regulatory filings, each as prescribed by applicable laws. The materials that were presented by representatives of Centerview at this meeting are filed as Exhibit 16(c)(viii) to the Schedule 13E-3.
On May 13, 2024, the parties executed the Original Merger Agreement and the other transaction documents before market open and publicly announced the entry into the Original Merger Agreement.
On June 14, 2024, the Special Committee held a meeting attended by representatives of RLF and Centerview. During the meeting, the Special Committee reviewed and approved the filing of the preliminary proxy statement.
On August 2, 2024, Squarespace filed a Form 10-Q announcing its second quarter 2024 financial results and filed a revised preliminary proxy statement with respect to the Special Meeting.

On August 13, 2024, following indications from the SEC that it had completed its substantive review of the preliminary proxy statement, the Board acted by unanimous written consent to adopt several resolutions relating to the administration of the Special Meeting, including setting the meeting date and record date.
On August 14, 2024, Glazer Capital, LLC (“Glazer”) publicly announced that it beneficially owned 2.5 million shares of Company Common Stock and had issued an open letter to the Board detailing its opposition to the Merger (the “Glazer Letter”).
On August 15, 2024, the Special Committee held a meeting attended by representatives of RLF and Centerview. During the meeting, the Special Committee members and their advisors discussed the Glazer Letter and potential responses thereto. Representatives of RLF and Centerview advised the Special Committee that it appeared that Glazer and other stockholders had bought into Squarespace following the announcement of the Original Merger Agreement and may be pursuing an “arbitrage” strategy with respect to the transaction. The Special Committee also discussed the potential impact of public stockholder opposition to the proposed transaction with Permira, including the possibility that Permira could determine to offer a higher price if a substantial number of stockholders were not willing to approve the merger at the current price. The Special Committee also reviewed the definitive proxy statement and approved the filing of the definitive proxy statement in substantially the form provided to the Special Committee at the meeting.
On August 22, 2024, the definitive proxy statement with respect to the Merger and Amendment No. 3 to the Schedule 13E-3 were filed with the SEC. Squarespace also commenced mailing the definitive proxy statement and form of proxy card to Squarespace stockholders on or about August 22, 2024.
At various points following the initial announcement of the transaction, the Board and the Special Committee were informed of, or discussed with their respective advisers, stockholder feedback regarding the transaction.
Following the filing of the definitive proxy statement, representatives of Innisfree M&A Incorporated (“Innisfree”), Squarespace’s proxy solicitor in connection with the Special Meeting, engaged in discussions and conducted outreach to Squarespace stockholders in an effort to solicit stockholder votes in favor of the adoption of the Original Merger Agreement at the Special Meeting during which stockholders provided feedback regarding the transaction. Throughout August 2024, the closing stock price of Squarespace’s Class A Shares was consistently above $44.00 per share. Innisfree noted in discussions with Squarespace management and other advisors to Squarespace and the Special Committee that it may be difficult to obtain the necessary stockholder approval to adopt the Original Merger Agreement at the Special Meeting if Squarespace’s Class A Shares continued to trade above the deal price.
On August 28, 2024, the Special Committee acted by unanimous written consent to adopt resolutions approving certain amendments to the support agreements entered into by Mr. Casalena and the General Atlantic Rollover Stockholder. These amendments as well as amendments to certain other documents entered into by and among Permira, Mr. Casalena, Accel and the General Atlantic Rollover Stockholder in connection with the Original Merger Agreement were subsequently disclosed on Amendment No. 4 to the Schedule 13E-3, which was filed with the SEC on August 30, 2024.
On August 30, 2024, representatives of Centerview had a discussion with representatives of JPM about the possibility of seeking a revised proposal from Permira.
On September 1, 2024, Mr. Fleisher met with representatives of Centerview and RLF to discuss the possibility of seeking a revised proposal from Permira. On the same day, Mr. Casalena and Mr. Fleisher had a call to discuss the status of the transaction with Permira as well as process and timing considerations with respect to potential engagement with Permira regarding modifications to the proposed Merger. During the call, they determined that Mr. Casalena would contact Permira and that Mr. Fleisher would have Centerview contact representatives of Goldman Sachs & Co. LLC (“Goldman Sachs”), Permira’s financial advisor, to discuss the possibility that Permira would submit a revised proposal. Thereafter, Mr. Fleisher directed Centerview to contact Goldman Sachs, and Mr. Casalena had discussions with a representative of Permira regarding the status of the transaction and potential modifications to the proposed Merger. The representative of Permira noted to Mr. Casalena that Permira was not institutionally supportive of a price increase at that time and believed such support would be difficult to obtain internally.

Consistent with Mr. Fleisher’s directions, representatives of Centerview had discussions on September 1, 2024 and September 2, 2024 with representatives of Goldman Sachs regarding the likelihood of the merger not being approved at the current price. Thereafter, representatives of Goldman Sachs discussed their conversation with Centerview with representatives of Permira.
On September 3, 2024, Mr. Fleisher met separately with the other members of the Special Committee, Ms. Montgomery and Mr. Klein, to update them with respect to the status of the transaction and discussions with Permira regarding potentially submitting a revised proposal. Also on September 3, 2024, Mr. Fleisher, Mr. Casalena and representatives of Squarespace management, Skadden, RLF and Innisfree held a meeting, during which they discussed the likelihood of obtaining the necessary stockholder approval to adopt the Original Merger Agreement at the Special Meeting if Institutional Shareholder Services Inc. (“ISS”) recommended that Squarespace stockholders vote against the transaction.
During the week of September 2, 2024, Mr. Casalena and representatives of Permira, General Atlantic and Accel met to discuss their respective willingness to support potential modifications to the proposed Merger. The representatives of Permira noted that Permira was not institutionally supportive of a price increase and believed such support would be difficult to obtain internally.
On the morning of September 5, 2024, following discussions with Squarespace and RLF, a representative of Skadden contacted a representative of Latham & Watkins asking about Permira submitting a revised proposal. The representative of Latham & Watkins stated that no revised proposal had been approved by Permira but acknowledged the matter was subject to ongoing discussion.
Later on September 5 and in the morning on September 6, 2024, representatives of Skadden and RLF further discussed with a representative of Latham & Watkins the possibility of Permira submitting a revised proposal. During those discussions, Latham & Watkins noted that there was no update to Permira’s position.
Later on September 6, 2024, ISS published a report recommending that stockholders vote against the proposal to adopt and approve the Original Merger Agreement. As noted in the report, ISS did not meet with Squarespace prior to publishing its report.
Squarespace’s Class A Shares closed trading on September 6, 2024 at $45.30 per share. After the close of the trading day on September 6, 2024, representatives of Goldman Sachs informed representatives of Centerview that the Special Committee could expect to receive a revised proposal from Permira later that day.
Later on September 6, 2024, Permira submitted a revised proposal (the “Revised Proposal”) contemplating that (A) the Original Merger Agreement would be amended and restated to (i) increase the consideration to be paid for each share of capital stock of Squarespace from $44.00 to $46.50 and (ii) restructure the transaction such that the Merger would be affected following a first-step tender offer in accordance with Section 251(h) of the DGCL, and (B) a mutually-agreeable investor presentation with respect to the revised transaction would be publicly filed on September 9, 2024 before market open. The Revised Proposal also noted that it was Permira’s best and final proposal and that Permira would require any announcement of the Revised Proposal, if accepted by Squarespace, to note that such proposal was “best and final.” Later that day, representatives of RLF, Skadden and Latham & Watkins met to discuss the terms of the Merger Agreement. During discussions, representatives of Latham & Watkins noted that Permira wanted to structure the transaction as a first-step tender offer followed by a merger because (i) given the volume of trading in Shares since the August 19th record date for the Special Meeting, the opportunity to vote no longer resided with some of the current stockholders of Squarespace, (ii) setting a new date for a stockholder meeting would very likely extend closing longer than it would take to close the Offer and (iii) the Revised Proposal was Permira’s “best and final” offer and Permira wanted to take the Revised Proposal directly to Squarespace’s stockholders.
On September 7, 2024, representatives of Latham & Watkins provided an initial draft of the Merger Agreement to Skadden and RLF. As contemplated by the Revised Proposal, the Merger Agreement provided for an increased purchase price of $46.50 per share and contemplated that the Merger would be consummated following a first-step tender offer in accordance with Section 251(h) of the DGCL. The Merger Agreement also provided for an increase to the termination fees payable by Squarespace (from $198,700,000 in the Original Merger Agreement to $210,493,094.39) and Permira (from $231,816,666.67 in the Original Merger Agreement to $245,575,276.79) under certain circumstances, which increase was proportionate to the increase in the purchase price. The Merger Agreement provided that the closing of the tender offer would be conditioned upon, among other things, a majority of the outstanding shares of Company Common Stock held by the Unaffiliated Company Stockholders being tendered in the Offer and the Buyer Parties had irrevocably committed that such condition was not waivable. Later that day, representatives of Skadden and RLF provided comments on the Merger Agreement to Latham & Watkins that clarified that any waivers or consents given by Squarespace under the new tender offer provisions would first need to be approved by the Special Committee.
On the morning of September 8, 2024, the members of the Special Committee met in executive session to discuss the Revised Proposal. During the meeting, Mr. Fleisher provided the Special Committee with an overview of the Revised Proposal and the Special Committee members discussed the Revised Proposal.
Later on September 8, 2024, the Special Committee held a meeting attended by representatives of RLF and Centerview. Representatives of RLF provided the members of the Special Committee with a summary of the key terms of the Merger Agreement and the discussions that had occurred between the parties with respect to the Merger Agreement. A representative of RLF advised the Special Committee regarding the Special Committee members’ fiduciary duties in connection with considering the Merger Agreement. The Special Committee reviewed the updated relationship disclosures provided by Centerview to the Special Committee in advance of the meeting, which are disclosed in the section of the Schedule 14D-9 captioned “Item 4—The Solicitation or Recommendation—Opinion of Centerview.” A representative of Centerview also reviewed the key financial terms of the Merger Agreement, including the increased price of $46.50 per share. A representative of Centerview provided an overview of the financial analyses conducted by Centerview with respect to the consideration to be received by the Unaffiliated Company Stockholders in the proposed transactions. A Centerview representative reported that Centerview’s financial analysis utilized long-range financial projections prepared by Squarespace’s management that had been updated to remove the cash flows previously expected to be produced by Tock LLC given the pendency of the sale of Tock LLC. A Centerview representative noted that other than the updates to the management long-range financial projections to account for the sale of Tock LLC, such projections remained identical to those that were previously approved and authorized by the Special Committee for use by Centerview in its financial analysis. After further discussion and due consideration, the Special Committee members approved and ratified Centerview’s use of the updated long-range financial projections for 2024 through 2029. For more information regarding the long-range financial projections, please see the section of the Schedule 14D-9 captioned “Item 4—The Solicitation or Recommendation—Certain Unaudited Prospective Financial Information.” After this discussion, and after the representatives of Centerview reviewed with the Special Committee Centerview’s financial analysis, upon request by the Special Committee, a representative of Centerview rendered to the Special Committee an oral opinion, which was subsequently confirmed by delivery of a written opinion, dated September 8, 2024, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations, upon the review undertaken in preparing its opinion, the Offer Price to be paid to the Unaffiliated Company Stockholders (other than as specified in such opinion) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. For a more detailed discussion of Centerview’s opinion, please see the section of the Schedule 14D-9 captioned “Item 4—The Solicitation or Recommendation—Opinion of Centerview.” After further discussion, the Special Committee unanimously approved and adopted resolutions (i) authorizing and approving the Merger Agreement, (ii) declaring the Merger Agreement to be advisable, fair to, and in the best interests of Squarespace and its stockholders, including the Unaffiliated Company Stockholders and (iii) recommending that the Board approve the Merger Agreement and recommend that the Unaffiliated Company Stockholders accept the Offer and sell all of their outstanding shares of Company Common Stock at the Offer Price and tender their shares of Company Common Stock to Merger Sub pursuant to the Offer. The materials that were presented by representatives of Centerview at this meeting are filed as Exhibits (a)(5)(B) and (a)(5)(C) to the Schedule 14D-9.
Later on September 8, 2024, following the conclusion of the meeting of the Special Committee, the Board held a meeting attended by members of Squarespace management and representatives of Skadden, JPM, RLF, Centerview and Innisfree. During the meeting, Mr. Fleisher provided the Board with an overview of the Special Committee’s recommendation with respect to the Merger Agreement. Representatives of Centerview informed the Board that Centerview updated its financial analysis, which was presented to the Special Committee, and that Centerview had rendered a fairness opinion to the Special Committee. Representatives of Skadden provided a summary of the Merger Agreement and the proposed changes to the other transaction documents that would be made in connection with the Merger Agreement, which had been provided to the Board prior to the meeting. Representatives of Skadden then reviewed the Board’s fiduciary duties in considering the proposed transactions and the Special Committee’s recommendation, including fiduciary duties under Delaware law. After further discussion, the Board adopted resolutions approving the Merger Agreement and the other transaction documents and recommending that the Squarespace stockholders accept the Offer and tender their shares of Company Common Stock to Merger Sub pursuant to the Offer. The Board further authorized the execution and filing of the Merger Agreement and appropriate securities laws filings and regulatory filings to be made in connection therewith. The materials that were presented by representatives of Centerview at this meeting are filed as Exhibits (a)(5)(B) and (a)(5)(C) to the Schedule 14D-9.
On September 9, 2024, the parties executed the Merger Agreement and the other transaction documents related thereto before market open and Squarespace issued a press release announcing entry into the Merger Agreement. Later that day, Squarespace filed a Form 8-K and Schedule 14D-9 with respect to the Merger Agreement.
As of the date of this Offer to Purchase, the Special Committee has not been disbanded.
2. Purpose of the Offer; Going Private Transactions; Plans for Squarespace
Purpose of the Offer
The purpose of the Offer is for Parent, through Merger Sub, to acquire control of, and would be the first step in, Parent’s acquisition of Squarespace. The Offer is intended to facilitate the acquisition of all outstanding Shares (other than the Owned Company Shares and the Dissenting Company Shares). The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer or the Share Sales (other than the Rollover Shares and the Dissenting Company Shares), and for the Purchaser Filing Parties (as defined below) to benefit from any future earnings and growth of Squarespace after the merger of Merger Sub with and into Squarespace, making Squarespace privately held and wholly owned by Parent. The Purchaser Filing Parties determined to undertake the Merger at this time because the Purchaser Filing Parties believe that, as a private company, Squarespace will be able to improve its ability to execute initiatives that over time will create additional enterprise value for Squarespace. The Purchaser Filing Parties believe that this, along with Squarespace’s existing business and potential future opportunities, will allow the Purchaser Filing Parties’ investment in Squarespace to achieve returns consistent with its investment objectives, which are in some cases more difficult for businesses to achieve as a public company due to the investment community’s focus on short-term, often quarterly, financial results. Further, absent the reporting and associated costs and burdens placed on public companies, the Purchaser Filing Parties believe that Squarespace’s management and employees will be able to execute more effectively on future strategic plans. If the Offer is consummated, Merger Sub intends to complete the Merger as soon as practicable thereafter.
If the Offer is consummated, we do not anticipate seeking the approval of Squarespace’s remaining stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following the consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of such corporation that would otherwise be required to approve a merger for such corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of such corporation. Accordingly, if we consummate the Offer, we are required pursuant to the Merger Agreement to complete the Merger without a vote of Squarespace’s stockholders in accordance with Section 251(h) of the DGCL.
Going Private Transactions
The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions. The Offer, the Rollover, the Share Sales and the Merger (collectively, the “Transactions”) collectively constitute a Rule 13e-3 transaction for which the Schedule TO filed with the SEC also serves as the Schedule 13E-3 Transaction Statement. Under a possible interpretation of the SEC rules governing “going private” transactions, each Permira Filing Party and each Buyer Party may be deemed to be an affiliate of Squarespace. Under the SEC rules governing “going private” transaction, each of the Casalena Filing Parties, the Accel Filing Parties and the General Atlantic Filing Parties (as defined below) may be deemed to an affiliate of Squarespace. The Permira Filing Parties, Buyer Parties, Casalena Filing Parties, the Accel Filing Parties and the General Atlantic Filing Parties (collectively, the “Purchaser Filing Parties”) have interests the Transactions that are different from, and/or in addition to, the interests of the unaffiliated security holders of Squarespace.
Plans for Squarespace
If the Offer and Merger are consummated, at the Effective Time, the Surviving Corporation’s certificate of incorporation as in effect immediately prior to the Effective Time will be amended and restated in its entirety as set forth in Exhibit A to the Merger Agreement, the Surviving Corporation’s bylaws will be amended and restated in their entirety as set forth in Exhibit B to the Merger Agreement. Merger Sub’s directors immediately prior to the Effective Time will be the initial directors of the Surviving Corporation until their successors have been elected or appointed. Squarespace’s officers immediately prior to the Effective Time will be the initial officers of the Surviving Corporation until their successors have been elected or appointed. After completion of the Offer and the Merger, Merger Sub will have been merged with and into Squarespace, with Squarespace surviving the Merger as a wholly owned subsidiary of Parent.
Parent currently anticipates that Squarespace’s operations initially will be conducted following completion of the Merger substantially as they are currently being conducted (except that Squarespace will cease to be a public company and will instead be a wholly owned subsidiary of Parent). Following completion of the Merger, Parent will continue to assess what additional changes, if any, would be desirable following the Merger.
Except as set forth in this Offer to Purchase and the Merger Agreement, Parent and Merger Sub have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving Squarespace (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of Squarespace, (iii) any material change in Squarespace’s capitalization or dividend policy, (iv) any other material change in Squarespace’s corporate structure or business or (v) any change to the management of Squarespace.
3. Reasons for the Offer
The Offer constitutes a Rule 13e-3 transaction for which a Tender Offer Statement on Schedule TO and Schedule 13E-3 Transaction Statement has been filed with the SEC. Under the rules governing “going private” transactions in Rule 13e-3 under the Exchange Act, the Purchaser Filing Parties are required to express their reasons for the Offer to Squarespace’s stockholders. The Purchaser Filing Parties are making this statement solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.
For the Purchaser Filing Parties, the primary purpose for the Offer is to benefit from any future earnings and growth of Squarespace after the merger of Merger Sub with and into Squarespace, making Squarespace privately held and wholly owned by Parent. The Purchaser Filing Parties believe that structuring the transaction in this manner is preferable to other transaction structures because it (i) enables Parent to acquire all of the outstanding shares of Squarespace Class A Common Stock at the same time, (ii) represents an opportunity for the Unaffiliated Company Stockholders to receive $46.50 in cash per Share, without interest thereon and less any applicable withholding taxes, and (iii) allows the Rollover Stockholders to maintain a portion of their investment in Squarespace through their commitments to roll over a portion of their existing equity interests in Squarespace into equity interests of a direct or indirect parent entity of Parent. The Offer will also allow each of the unaffiliated security holders of Squarespace to immediately realize in cash the value of a portion of their respective equity interests in Squarespace. In the course of considering the going-private transaction, except as reflected in the Original Merger Agreement and the transactions contemplated thereby, the Purchaser Filing Parties did not give significant consideration to any other alternative transaction structures or other alternative means to accomplish the foregoing purposes because the Purchaser Filing Parties believed the Offer was the most direct and effective way to accomplish these objectives.
The Purchaser Filing Parties determined to undertake the Offer at this time because the Purchaser Filing Parties believe that, as a private company, Squarespace will be able to improve its ability to execute initiatives that over time will create additional enterprise value for Squarespace. The Purchaser Filing Parties believe that this, along with Squarespace’s existing business and potential future opportunities, will allow the Purchaser Filing Parties’ investment in Squarespace to achieve returns consistent with its investment objectives, which are in some cases more difficult for businesses to achieve as a public company due to the investment community’s focus on short-term, often quarterly, financial results. Further, absent the reporting and associated costs and burdens placed on public companies, the Purchaser Filing Parties believe that Squarespace’s management and employees will be able to execute more effectively on future strategic plans.
4. Certain Effects of the Offer
Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. Promptly after the consummation of the Offer, the Rollover, the Share Sales, and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Merger Sub and Squarespace will consummate the Merger as promptly as practicable pursuant to Section 251(h). Immediately following the Merger, all of the outstanding shares of Company Common Stock will be held by Parent.

Market for the Shares. If the Offer is successful, there will be no market for the Shares because Merger Sub intends to consummate the Merger as promptly as practicable and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement.
The Shares are listed on the NYSE. Immediately following the consummation of the Merger (which is expected to occur as promptly as practicable following the consummation of the Offer), the Company Common Stock will no longer meet the requirements for continued listing on the NYSE because the only stockholder will be Parent. Immediately following the consummation of the Merger, we intend to and will cause Squarespace to delist the shares of Company Common Stock from the NYSE.
Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Squarespace to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Parent intends to seek to cause Squarespace to apply for termination of registration of Shares as soon as possible after consummation of the Transactions if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Squarespace to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Squarespace, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of Squarespace and persons holding “restricted securities” of Squarespace to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or be eligible for listing on the NYSE. We intend to cause the termination of the registration of the Shares under the Exchange Act as soon as possible after completion of the Merger as the requirements for termination of registration will be satisfied at such time.
If all other conditions to closing of the Merger are satisfied or waived, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, (1) Merger Sub will merge with and into Squarespace, (2) the separate existence of Merger Sub will cease, and (3) Squarespace will continue as the Surviving Corporation in the Merger and a wholly owned subsidiary of Parent. As a result of the Merger, Squarespace will cease to be a publicly traded company, Squarespace Class A Common Stock will be delisted from the NYSE and deregistered under the Exchange Act and Squarespace will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of capital stock of the Surviving Corporation.
The Effective Time will occur upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (or at a later time as Squarespace, Parent and Merger Sub may agree and specify in such Certificate of Merger).
Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time:
•
any book-entry shares that represented Shares immediately prior to the Offer Acceptance Time (except for Owned Company Shares and Dissenting Company Shares) will have already automatically been canceled and extinguished and automatically converted into the right to receive cash in an amount equal to the Offer Price, without interest and subject to any applicable withholding taxes;

•
the Owned Company Shares (which include the Rollover Shares, which will have been contributed to Parent (or a direct or indirect parent company thereof) immediately prior to the Effective Time pursuant to the Support Agreements) (as defined below) will be cancelled for no consideration;

•
each outstanding Squarespace Option (other than any Out-of-the-Money Option) that is vested by its terms as of the Effective Time will be cancelled and converted into the right to receive a lump sum cash payment, without interest, equal to the product of the excess of the Per Share Price over the applicable exercise price per Share subject to such Squarespace Option multiplied by the number of Shares subject to such Squarespace Option. This amount (less any required withholding and other taxes) will be paid to the applicable holder no later than the second regularly scheduled payroll date following the Closing Date;

•
each outstanding Squarespace Option (other than any Out-of-the-Money Option) that is not vested as of the Effective Time will be converted into a Converted Option Award, which is the contractual right to receive a payment in an amount of cash equal to the product of the excess of the Per Share Price over the applicable exercise per Share subject to such Squarespace Option multiplied by the number of Shares subject to such Squarespace Option. Each Converted Option Award will remain subject to the same vesting terms and conditions that applied to the associated Squarespace Option immediately prior to the Effective Time;
•	any outstanding Out-of-the-Money Options, whether vested or unvested, will be cancelled at the Effective Time for no consideration;
•
each outstanding Squarespace RSU and Squarespace PSU that is either vested by its terms as of the Effective Time or held by a non-employee of Squarespace will be converted into the right to receive a lump sum cash payment, without interest, equal to the product of the Per Share Price multiplied by the number of Shares subject to the applicable Squarespace RSU or Squarespace PSU. This amount (less any required withholding and other taxes) will be paid to the applicable holder no later than the second regularly scheduled payroll date following the Closing Date;

•
each outstanding Squarespace RSU and Squarespace PSU (other than Forfeited Squarespace PSUs) that is not vested by its terms as of the Effective Time (other than any such award held by a non-employee of Squarespace) will be converted into a Converted Full Value Award, which is the contractual right to receive a payment in an amount of cash equal to the product of the Per Share Price multiplied by the number of Shares subject to the applicable Squarespace RSU or Squarespace PSU (with the number of Shares subject to Squarespace PSUs determined in accordance with the applicable award agreement prior to the closing). Each Converted Full Value Award will remain subject to the same vesting terms and conditions that applied to the associated Squarespace RSU or Squarespace PSU, as applicable, immediately prior to the Effective Time; and

•	each Forfeited Squarespace PSU will be forfeited as of the Effective Time for no consideration.
At or prior to the closing of the Offer, a sufficient amount of cash will be deposited with a designated Payment Agent selected by the Parent to pay the aggregate Offer Price. Once a stockholder has provided the Payment Agent with his, her or its stock certificates (or an affidavit of loss in lieu of a stock certificate) or customary agent’s message (or such other evidence of transfer as the Payment Agent may reasonably request) with respect to book-entry shares, appropriate letter of transmittal and other items specified by the Payment Agent, then the Payment Agent will pay the stockholder the appropriate portion of the aggregate Offer Price. For more information, see the section of this Offer to Purchase captioned “The Tender Offer—Section 3—Procedures for Accepting the Offer and Tendering Shares.”
Following the Merger, all of the equity interests in the Surviving Corporation will be owned by Parent. If the Merger is completed, Parent (and the Rollover Stockholders indirectly through their indirect equity interests in Parent) will be the sole beneficiaries of Squarespace’s future earnings and growth, if any, and will be entitled to vote on corporate matters affecting Squarespace following the Merger. Similarly, Parent (and the Rollover Stockholders indirectly) will also bear the risks of ongoing operations, including the risks of any decrease in Squarespace’s value after the Merger.
In connection with the Merger, certain members of Squarespace’s management will receive benefits and be subject to obligations that are different from, or in addition to, the benefits and obligations of Squarespace’s stockholders generally, as described in more detail under “Special Factors and Other Relevant Information—Section 6—Interests of Squarespace’s Directors and Executive Officers in the Merger.”
Benefits of the Offer for the Unaffiliated Security Holders
The primary benefit of the Offer to the “unaffiliated security holders,” as defined in Rule 13e-3 of the Exchange Act, will be their right to receive the Offer Price for each Share held by such stockholders as described above and tendered and not validly withdrawn in the Offer. The Offer Price represents (1) a premium of approximately 47% to the closing price of Company Common Stock on February 13, 2024 of $31.61 per share, the date on which Permira submitted its initial indication of interest; (2) a premium of approximately 22% over the closing price of Company Common Stock of $38.19 on May 10, 2024 (the last trading day prior to public announcement of the Original Merger Agreement); (3) a premium of approximately 36% to the 90-day volume weighted average trading price of Company Common Stock on May 10, 2024; (4) a premium of approximately 49% to the 52-week volume weighted average closing price of Company Common Stock on May 10, 2024; and (5) a premium of approximately 70% to the two-year volume weighted average closing price of Company Common Stock on May 10, 2024; and (6) a premium of 5.7% to the $44.00 price per share of Company Common Stock offered in the May Proposal and included in the terms of Original Merger Agreement. Additionally, such stockholders will avoid the risk after the Merger of any possible decrease in Squarespace’s future earnings, growth or value.]
Detriments of the Offer to the Unaffiliated Security Holders
The primary detriment of the Offer to the “unaffiliated security holders,” as defined in Rule 13e-3 of the Exchange Act, is the lack of an interest of such stockholders in the potential future earnings, growth, or value realized by Squarespace after the Merger, including as a result of any sale of Squarespace or its assets to a third party in the future. Additionally, the receipt of cash in exchange for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes to U.S. Holders (as defined in the section entitled “The Tender Offer—Section 5—Material U.S. Federal Income Tax Considerations”) who surrender their Shares in the Offer.
Certain Effects of the Offer for the Purchaser Filing Parties
If the Transactions are completed, all of the equity interests in Squarespace will be beneficially owned, indirectly through Parent, by the Purchaser Filing Parties and their affiliates.
The benefits of the Transactions to the Purchaser Filing Parties include the fact that, following the completion of the Transactions, Parent will directly own 100% of the outstanding equity interests of the surviving company and will therefore have a corresponding 100% interest in the surviving company’s net book value and net earnings. The table below sets forth the beneficial ownership of Shares and resulting interests in Squarespace’s net book value and net earnings of the Purchaser Filing Parties prior to and immediately after the Transactions, based on Squarespace’s net book value at June 30, 2024 and net earnings for the six months ended June 30, 2024, as if the Transactions were completed on such date.

	Beneficial Ownership of Squarespace Prior to the Transactions(1)			Beneficial Ownership of Squarespace After the Transactions(2)
($ in thousands)	% Ownership	Net Book Value at June 30, 2024(3)	Net Income for the Six Months Ended June 30, 2024(4)	% Ownership(5)	Net Book Value at June 30, 2024(3)	Net Income for the Six Months Ended June 30, 2024(4)
Parent	—	$—	$—	100%	$(242,869.00)	$6,277.00
Permira Filing Parties	—	—	—	49.1%(6)	$(119,248.67)	$3,082.01
Casalena Filing Parties	32.5%	$(78,932.34)	$2,040.03	33.4%	$(81,118.25)	$2,096.52
General Atlantic Filing Parties	11.3%	$(27,444.20)	$709.30	8.4%	$(20,400.99)	$527.27
Accel Filing Parties	10.6%	$(25,744.11)	$665.36	9.0%	$(21,858.21)	$564.93

(1)	Based on 138,475,404 Shares outstanding as of June 30, 2024.
(2)
The actual interests of the Purchaser Filing Parties following completion of the Merger will be based on the Rollover Stockholders’ ownership of Shares as of the date of completion. In addition, the post-closing interest of Permira will be reduced to the extent Permira assigns a portion of the equity financing commitment to other parties in accordance with the Permira Investors Equity Commitment Letter.

(3)	Based on total stockholders’ equity of $(242.869) million as of June 30, 2024.
(4)	Based on net income of $6,277,000 for the six months ended June 30, 2024.
(5)
The ownership percentages set forth above assume that there is no change in ownership of Squarespace by Casalena, General Atlantic and Accel after June 30, 2024 and before completion of the Merger and the consummation of the Accel Equity Commitment in connection with the completion of the Transactions.

(6)
The post-closing interest of Permira will be reduced to the extent Permira assigns a portion of the equity financing commitment to other parties in accordance with the Permira Investors Equity Commitment Letter.

In addition, the Purchaser Filing Parties will benefit from the savings associated with Squarespace no longer being required to file reports under or otherwise having to comply with provisions of the Exchange Act. Detriments of the Transactions to the Purchaser Filing Parties include the lack of liquidity for Shares following the Transactions and the risk that Squarespace will decrease in value following the Transactions.
Certain Effects on Squarespace if the Offer is Not Completed
If the Offer is not completed due to the failure to achieve the Minimum Condition, or if the Offer is not completed for any other reason, Squarespace’s stockholders will not receive any payment for their Shares in connection with the Offer. Instead, (1) Squarespace will remain an independent public company, (2) Squarespace Class A Common Stock will continue to be listed and traded on the NYSE and registered under the Exchange Act, and (3) Squarespace will continue to file periodic reports with the SEC. In addition, if the Merger is not completed, Squarespace has informed us that Squarespace expects that: (x) Squarespace management will continue to operate the business as it is currently being operated, and (y) Squarespace’s stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including risks related to the highly competitive industry in which Squarespace operates and adverse economic conditions.
Furthermore, if the Offer is not completed, and depending on the circumstances that cause the Merger not to be completed, the price of Shares may decline significantly. If that were to occur, it is uncertain when, if ever, the price of Shares would return to the price at which Shares trade as of the date of this Offer to Purchase. Accordingly, there can be no assurance as to the effect of the Offer not being completed on the future value of your Shares. If the Offer is not completed, the Squarespace Board will continue to evaluate and review, among other things, Squarespace’s business, operations, strategic direction and capitalization, and will make whatever changes it deems appropriate. If the Offer is not completed for any other reason, Squarespace’s business, prospects or results of operation may be adversely impacted.
In addition, in specified circumstances in which the Merger Agreement is terminated, Squarespace has agreed to pay Parent a termination fee of $210,493,094.39, as more fully described in “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Company Termination Fee.”
5. Position of the Purchaser Filing Parties Regarding Fairness of the Offer
Under a possible interpretation of the SEC rules governing “going-private” transactions, each Permira Filing Party and Buyer Party may be deemed to be an affiliate of Squarespace, and therefore required to express its belief as to the fairness of the proposed Merger to Squarespace’s “unaffiliated security holders,” as defined in Rule 13e-3 under the Exchange Act. The Merger is a Rule 13e-3 transaction for which a Schedule 13E-3 Transaction Statement has been filed with the SEC. The Permira Filing Parties and Buyer Parties are making the statements included in this section solely for purposes of complying with the requirements of Rule 13e-3 and related rules and regulations under the Exchange Act. However, the view of the Permira Filing Parties and Buyer Parties as to the fairness of the Merger is not intended to be and should not be construed as a recommendation to any Squarespace stockholder as to whether that stockholder should tender their Shares in the Offer. The Permira Filing Parties and Buyer Parties have interests in the Merger that are different from, and/or in addition to, the unaffiliated security holders of Squarespace.
The Permira Filing Parties and Buyer Parties believe that the interests of the unaffiliated security holders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its independent legal and financial advisors. The Permira Filing Parties and the Buyer Parties did not participate in the discussions or deliberations of the Special Committee or the Squarespace Board regarding, nor have they received advice from the respective legal, financial or other advisors of the Special Committee or the Squarespace Board as to, the fairness of the Merger. None of the Permira Filing Parties nor the Buyer Parties are members of, or have designated members on, the Squarespace Board. The Permira Filing Parties and Buyer Parties have not performed, or engaged a financial advisor to perform, any valuation or other analyses for the purposes of assessing the fairness of the Merger to the unaffiliated security holders of Squarespace.
Based on, among other things, their knowledge and analyses of available information regarding Squarespace, as well as discussions with Squarespace’s senior management regarding Squarespace and its business and the factors considered by, and the analyses and resulting conclusions of, the Squarespace Board and the Special Committee discussed in the section of the Schedule 14D-9 captioned “Item 4—The Solicitation or Recommendation—Squarespace’s Reasons for the Offer and the Merger; Recommendation of the Special Committee and the Squarespace Board and —Opinion of Centerview” (which analyses and resulting conclusions the Permira Filing Parties and Buyer Parties adopt), the Permira Filing Parties and Buyer Parties believe that the Merger is procedurally and substantively fair to the unaffiliated security holders of Squarespace. In particular, the Permira Filing Parties and Buyer Parties considered the following, which are not listed in any relative order of importance:
•
the current and historical market prices of Company Common Stock, including the market performance of Company Common Stock relative to those of other participants in Squarespace’s industry and general market indices, and the fact that the Offer Price represents (1) a premium of approximately 47% to the closing price of Company Common Stock on February 13, 2024 of $31.61 per share, the date on which Permira submitted its initial indication of interest; (2) a premium of approximately 22% over the closing price of Company Common Stock of $38.19 on May 10, 2024 (the last trading day prior to public announcement of the Original Merger Agreement); (3) a premium of approximately 36% to the 90-day volume weighted average trading price of Company Common Stock on May 10, 2024; (4) a premium of approximately 49% to the 52-week volume weighted average closing price of Company Common Stock on May 10, 2024; and (5) a premium of approximately 70% to the two-year volume weighted average closing price of Company Common Stock on May 10, 2024; and (6) a premium of 5.7% to the $44.00 price per share of Company Common Stock offered in the May Proposal and included in the terms of Original Merger Agreement. Additionally, such stockholders will avoid the risk after the Merger of any possible decrease in Squarespace’s future earnings, growth or value;
•
the fact that, in considering the transaction with the Purchaser Filing Parties, the Special Committee acted to represent the interests of Squarespace and the unaffiliated security holders of Squarespace;

•
the fact that the Special Committee had the full power and authority to negotiate the terms and conditions of any strategic transaction involving Squarespace (including the Merger), including to reject any proposals made by Parent or any other person, and the recognition by the Special Committee that it had no obligation to recommend to the Squarespace Board that it approve the Merger Agreement, and the recognition by the Squarespace Board that it had no obligation to approve the Merger Agreement;

•
the fact that the Special Committee unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of, Squarespace and its stockholders and, Squarespace’s “unaffiliated security holders,” as such term is defined in Rule 13e-3 under the Exchange Act;

•
the fact that the Squarespace Board, acting upon the recommendation of the Special Committee, unanimously determined that the Merger Agreement is in the best interests of Squarespace and its stockholders and declared the Merger Agreement and the consummation of the Merger and the transactions contemplated thereby advisable;

•
the fact that consideration and negotiation of the Merger Agreement were conducted under the control and supervision of the Special Committee, the members of which are not officers or employees of Squarespace, are not affiliated with any of the Purchaser Filing Parties, are disinterested under Delaware law and do not have any interests in the Merger different from, or in addition to, those of the unaffiliated security holders, other than the members’ receipt of Squarespace Board compensation and Special Committee compensation (which are not contingent upon the completion of the Merger or the Special Committee’s or the Squarespace Board’s recommendation and/or authorization and approval of the Merger) and their indemnification and liability insurance rights under their respective indemnification agreement entered into with Squarespace and in connection with the Merger Agreement;

•
the fact that the Special Committee and the Squarespace Board were fully informed about the extent to which the interests of the Purchaser Filing Parties in the Merger differed from those of the unaffiliated security holders of Squarespace;

•	the fact that the Special Committee retained, and had the benefit of advice from, nationally recognized legal and financial advisors;
•
the fact that, since the outset of the strategic process that resulted in execution of the Original Merger Agreement, Squarespace and the Special Committee have conditioned the potential transaction upon, and Permira’s proposals for the potential transaction were conditioned upon, (i) the approval of the Special Committee and (ii) a non-waivable condition (which is included in the Original Merger Agreement) requiring the Merger Agreement to be approved by the holders of a majority in voting power of the outstanding Shares beneficially owned, directly or indirectly, by the holders of Shares excluding the Casalena Filing Parties, the Accel Filing Parties, the General Atlantic Filing Parties, the members of the Board or any person that Squarespace has determined to be an “officer” of Squarespace within the meaning of Rule 16a-1(f) of the Exchange Act (the “Majority of the Unaffiliated Condition”); and such approval in fact being sought and required prior to consummation of the Merger;

•
the fact that the Majority of the Unaffiliated Condition from the Original Merger Agreement was effectively modified and reflected in the Unaffiliated Majority Tender Condition (as defined below) in the Merger Agreement;

•	the fact that the Merger Agreement was in fact approved by a majority of the directors of Squarespace who are not employees of Squarespace;
•
the fact that the Offer Price or the Per Share Price, as applicable, will be paid to the unaffiliated security holders in all cash, thus allowing the unaffiliated security holders of Squarespace to immediately realize a certain and fair value for their Shares, which value represents a significant premium to (i) the closing price of Shares on May 10, 2024, the last trading day before the public announcement of the Merger Agreement and the transactions contemplated thereby, (ii) the weighted-average price per share for the share repurchases undertaken by Squarespace during the three months ended March 31, 2024 and (iii) the volume-weighted average stock price of Shares for the 90 days ended May 10, 2024;

•
the fact that the Merger will provide liquidity for the unaffiliated security holders of Squarespace without the delays that would otherwise be necessary in order to liquidate the positions of larger holders, and without incurring brokerage and other costs typically associated with market sales;

•	the fact that the Merger will provide liquidity to larger holders without the risks of market volatility and downward pressure on the stock price associated with the liquidation of such positions;
•	the potential risks to Squarespace of continuing to have publicly traded common stock, including the risks of market volatility and global uncertainty;
•
the fact that Squarespace has the ability to seek specific performance under the Merger Agreement to prevent breaches of the Merger Agreement and to specifically enforce the terms of the Merger Agreement;

•
the fact that, notwithstanding that the Purchaser Filing Parties are not entitled to, and did not, rely on the opinion provided by Centerview to the Special Committee on September 8, 2024, the opinion of Centerview rendered to the Special Committee, which was subsequently confirmed by delivery of a written opinion of Centerview dated September 8, 2024, stated that, as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Offer Price to be paid to the Unaffiliated Company Stockholders (other than with respect to any Excluded Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders;

•	the fact that the Per Share Price, Offer Price and the terms and conditions of the Merger and the Offer were the result of the Special Committee’s extensive arm’s length negotiations with Parent;
•
Squarespace’s ability, under certain circumstances as set out in the Merger Agreement, to provide information to, or participate in discussions or negotiations with, third parties regarding any alternative acquisition proposal that constitutes, or is reasonably likely to lead to, a Superior Proposal;

•
Squarespace’s ability, under certain circumstances as set out in the Merger Agreement, to terminate the Merger Agreement to enter into a definitive agreement related to a Superior Proposal, subject to paying Parent a termination fee of $210,493,094.39 in cash, subject to and in accordance with the terms and conditions of the Merger Agreement;

•
the availability of appraisal rights to Squarespace’s stockholders who comply with all of the required procedures under Delaware law for exercising appraisal rights, which allow such holders to seek appraisal of the fair value of their shares;

•	the fact that the Permira Filing Parties have not made any purchases required to be disclosed in response to Item 1002(f) of Reg M-A; and
•
the fact that, in certain circumstances under the terms of the Merger Agreement, the Special Committee and the Squarespace Board are able to change, withhold, withdraw, qualify or modify their recommendation that Squarespace stockholders tender their Shares in the Offer.

The Permira Filing Parties and Buyer Parties did not consider the liquidation value of Squarespace in determining their view as to fairness of the Merger to the unaffiliated security holders because the Permira Filing Parties and Buyer Parties consider Squarespace to be a viable going concern and view the trading history of Shares as an indication of Squarespace’s going concern value, and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the Merger.

The Permira Filing Parties and Buyer Parties did not consider net book value, which is an accounting concept, in determining their view as to fairness of the Merger to the unaffiliated security holders because they believed that net book value is not a material indicator of the value of Squarespace as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the Merger.
The Permira Filing Parties and Buyer Parties did not establish a going concern value for Squarespace as a public company to determine the fairness of the Offer Price to unaffiliated security holders because, following the Merger, Squarespace will have a significantly different capital structure.
The Permira Filing Parties and Buyer Parties were not aware of, and thus did not consider, any other firm offers made by any unaffiliated person during the past two years for (i) a merger or consolidation of Squarespace with another company, (ii) the sale or transfer of all or substantially all of Squarespace’s assets or (iii) the purchase of all or a substantial portion of the shares that would enable such person to exercise control of or significant influence over Squarespace.
The Permira Filing Parties and Buyer Parties did not receive any reports, opinions or appraisals from any outside party materially related to the fairness of the Offer or the Offer Price and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the Merger to unaffiliated security holders. However, the Permira Filing Parties and Buyer Parties did receive two presentations from their financial advisor, Goldman Sachs, on April 12, 2024 (filed as filed as exhibits (c)(x) and (c)(ix) to the Schedule 13E-3) that summarize publicly available (i) premia and multiple data for certain precedent transactions and (ii) trading and financial data for Squarespace and selected public companies.
The Permira Filing Parties and Buyer Parties also considered a variety of risks and other countervailing factors related to the substantive and procedural fairness of the proposed Merger, including:
•
(1) the fact that the unaffiliated security holders of Squarespace will not participate in any future earnings, appreciation in value or growth of Squarespace’s business and will not benefit from any potential sale of Squarespace or its assets to a third party in the future, (2) the risk that the Merger might not be completed in a timely manner or at all, and (3) the fact that Parent and Merger Sub are newly formed corporations with essentially no assets other than the funding commitments of the Equity Investors and the rollover commitments of the Rollover Stockholders;

•
the restrictions on the conduct of Squarespace’s business prior to the completion of the Merger set forth in the Merger Agreement, which may delay or prevent Squarespace from undertaking business opportunities that may arise and certain other actions it might otherwise take with respect to the operations of Squarespace pending completion of the Merger;

•
the negative effect that the pendency of the Offer and the Merger, or a failure to complete the Offer and the Merger, could potentially have on Squarespace’s business and relationships with its employees, vendors and customers;

•
subject to the terms and conditions of the Merger Agreement, beginning on the No-Shop Period Start Date (as defined herein), Squarespace and its subsidiaries are restricted from soliciting, proposing, initiating or knowingly encouraging the submission of acquisition proposals from third parties or the making of any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

•
the possibility that the amounts that may be payable by Squarespace upon the termination of the Merger Agreement, including payment to Parent of a termination fee of $210,493,094.39 in cash, and the processes required to terminate the Merger Agreement, including the opportunity for Parent to negotiate to make adjustments to the Merger Agreement, could discourage other potential acquirors from making a competing bid to acquire Squarespace;

•	the fact that holders of Shares who do not tender will be cashed out pursuant to DGCL 251(h);
•	the fact that the receipt of cash by a U.S. Holder in exchange for shares of Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes.
The foregoing discussion of the information and factors considered and given weight by the Permira Filing Parties and Buyer Parties in connection with the fairness of the Merger is not intended to be exhaustive but is believed to include all material factors considered by them. The Permira Filing Parties and Buyer Parties did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their conclusion as to the fairness of the Merger. Rather, the Permira Filing Parties and Buyer Parties reached their position as to the fairness of the Merger after considering all of the foregoing as a whole.
The Permira Filing Parties and Buyer Parties believe these factors provide a reasonable basis upon which to form their position regarding the fairness of the Merger to the unaffiliated security holders of Squarespace. This position however, is not intended to be and should not be construed as a recommendation to any Squarespace stockholder tender their Shares in the Offer. The Permira Filing Parties and Buyer Parties make no recommendation as to whether any stockholder of Squarespace should tender their Shares in the Offer. The Permira Filing Parties and Buyer Parties attempted to negotiate the terms of a transaction that would be most favorable to them, and not to the unaffiliated security holders of Squarespace, and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were fair to the unaffiliated security holders of Squarespace.
Materials Provided to Permira by Goldman Sachs
Permira retained Goldman Sachs to provide financial advisory services in connection with the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. In connection with the engagement, representatives of Goldman Sachs provided to representatives of Permira, for informational purposes only, the discussion materials dated April 12, 2024 (attached as Exhibit (c)(iv) to the Schedule 13E-3) and the discussion materials dated April 12, 2024 (attached as Exhibit (c)(v) to the Schedule 13E-3) (together, the “GS Discussion Materials”). The full text of the GS Discussion Materials, which sets forth assumptions made in connection with the analyses included therein, has been filed as an Exhibits 16(c)(ix) and 16(c)(x) to the Schedule TO/13E-3, and is incorporated herein by reference. The description of the GS Discussion Materials set forth below is qualified in its entirety by reference to the full text of such GS Discussion Materials.
Permira instructed Goldman Sachs to include in the GS Discussion Materials certain public materials that might be relevant to financial considerations relating to a transaction involving Squarespace and certain public materials relating to transactions that might be considered relevant precedents. Permira did not impose any limitations on the scope of the investigation by Goldman Sachs or the information included in the GS Discussion Materials. The GS Discussion Materials are factual in nature and do not contain any findings or recommendations.
The GS Discussion Materials were provided solely for the benefit of Permira for its information and assistance in connection with its consideration of the Merger Agreement and the transactions contemplated thereby, including the Merger and the Offer and were not provided to Squarespace, the Special Committee or the Board prior to the execution of the Merger Agreement. The GS Discussion Materials do not convey rights or remedies upon the holders of any class of securities, creditors or other constituencies of Squarespace, the Buyer Parties, Permira, Accel, General Atlantic, Casalena or any other person and should not be relied on as the basis for any other purpose or any investment decision. Although Goldman Sachs provided financial advisory services to Permira in connection with the Merger Agreement and the transactions contemplated thereby, including the Merger and the Offer.
Goldman Sachs was not requested to provide, and did not provide, to Squarespace, the Buyer Parties, Permira, Accel, General Atlantic, Casalena, the holders of any class of securities, creditors or other constituencies of Squarespace, the Buyer Parties, Permira, Accel, General Atlantic, Casalena, or any other person (i) any opinion as to the fairness, from a financial point of view or otherwise, of the transactions contemplated by the Merger Agreement or the Offer Price or Per Share Price to Squarespace, the Buyer Parties, Permira, Accel, General Atlantic, Casalena, any holder of Shares, or the holders of any other class of securities, creditors or other constituencies of Squarespace, the Buyer Parties, Permira, Accel, General Atlantic or Casalena, (ii) any other valuation of Squarespace, the Buyer Parties, Permira, Accel, General Atlantic or Casalena for the purpose of assessing the fairness of the Offer Price or Per Share Price to any such person or (iii) any advice or recommendation as to the underlying decision by Permira to engage in the transactions contemplated by the Merger Agreement. Additionally, Goldman Sachs was not asked to, and did not, among other things, provide any recommendation as to how to vote or act on any matters relating to the Merger Agreement and the transactions contemplated thereby, including the Merger, the Offer, or otherwise. In addition, the financial analyses and observations reflected in the GS Discussion Materials should not be viewed as a factor considered by Permira, the Board, the Special Committee, Squarespace’s management or otherwise with respect to the fairness of any consideration (including, without limitation, the Offer Price or Per Share Price), the Merger Agreement and the transactions contemplated thereby, including the Merger, the Offer or otherwise. Further, the GS Discussion Materials do not constitute a recommendation to Permira, the Board, the Special Committee, Squarespace’s management or otherwise with respect to the fairness of any consideration (including, without limitation, the Offer Price or Per Share Price), the Merger Agreement and the transactions contemplated thereby, including the Merger, the Offer or otherwise. Goldman Sachs did not address the underlying business decision of any party to the Merger Agreement to effect or enter into the Merger Agreement, the relative merits of the Merger Agreement and the transactions contemplated thereby, including the Merger and the Offer, as compared to any alternative business strategies that might exist for any such party or the effect of any other transaction which any such party might engage in or consider. Because Goldman Sachs was not requested to, and did not, deliver a fairness opinion in connection with the transactions contemplated by the Merger Agreement, it did not perform financial analyses with a view towards those analyses supporting a fairness opinion. The GS Discussion Materials were preliminary and informational and are not reflective of certain procedures typically applicable to materials or presentations in connection with delivering an opinion.
While the GS Discussion Materials include various analyses and observations (as described below), Permira believes that those analyses and observations were preliminary only and did not take into account all relevant factors; therefore, Permira did not consider such materials in determining an appropriate price for Squarespace, either in connection with the Merger Agreement and the transactions contemplated thereby, including the Merger, the Offer or in future possible transactions. Permira did not rely on the GS Discussion Materials in negotiating the consideration payable in the Merger Agreement and the transactions contemplated thereby, including the Merger and Offer, or any other terms of the Merger Agreement and the transactions contemplated thereby, including the Merger and Offer, or in deciding whether to enter into the Merger Agreement or any of the transactions contemplated thereby, including the Offer. This section and the GS Discussion Materials have nevertheless been provided in response to certain regulations governing Rule 13e-3 transactions. Goldman Sachs has consented to the inclusion of the GS Discussion Materials in their entirety as an exhibit to the Schedule 13E-3.
The GS Discussion Materials did not in any manner address the value of the Shares or Squarespace taken as a whole or the prices at which Shares or other securities would trade following the announcement or consummation of the Merger Agreement and the transactions contemplated thereby, including the Offer, the Rollover, the Share Sales, the Merger, the Offer or any other transaction. Goldman Sachs did not express any view with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, as to accounting, tax or other consequences resulting from the transactions contemplated by the Merger Agreement or otherwise or changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting Squarespace, its business divisions or any other entity or business or the Merger Agreement and the transactions contemplated thereby, including the Merger and the Offer.
In connection with their engagement, Goldman Sachs reviewed, among other things, certain publicly available business and financial information concerning Squarespace. The GS Discussion Materials were based on then-publicly available business and financial information about Squarespace. Goldman Sachs assumed and relied, without independent verification, upon the accuracy and completeness of all such information. With respect to any financial forecasts, projections, other estimates and other forward-looking information provided to or otherwise obtained by Goldman Sachs from public sources, data suppliers and other third parties, Goldman Sachs assumed that such forecasts, projections, other estimates and information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the preparer as to, and were a reasonable and reliable basis upon which to evaluate, the matters covered thereby. Goldman Sachs expressed no view as to any of the foregoing financial forecasts, projections, other estimates and other forward-looking information or the assumptions on which they were based. No representation or warranty, express or implied, was made by Goldman Sachs in relation to the accuracy or completeness of the information presented in the GS Discussion Materials or their suitability for any particular purpose. Goldman Sachs also considered such other factors as Goldman Sachs deemed appropriate. Goldman Sachs expressed no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of any financial forecasts, projections, other estimates or other forward-looking information provided to, obtained or otherwise reviewed by, or discussed with, Goldman Sachs, or the assumptions upon which they are based. Goldman Sachs did not conduct, and was not provided with, any independent valuation or appraisal of any assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of Squarespace or Parent or any other company or business, nor did Goldman Sachs make any physical inspection of the properties or assets of Squarespace or Parent or any other company or business, nor did Goldman

Sachs evaluate the solvency of Squarespace or Parent or any other company or business under any state or federal laws relating to bankruptcy, insolvency or similar matters or the ability of Squarespace or Parent to pay their respective obligations when they come due. The information in the GS Discussion Materials is subject to the assumptions, limitations, qualifications and other conditions contained therein and is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of such presentation. The matters considered by Goldman Sachs in their financial analyses and reflected in the GS Discussion Materials were necessarily based on various assumptions, including assumptions concerning general business, economic and capital markets conditions and industry-specific and company-specific factors as in effect on, and information made available to Goldman Sachs as of the date of such GS Discussion Materials. Many such conditions are beyond the control of Squarespace, Parent and Goldman Sachs. Permira did not give any specific instructions nor impose any limitations on Goldman Sachs with respect to the preparation of the GS Discussion Materials.
The analyses included in the GS Discussion Materials are inherently subject to uncertainty, and neither Goldman Sachs nor any other person assumes responsibility if future results are different from those forecasted. Furthermore, it should be understood that subsequent developments may affect the views expressed in the GS Discussion Materials and that Goldman Sachs does not have any obligation to update, revise or reaffirm its financial analyses or the GS Discussion Materials based on circumstances, developments or events occurring after the date of such GS Discussion Materials. With respect to the financial analyses performed by Goldman Sachs in the GS Discussion Materials: (a) such financial analyses, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses; (b) while none of the companies reviewed by Goldman Sachs for purposes of their analyses are directly comparable to Squarespace, the companies were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Squarespace based on Goldman Sachs’ familiarity with Squarespace’s industry and their professional judgment and experience; (c) while none of the selected transactions reviewed by Goldman Sachs for purposes of their analyses are identical to the Merger Agreement and the transactions contemplated thereby, including the Merger and the Offer, and while none of the companies involved in such transactions is identical or directly comparable to Squarespace, the transactions were selected because they involved publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Squarespace based on Goldman Sachs’ familiarity with Squarespace’s industry and their professional judgment and experience or were transactions that for purposes of analysis may be considered similar to the Merger Agreement and the transactions contemplated thereby, including the Merger and the Offer, based on Goldman Sachs’ professional judgment and experience; (d) in any event, Goldman Sachs’ analyses are not mathematical, rather, such analyses involve complex considerations and judgments concerning the differences in business, operating, financial and capital markets-related characteristics and other factors; and (e) such financial analyses do not purport to be appraisals or to reflect the prices at which shares or other securities or financial instruments of or relating to Shares may trade or otherwise be transferable at any time.
Goldman Sachs was not requested to, and did not, recommend or determine the consideration payable in the Merger Agreement. The type and amount of consideration payable in the Merger Agreement and the Offer were determined through negotiations among Permira, on the one hand, and Squarespace, the Special Committee and the Board, on the other hand, and the decision to enter into the Merger Agreement was that of the parties to the Merger Agreement. The GS Discussion Materials were viewed by Permira as having limited relevance and were not relied on by Permira in arriving at the decision to enter into the Merger Agreement or the transactions contemplated thereby, including the Merger and the Offer.
The summary set forth below does not represent the relative importance or weight given to those financial analyses or observations by Goldman Sachs. In general, the preparation of financial analyses, information and data is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, financial analyses and information are not readily susceptible to summary description. Future results may be different from those described and such differences may be material.
Summary of the GS Discussion Materials
The GS Discussion Materials are presentations that representatives of Goldman Sachs presented to the representatives of Permira with respect to the transactions contemplated by the Merger Agreement and consisted of preliminary financial analyses related to those transactions as described below.

GS Discussion Materials - Exhibit 16(c)(ix)
The GS Discussion Materials attached as Exhibit 16(c)(ix) to the Schedule 13E-3 review a range of financial considerations using publicly available information, including:
•
the historical trading price per share for Company Common Stock and the drivers of share price performance since listing (including changes in margin, changes in estimates (excluding margin impact, multiple expansion (contraction), changes in net debt and changes in shares outstanding));

•
a comparison of the historical trading prices for Company Common Stock and common stock for other selected companies for the period from June 2021 to April 2024 (during which period Squarespace’s share price had declined approximately 34% and the share price of Wix.com Ltd., Block, Inc., Shopify Inc. and GoDaddy.com, LLC had declined/(increased) by approximately 49%, 66%, 39% and (53%), respectively);

•
focus areas for investors in Squarespace (including questions regarding sustainable revenue growth rates, return on investment in various investments by Squarespace, the opportunity to integrate Generative AI into the business, Squarespace’s capital allocation policy given its free cash flow generation profile, the amount of sales and marketing and research and development expense required to differentiate against new business formation to sustain growth, steps that can be taken to reverse the deterioration of customer acquisition cost and the impact that initiatives around bundling and new pricing packages will have on profitability);

•	top buyers and sellers of Company Common Stock;
•	institutional investors with the capacity to buy Company Common Stock; and
•
a comparison of certain economic metrics of Squarespace and its peers in the software industry as set forth in the table below (the “Selected Companies”). Although none of the Selected Companies is directly comparable to Squarespace, the Selected Companies included were chosen because they are publicly traded companies in the software industry with operations that, for purposes of analysis, may be considered similar to certain operations of Squarespace:

		Select Peers				SMB-Focused Software Peers[2]	Enterprise Software Peers[2]
	Squarespace	Wix.com Ltd	GoDaddy.com, LLC	Block, Inc.	Shopify, Inc.	3	4
LFQ YoY Growth	18%	14%	6%	24%	25%	20%	9%
CY24-26E Rev CAGR	13%	13%	7%	15%	20%	16%	11%
CY24E EBITDA Margin	24%	19%	29%	26%	16%	19%	47%
CY24E uFCF Margin	29%	21%	30%	17%	15%	18%	27%
EV/NTM Rev	4.7x	4.4x	4.6x	3.6x	10.3x	5.6x	7.7x
Growth Adj. Rev[1]	0.38x	0.36x	0.66x	0.31x	0.55x	0.39x	0.73x

		Select Peers				SMB-Focused Software Peers2	Enterprise Software Peers2
	Squarespace	Wix.com Ltd	GoDaddy.com, LLC	Block, Inc.	Shopify, Inc.	3	4
EV/NTM GP	6.1x	6.4x	7.2x	4.5x	20.1x	7.0x	10.1x
Growth Adj. GP1	0.50x	0.52x	1.04x	0.40x	1.08x	0.52x	0.99x
EV/NTM EBITDA	19.9x	22.1x	15.4x	16.6x	62.7x	21.4x	20.4x
Growth Adj. EBITDA[1]	1.57x	1.89x	2.25x	1.21x	3.53x	2.12x	1.66x
EV/NTM uFCF	16.9x	19.3x	14.9x	22.4x	68.3x	29.8x	33.7x
Growth Adj. uFCF[1]	1.33x	1.67x	2.20x	1.83x	3.78x	2.38x	3.04x
LTM Stock Price Performance	11%	35%	60%	9%	58%	19%	47%

Source: Factset, Bloomberg, public filings as of 04-Apr-2024. Note: Median metrics displayed for SMB-Focused Software and Enterprise Software peers; non-growth adj. multiples >100x or <(100)x considered NM.
(1)	Growth adjusted multiple calculated as EV / NTM multiple over CY24 -26 CAGR; growth-adj. multiples >10x or <(10)x considered NM.
(2)	Represents the median.

(3)
Includes Bill.com, Holdings, Inc., DocuSign, Inc., HubSpot, Inc., Klaviyo, Inc., Intuit Inc., Box, Inc., LegalZoom.com, Inc., The Sage Group plc, Freshworks Inc., Sprout Social, Inc., Braze, Inc., ZoomInfo Technologies Inc., Toast, Inc., Confluent, Inc., DigitalOcean Holdings, Inc., Paycor HCM, Inc., Semrush Holdings, Inc., and EverCommerce Inc.

(4)	Includes Microsoft Corporation, Salesforce, Inc., SAP SE and Oracle Corporation.
GS Discussion Materials - Exhibit 16(c)(x)
The GS Discussion Materials attached as Exhibit 16(c)(x) to the Schedule 13E-3 review a range of precedent transaction data using publicly available information, including:
•
transaction premia for all-cash deals in the technology, media and telecommunications industry in the United States since January 1, 2017 with an enterprise value greater than $200 million, which indicated:

•	25th percentile, median and 75th percentile premia of 19%, 30% and 47%, respectively, to the undistributed price;
•	25th percentile, median and 75th percentile premia of 32%, 56% and 91%, respectively, to undisturbed price when such undisturbed price was between 0% and 50% of the 52 week high;
•	25th percentile, median and 75th percentile premia of 21%, 41% and 64%, respectively, to undisturbed price when such undisturbed price was between 50% and 60% of the 52 week high;
•	25th percentile, median and 75th percentile premia of 26%, 48% and 53%, respectively, to undisturbed price when such undisturbed price was between 60% and 70% of the 52 week high;
•	25th percentile, median and 75th percentile premia of 25%, 31% and 43%, respectively, to undisturbed price when such undisturbed price was between 70% and 80% of the 52 week high;
•	25th percentile, median and 75th percentile premia of 20%, 29% and 35%, respectively, to undisturbed price when such undisturbed price was between 80% and 90% of the 52 week high; and
•	25th percentile, median and 75th percentile premia of 8%, 18% and 27%, respectively, to undisturbed price when such undisturbed price was 90% or higher of the 52 week high.
•	transaction premia for the following related party transactions in the United States with an enterprise value greater than $200 million since 2008:
•
Endeavor Group Holdings, Inc.’s $25 billion take-private by Silver Lake Group, LLC and EngageSmart, Inc.’s $4 billion take-private by Vista Equity Partners, which had transaction premia of 8.7% and 13.9%, respectively;

•	13E-3 take privates, which indicated a median premium of 29.1%;
•	significant insider buyouts (15-49% pre-deal ownership), which indicated a median transaction premia of 33.2%; and
•	minority squeeze outs (50-95% pre-deal ownership), which indicated a median transaction premia of 32.9%.

•
EV / NTM revenue multiples from the following transactions in the software industry, each of which had an enterprise value greater than $1 billion and greater than 15% revenue growth since 2019, which indicated (i) 25th percentile, median and 75th percentile EV / NTM revenue multiples of 8.0x, 8.6x and 9.0x, respectively, and (ii) minimum, maximum, 25th percentile and median EV / NTM revenue multiples of 5.1x, 12.9x, 6.2x and 8.4x, respectively, for all sponsor deals (as indicated below):

Target	Acquiror	Announcement Date	Sponsor Deal? (Yes/No)
Slack Technologies, Inc.	Salesforce.com, Inc.	December 2020	No
Five9, Inc.	Zoom Video Communications, Inc.	July 2021	No
SailPoint Technologies Holdings, Inc.	Thoma Bravo, LLC	April 2022	Yes
Anaplan, Inc.	Thoma Bravo, LLC	June 2022	Yes
KnowBe4, Inc.	Vista Equity Partners Management, LLC	October 2022	Yes
Tableau Software, LLC	Salesforce.com, Inc.	June 2019	No
Medallia, Inc.	Thoma Bravo, LLC	July 2021	Yes
Mandiant Solutions, LLC	Alphabet Inc.	March 2022	No
Proofpoint, Inc.	Thoma Bravo, LLC	April 2021	Yes
Avalara, Inc.	Vista Equity Partners Management, LLC	August 2022	Yes
Coupa Software Incorporated	Thoma Bravo, LLC	December 2022	Yes
Momentive Global Inc.	Zendesk, Inc.	October 2021	No
ForgeRock, Inc.	Thoma Bravo, LLC	October 2022	Yes
Pluralsight, Inc.	Vista Equity Partners Management, LLC	March 2021	Yes
Ultimate Software Group, Inc.	Hellman & Friedman LLC	February 2019	Yes
Datto, Inc.	Kaseya Limited	April 2022	No
Ping Identity Holding Corp.	Thoma Bravo, LLC	August 2022	Yes
Instructure Holdings, Inc.	Thoma Bravo, LLC	February 2020	Yes
Cvent Holding Corp.	The Blackstone Group Inc.	March 2023	Yes
Zendesk, Inc.	Investor Group	June 2022	Yes
UserTesting, Inc.	Thoma Bravo, LLC	October 2022	Yes

•
last twelve month EV / EBITDA multiples from the following select precedent transactions, each of which had an enterprise value greater than $1 billion in the technology, media and telecommunications industry, which indicated a median last twelve month EV / EBITDA multiple of 11.1x:

Target	Acquiror	Announcement Date
Digital Room LLC	Sycamore Partners Management, L.P.	December 2021
Endurance International Group Holdings, Inc.	Clearlake Capital Group, L.P.	November 2020
Cision Ltd.	Platinum Equity, LLC	October 2019
Shutterfly, Inc.	Apollo Global Management, Inc.	June 2019
Web.com Group, Inc.	Siris Capital Group, LLC	June 2018
Host Europe Group Limited	GoDaddy Inc.	December 2016
1&1 Ionos, Inc.	Warburg Pincus LLC	November 2016
Constant Contact, Inc.	Endurance International Group Holdings, Inc.	November 2015
Conversant, Inc.	Alliance Data Systems Corporation	September 2014

Miscellaneous
Goldman Sachs has provided certain financial advisory and/or underwriting services to Squarespace and to its affiliates from time to time, including having acted as bookrunner in connection with a secondary offering for Squarespace in September 2023. During the two-year period ended May 13, 2024, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking to Squarespace and/or its affiliates of approximately $790,000. Goldman Sachs Investment Banking may provide financial advisory or underwriting services to Squarespace and/or its affiliates in the future, and in connection with any such services, Goldman Sachs may receive compensation. Goldman Sachs has provided certain financial advisory and/or underwriting services to Permira and to its affiliates and/or portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as financial advisor to Permira Advisers Hong Kong in connection with the sale of Tricor Services to Baring Private Equity Asia in June 2022; as bookrunner in connection with a high yield offering for Best Secret GmbH, a portfolio company of Permira, in July 2022; as financial advisor to Permira in connection with the acquisition of a minority stake in GoCardless in August 2022; as financial advisor to Teraco Data Environments, a portfolio company of Permira, in connection with its sale to Digital Realty in August 2022; as placement agent in connection with a private placement for Klarna AB, a portfolio company of Permira, in September 2022; as bookrunner in connection with a secondary offering for Clearwater Analytics LLC, a portfolio company of Permira, in March 2023; as bookrunner in connection with a high yield offering for CABB GmbH, a portfolio company of Permira, in April 2023; as book runner in connection with a secondary offering for Cinven (UK), a portfolio company of Permira, in June 2023; as bookrunner in connection with a high yield offering for Best Secret GmbH, a portfolio company of Permira, in June 2023; as co-financial advisor to Permira in connection with the acquisition of Adevinta in November 2023; as co-financial advisor to Alter Domus Sarl, a portfolio company of Permira, in connection with its sale to Cinven in March 2024; as bookrunner in connection with a bank loan to Personal & Infomatik Ag (P&I), a portfolio company of Permira, in March 2024; and as bookrunner in connection with a bank loan to Genesys Telecommunications Laboratories, Inc., a portfolio company of Permira, in March 2024. The aggregate amount of compensation Goldman Sachs Investment Banking (x) has recognized for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking to Permira and/or its affiliates and/or portfolio companies during the two-year period ended May 13, 2024 and (y) is entitled to receive pursuant to an engagement letter between Permira Advisers and Goldman Sachs in connection with the Offer, the Merger and the Debt Financing (assuming consummation of the Offer or the Merger) is approximately $80.3 million. Goldman Sachs Investment Banking may provide financial advisory or underwriting services to Permira and/or its affiliates and/or portfolio companies in the future, and in connection with any such services, Goldman Sachs may receive compensation.
Goldman Sachs has provided certain financial advisory and/or underwriting services to Accel Management Co. Inc. (“Accel Management”) and to its affiliates and/or portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation. During the two-year period ended May 13, 2024, Goldman Sachs did not recognize compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking to Accel Management and/or its affiliates and/or portfolio companies (other than Squarespace as discussed above). Goldman Sachs Investment Banking may provide financial advisory or other services to Accel Management and/or its affiliates and/or portfolio companies in the future, and in connection with any such services, Goldman Sachs may receive compensation.
Goldman Sachs has provided certain financial advisory and/or underwriting services to General Atlantic and to its affiliates and/or portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation. During the two-year period ended May 13, 2024, Goldman Sachs Investment Banking has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking to General Atlantic and/or its affiliates and/or portfolio companies of approximately $57.0 million (which figure does not include compensation for services to Squarespace as discussed above). Goldman Sachs Investment Banking may provide financial advisory or underwriting services to General Atlantic and/or its affiliates and/or portfolio companies in the future, and in connection with any such services, Goldman Sachs may receive compensation.
During the two-year period ended May 13, 2024, Goldman Sachs Investment Banking had not been engaged to provide financial advisory or underwriting services to any of the Casalena Filing Parties, and Goldman Sachs did not recognize any compensation from the Casalena Filing Parties during such period. Goldman Sachs Investment Banking may provide financial advisory or advisory services to the Casalena Filing Parties and/or their affiliates in the future, and in connection with any such services, Goldman Sachs may receive compensation.
Position of the Rollover Filing Parties as to the Fairness of the Merger
Under the SEC rules governing “going-private” transactions, each of the Casalena Filing Parties, the Accel Filing Parties and the General Atlantic Filing Parties may be deemed to be an affiliate of Squarespace, and therefore required to express their belief as to the fairness of the proposed Merger to Squarespace’s “unaffiliated security holders,” as defined in Rule 13e-3 under the Exchange Act and, absent the Merger and the transactions contemplated thereby, neither the Accel Filing Parties nor the General Atlantic Filing Parties believes that it (i) directly or indirectly, controls, is controlled by, or is under common control with Squarespace or (ii) is a member of a controlled group or under common control with the Purchaser Filing Parties. The Merger is a Rule 13e-3 transaction for which a Schedule 13E-3 Transaction Statement has been filed with the SEC. The Rollover Filing Parties are making the statements included in this section solely for purposes of complying with the requirements of Rule 13e-3 and related rules and regulations under the Exchange Act. However, the view of the Rollover Filing Parties as to the fairness of the Merger is not intended to be and should not be construed as a recommendation to any Squarespace stockholder as to whether that stockholder should tender their Shares in the Offer. The Rollover Filing Parties have interests in the Merger both the same as those of the unaffiliated security holders of Squarespace by virtue of the expected receipt of the Offer Price for a portion of the Rollover Filing Parties’ Shares upon completion of the Merger, and not identical to those of the unaffiliated security holders of Squarespace by virtue of the Rollover Filing Parties’ commitment to roll over a portion of their Shares (such rollover being valued with the same valuation per Share as the Offer Price) in exchange for a continuing ownership stake in a direct or indirect parent entity of Parent.
Although Mr. Braccia, an employee of an entity affiliated with the Accel Rollover Stockholders, Accel Growth Fund L.P., Accel Growth Fund Strategic Partners L.P. and Accel Growth Fund Investors 2010 L.L.C., Mr. Levy, an employee of an affiliate of the General Atlantic Rollover Stockholder, and Mr. Casalena, an affiliate of the Casalena Filing Parties are members of the Squarespace Board, such individuals were not members of the Special Committee and did not participate (i) in the discussions or deliberations of the Special Committee regarding, nor receive advice from the respective independent legal, financial or other advisors of the Special Committee as to, the fairness of the Merger or (ii) in the negotiations between the Special Committee, on the one hand, and the Permira Filing Parties and the Buyer Parties, on the other, with respect to the terms of the Merger Agreement, including with respect to the Offer Price to be paid to the unaffiliated security holders of Squarespace. For these reasons, the Rollover Filing Parties do not believe that their interests in the Merger influenced the decisions or recommendations of the Special Committee with respect to the Merger Agreement or the Merger.
Based on the knowledge and analyses of the Rollover Filing Parties of available information regarding Squarespace, and the factors considered by, and the analyses and resulting conclusions of, the Special Committee and the Squarespace Board discussed in the section of the section of the Schedule 14D-9 captioned “Item 4—The Solicitation or Recommendation—Squarespace’s Reasons for the Offer and the Merger; Recommendation of the Special Committee and the Squarespace Board and —Opinion of Centerview” (which analyses and resulting conclusions the Rollover Filing Parties adopt), the Rollover Filing Parties believe that the Merger is substantively and procedurally fair to the unaffiliated security holders of Squarespace based upon substantially the same factors considered by the Permira Filing Parties and Buyer Parties described under “Special Factors and Other Relevant Information–Section 5—Position of the Permira Filing Parties and Buyer Parties as to the Fairness of the Merger.” In addition to the factors described under the foregoing sections, the Rollover Filing Parties also believe that the Merger is procedurally and substantively fair to the unaffiliated security holders of Squarespace based upon, among other things, the following factors, which are not listed in any relative order of importance:
•
the current and historical market prices of Shares, including the market performance of Shares relative to those of other participants in Squarespace’s industry and general market indices, and the fact that the Offer Price represents (1) a premium of approximately 47% to the closing price of Company Common Stock on February 13, 2024 of $31.61 per share, the date on which Permira submitted its initial indication of interest; (2) a premium of approximately 22% over the closing price of Company Common Stock of $38.19 on May 10, 2024 (the last trading day prior to public announcement of the Original Merger Agreement); (3) a premium of approximately 36% to the 90-day volume weighted average trading price of Company Common Stock on May 10, 2024; (4) a premium of approximately 49% to the 52-week volume weighted average closing price of Company Common Stock on May 10, 2024; and (5) a premium of approximately 70% to the two-year volume weighted average closing price of Company Common Stock on May 10, 2024; and (6) a premium of 5.7% to the $44.00 price per share of Company Common Stock offered in the May Proposal and included in the terms of Original Merger Agreement;

•
the fact that the Offer Price will be paid to the unaffiliated security holders in all cash, thus allowing the unaffiliated security holders of Squarespace to immediately realize a certain and fair value for their shares, which value represents a significant premium to (i) the closing price of Shares on May 10, 2024, the last trading day before the public announcement of the Merger Agreement and the transactions contemplated thereby, (ii) the weighted-average price per share for the share repurchases undertaken by Squarespace during the three months ended March 31, 2024 and (iii) the volume-weighted average stock price of Shares for the 90 days ended May 10, 2024;

•
the fact that all of the members of the Special Committee were and are independent directors and not affiliated with any Rollover Filing Party; in addition, none of the members of the Special Committee is or ever was an employee of Squarespace or any of its subsidiaries or affiliates and none of such members has any financial interest in the Merger that is different from that of the unaffiliated security holders other than such members’ right to receive Squarespace Board compensation and Special Committee compensation

(which are not contingent upon the completion of the Merger or the Special Committee’s or the Squarespace Board’s recommendation and/or authorization and approval of the Merger) and such members’ rights to indemnification and liability insurance under their respective indemnification agreements entered into with Squarespace and under the Merger Agreement;
•
the fact that the Special Committee and the Squarespace Board were fully informed about the extent to which the interests of the Rollover Filing Parties in the Merger differed from those of the unaffiliated security holders of Squarespace;

•
the fact that the Squarespace Board, acting upon the recommendation of the Special Committee, unanimously determined that the Merger Agreement is in the best interests of Squarespace and its stockholders and declared the Merger Agreement and the consummation of the Merger, the Offer and the other transactions contemplated thereby advisable;

•	the fact that the Merger Agreement was in fact approved by a majority of the directors of Squarespace who are not employees of Squarespace; and
•	the fact that the closing of the Offer is conditioned on the Unaffiliated Majority Tender Condition.
The Rollover Filing Parties believe the foregoing factors, including the ones described under the sections of the Schedule 14D-9 captioned “Item 4—The Solicitation or Recommendation-Squarespace’s Reasons for the Offer and the Merger; Recommendation of the Special Committee and the Squarespace Board and—Opinion of Centerview” provide a reasonable basis upon which to form their position regarding the fairness of the Merger to the unaffiliated security holders of Squarespace. As described in the section of this Offer to Purchase captioned “Special Factors and Other Relevant Information–Section 8–Prior Public Offerings; Transactions in Shares,” none of the Rollover Filing Parties have purchased any Shares during the past two years, and therefore none of the Rollover Filing Parties were able to, nor did they, consider the purchase prices paid for any Shares by any of the Rollover Filing Parties during the past two years. This position however, is not intended to be and should not be construed as a recommendation to any Squarespace stockholder to approve the Merger Agreement. The Rollover Filing Parties make no recommendation as to how stockholders of Squarespace should tender their Shares in the Offer.
6. Interests of Squarespace’s Directors and Executive Officers in the Offer
In considering the recommendations of the Special Committee and the Squarespace Board with respect to the Offer, you should be aware that, aside from their interests as holders of Shares, Squarespace’s directors and executive officers may have interests in the Offer, the Rollover, the Share Sales and the Merger that are different from, or in addition to, your interests as a stockholder. The Special Committee and the Squarespace Board were aware of and considered these interests to the extent that they existed at the time, among other matters. In particular:
•	Certain members of the Squarespace Board received and are entitled to receive a fee in connection with their service on the Special Committee;
•
Squarespace’s directors and officers are entitled to continued indemnification and insurance coverage under the Merger Agreement and indemnification agreements between such individuals and Squarespace;

•
Each of Squarespace’s executive officers (other than Anthony Casalena, Squarespace’s Chief Executive Officer) is party to an employment agreement with Squarespace that provides for severance payments and benefits in the event of an involuntary termination (as defined in the section of this Offer to Purchase captioned “Special Factors and Other Relevant Information—Section 6—Interests of Squarespace’s Directors and Executive Officers–Change in Control and Severance Benefits under Existing Agreements”);

•
Squarespace’s non-employee director compensation policy, dated as of August 1, 2023, provides that upon a change in control, all outstanding Squarespace RSUs held by each non-employee director will vest in full, subject to the director’s continued service with Squarespace until immediately prior to the change in control (Squarespace RSUs granted to non-employee directors in 2024 are subject to prorated vesting in connection with the Merger);

•
Anthony Casalena, Squarespace’s Chief Executive Officer, will (i) be the Chief Executive Officer of the Surviving Corporation as of the consummation of the Merger and (ii) together with the Casalena Rollover Stockholders, entered into a Support Agreement with Squarespace and Parent, pursuant to which the Casalena Rollover Stockholders agreed, among other things, to contribute a portion of the Shares owned by them to a direct or indirect parent company of Parent in exchange for equity interests in such direct or indirect parent company of Parent, which contribution and exchange will happen immediately prior to the Closing and, solely as a result of such contribution and exchange, Mr. Casalena (together, as applicable, with his affiliates) will own approximately 33.4% of such direct or indirect parent company, following the consummation of such contribution and exchange and will have certain governance rights with respect to such direct or indirect parent company following the consummation of the Merger. As of the date of this Offer to Purchase, other than as described in the prior sentence, none of Squarespace’s executive officers have reached an understanding on potential employment with the Surviving Corporation or with Parent or Merger Sub (or any of their respective affiliates), or entered into any definitive agreements or arrangements regarding employment with the Surviving Corporation or with Parent or Merger Sub (or any of their respective affiliates) to be effective following the consummation of the Merger; and
•
Mr. Levy is a member of the Squarespace Board and an employee of an entity affiliated with General Atlantic and Mr. Braccia is a member of the Squarespace Board and an employee of an entity affiliated with the Accel Rollover Stockholders, and, each of the General Atlantic Rollover Stockholder and the Accel Rollover Stockholders entered into a Support Agreement with Squarespace and Parent, pursuant to which each such Rollover Stockholder agreed, among other things, to contribute a portion of the Shares it owns to a direct or indirect parent company of Parent in exchange for equity interests in such direct or indirect parent company of Parent, which contribution and exchange will happen immediately prior to the Closing and, solely as a result of such contribution and exchange, each of the General Atlantic Rollover Stockholder and the Accel Rollover Stockholders (together, as applicable, with their respective affiliates) will own approximately 8.5% and 0.5%, respectively, of such direct or indirect parent company, following the consummation of such contribution and exchange (with respect to the Accel Rollover Stockholders this does not reflect the Accel Equity Commitment).

Special Committee Fees
Squarespace paid compensation of $20,000 per month to Special Committee members and $25,000 per month to Special Committee Chair, payable from the formation of the Special Committee on February 22, 2024 until the Merger Agreement was executed on May 13, 2024. In addition, Squarespace will pay to Michael Fleisher, as Special Committee Chair, a monthly fee equal to $10,000 for each full or partial month from and including May 14, 2024 through the month in which the Closing occurs. Squarespace will pay the other members of the Special Committee a monthly fee equal to $7,500 for each full or partial month from and including May 14, 2024 through the month in which the Closing occurs. Such fees are in addition to the regular compensation received as a member of the Squarespace Board.
Insurance and Indemnification of Directors and Executive Officers
Pursuant to the terms of the Merger Agreement, directors and officers of Squarespace will be entitled to certain ongoing indemnification and insurance coverage, including under directors’ and officers’ liability insurance policies. For more information, see the section of this Offer to Purchase captioned “The Tender Offer—Section 10—The Merger Agreement; Other Agreements–Directors’ and Officers’ Indemnification and Insurance.”
Treatment of Squarespace Equity Awards
The following is an overview of the treatment of Squarespace Equity Awards applicable to Squarespace’s current non-employee directors and executive officers. As of June 30, 2024, Squarespace’s current non-employee directors and executive officers do not hold any outstanding Squarespace Options.
Treatment of Squarespace RSUs and Squarespace PSUs
As of September 1, 2024, there were outstanding (1) Squarespace RSUs covering an aggregate of 10,297,794 Shares, 37,182 of which were held by Squarespace’s current non-employee directors and 623,700 of which were held by its current executive officers and (2) Squarespace PSUs covering an aggregate of 559,382 Shares (assuming achievement of target level performance and excluding Mr. Casalena’s Squarespace PSUs which will be automatically forfeited in connection with the Merger without the payment of any consideration), none of which were held by Squarespace’s current non-employee directors and 256,410 of which were held by its current executive officers.

The Merger Agreement provides for the following treatment of Squarespace RSUs and PSUs at the Effective Time:
•
Squarespace RSUs and PSUs Held by Executive Officers. Each outstanding Squarespace RSU and Squarespace PSU (other than Forfeited Squarespace PSUs) held by executive officers of Squarespace that is not vested by its terms as of the Effective Time will be converted into a Converted Full Value Award, which is the contractual right to receive a payment in an amount of cash equal to the product of the Offer Price multiplied by the number of Shares subject to the applicable Squarespace RSU or Squarespace PSU (with the number of Shares subject to Squarespace PSUs determined in accordance with the applicable award agreement prior to the closing). Each Converted Full Value Award will remain subject to the same vesting terms and conditions that applied to the associated Squarespace RSU or Squarespace PSU, as applicable, immediately prior to the Effective Time. No Squarespace RSUs or Squarespace PSUs will be vested as of the Effective Time.

•	Forfeited Squarespace PSUs. Each Forfeited Squarespace PSU will be forfeited as of the Effective Time for no consideration.
•
Squarespace RSUs Held by Non-Employee Directors. Each outstanding Squarespace RSU that is held by a non-employee director of Squarespace will be converted into the right to receive a lump sum cash payment, without interest, equal to the product of the Offer Price multiplied by the number of Shares subject to the Squarespace RSU (subject to any prorated vesting). This amount (less any required withholding and other taxes) will be paid to the applicable holder no later than the second regularly scheduled payroll date following the Closing Date.

Equity Interests of Squarespace’s Directors and Executive Officers
The following table sets forth for each of Squarespace’s executive officers and directors the number of Shares subject to his or her Squarespace RSUs and Squarespace PSUs, in each case expected to be held on the Closing Date, assuming the following and such additional assumptions set forth in the footnotes to the table:
•	the Merger constitutes a change in control under the Squarespace Equity Plans;
•
June 30, 2024 as the date of the closing of the Merger (which was the assumed date solely for purposes of Squarespace’s definitive proxy statement on Schedule 14A filed with the SEC on August 22, 2024); and

•
the number of outstanding Squarespace Equity Awards for each non-employee director and executive officer on the Closing Date is equal to the number of Squarespace Equity Awards that were outstanding as of June 30, 2024 (assuming achievement of target level performance), and do not forecast any vesting, deferrals or forfeitures of equity-based awards following such date (other than Mr. Casalena’s Squarespace PSUs, which will automatically forfeit in connection with the Merger without the payment of any consideration).

None of Squarespace’s current non-employee directors or executive officers hold any outstanding Squarespace Options.

	Shares Underlying Squarespace RSU Awards(1)(3)		Shares Underlying Squarespace PSU Awards(2)(3)
Name	Number of Shares (#)	Value ($)	Number of Shares (#)	Value ($)	Total ($)
Non-Employee Directors
Andrew Braccia	6,197	272,668	—	—	272,668
Michael Fleisher	6,197	272,668	—	—	272,668
Jonathan Klein	6,197	272,668	—	—	272,668
Liza Landsman	6,197	272,668	—	—	272,668
Anton Levy	6,197	272,668	—	—	272,668
Neela Montgomery	6,197	272,668	—	—	272,668
Executive Officers
Anthony Casalena	—	—	—(4)	—(4)	—(4)
Nathan Gooden	436,907	19,223,908	134,837	5,932,828	25,156,736
Paul Gubbay	136,199	5,992,756	59,718	2,627,592	8,620,348
Courtenay O’Connor	116,175	5,111,700	61,855	2,721,620	7,833,320

(1)
Represents Shares subject to Squarespace RSUs outstanding as of June 30, 2024 (without regard to any change in control-related accelerated vesting). The values shown with respect to Squarespace RSUs are determined as the product of the Offer Price multiplied by the total number of Shares subject to Squarespace RSUs.

(2)
Represents Shares subject to Squarespace PSUs outstanding as of June 30, 2024 (without regard to any change in control-related accelerated vesting, except as noted below), and includes Squarespace PSUs that have been earned but are subject to the satisfaction of service-based vesting conditions. The values shown with respect to Squarespace PSUs are determined as the product of the Offer Price multiplied by the total number of Shares subject to Squarespace PSUs (assuming achievement of target performance levels). Achievement of maximum performance levels would result in 200% of such amounts.

(3)
As described further in the section of this Offer to Purchase captioned “Special Factors and Other Relevant Information–Section 6–Interests of Squarespace’s Directors and Executive Officers in the Offer–Change in Control and Severance Benefits Under Existing Agreements–Employment Agreements with Current Executive Officers,” each of the Squarespace executive officers (other than Anthony Casalena) is eligible for vesting acceleration of his or her Squarespace Equity Awards in connection with certain qualifying terminations of employment under their respective employment agreements. For additional information regarding the Squarespace Equity Awards for Squarespace’s executive officers, see the section of this Offer to Purchase captioned “Special Factors and Other Relevant Information–Section 6–Interests of Squarespace’s Directors and Executive Officers in the Offer–Change in Control and Severance Benefits Under Existing Agreements–Golden Parachute Compensation.”

(4)	Mr. Casalena’s Squarespace PSUs, which cover, at maximum performance, 2,750,000 Shares, will be automatically forfeited in connection with the Merger without the payment of any consideration.
Change in Control and Severance Benefits Under Existing Agreements
Employment Agreements with Current Executive Officers
Squarespace has entered into employment agreements with each of Nathan Gooden (Squarespace’s Chief Financial Officer), Paul Gubbay (Squarespace’s Chief Product Officer) and Courtenay O’Connor (Squarespace’s General Counsel), which provide that if the applicable executive officer is terminated by Squarespace without “cause” or by the applicable executive officer for “good reason” (in each case, an “involuntary termination”), whether or not in connection with a change in control, the applicable executive officer will be entitled to the following severance benefits:
•	Base salary continuation for a certain number of months (12 months for Mr. Gooden, and six months for Mr. Gubbay and Ms. O’Connor);
•	Squarespace will pay the executive’s COBRA premiums for a certain number of months (12 months for Mr. Gooden, and six months for Mr. Gubbay and Ms. O’Connor); and
•	if such involuntary termination occurs within three months prior to or within 12 months following a change in control, 100% acceleration of all Squarespace Equity Awards.
The severance benefits are conditioned on the applicable executive officer executing and not revoking a general release of claims in favor of Squarespace.
For an estimate of the value of the payments and benefits described above that would be payable to Squarespace’s named executive officers upon an involuntary termination in connection with the Merger, which Squarespace has assumed constitutes a change of control under the Squarespace Equity Plans and the employment agreements for Squarespace’s named executive officers, see “Special Factors and Other Relevant Information–Section 6–Interests of Squarespace’s Directors and Executive Officers in the Offer–Golden Parachute Compensation” below.
Anthony Casalena (Squarespace’s Chief Executive Officer) has also entered into an employment agreement with Squarespace. However, Mr. Casalena’s employment agreement does not provide for any severance payments or benefits upon his termination of employment.
Equity Award Arrangements with Directors and Executive Officers
Squarespace’s non-employee director compensation policy, dated as of August 1, 2023, provides that upon a change in control, all outstanding Squarespace RSUs held by each non-employee director will vest in full, subject to the director’s continued service with Squarespace until immediately prior to the change in control. However, Squarespace RSUs granted to non-employee directors in 2024 are subject to prorated vesting in connection with the Merger.
Squarespace has granted Squarespace PSUs to certain executive officers under Squarespace’s 2021 Equity Incentive Plan. Pursuant to the terms of the award agreements with respect to such Squarespace PSUs, upon a change in control, any earned Squarespace PSUs will remain subject to the executive’s continuous service with us through the applicable vesting dates and will become immediately vested upon an involuntary termination occurring within three months prior to or within 12 months following a change in control. Squarespace’s 2021 Equity Incentive Plan and

2008 Equity Incentive Plan also provide that if any payments or benefits provided for under an agreement with any participant (including Squarespace’s executive officers) or otherwise payable to the participant would constitute “excess parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, the participant will receive either full payment of such payments and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the applicable participant. Squarespace is not required to provide any tax gross-up payments to any executive officer.
Pursuant to the award agreement governing Mr. Casalena’s Squarespace PSUs, his Squarespace PSUs will be automatically forfeited in connection with the Merger without the payment of any consideration.
For an estimate of the value of the payments and benefits described above that could be payable to Squarespace’s named executive officers upon consummation of the Merger, which Squarespace has assumed constitutes a change of control under the Squarespace Equity Plans and the employment agreements for Squarespace’s named executive officers, see “Special Factors and Other Relevant Information–Section 6–Interests of Squarespace’s Directors and Executive Officers in the Offer–Golden Parachute Compensation” below.
Golden Parachute Compensation
The information set forth in the tables below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of Squarespace’s named executive officers (“NEOs”) that is based on or otherwise relates to the Merger and assumes, among other things, that the Merger constitutes a change in control under the Squarespace Equity Plans and each NEO’s employment agreement, the Merger is consummated and that the NEOs will incur a severance-qualifying termination of employment immediately following consummation of the Merger. The NEOs for Squarespace’s fiscal year ended December 31, 2023 consisted of Anthony Casalena, Nathan Gooden, Paul Gubbay and Courtenay O’Connor. As noted above, Mr. Casalena is not entitled to any severance payments or benefits upon his termination of employment.
The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described below, and do not reflect certain compensation actions that may occur before the consummation of the merger.
For purposes of calculating such amounts, on a pre-tax basis, Squarespace has assumed:
•	the Merger constitutes a change in control under the Squarespace Equity Plans and each NEO’s employment agreement;
•	June 30, 2024, which is the latest practicable date prior to this filing, as the date of the closing of the Merger;
•
each NEO experiences an involuntary termination on June 30, 2024, based on the terms of his or her respective agreement(s) (as described above in “Special Factors and Other Relevant Information–Section 6–Interests of Squarespace’s Directors and Executive Officers in the Offer–Change in Control and Severance Benefits under Existing Agreements”);

•	the NEO’s base salary rates remain unchanged from those in effect as of June 30, 2024;
•
Squarespace Equity Awards are valued based upon the Offer Price, and do not forecast any vesting, deferrals or forfeitures of equity-based awards following June 30, 2024 (except for Mr. Casalena’s Squarespace PSUs, which will be automatically forfeited in connection with the Merger pursuant to their terms without the payment of any consideration); and

•	Squarespace PSUs held by each NEO (other than Mr. Casalena) will be deemed earned based on the achievement of target level of performance.

In accordance with the terms of Squarespace’s 2021 Equity Incentive Plan and 2008 Equity Incentive Plan, if the payments or benefits to an NEO under his or her respective agreement(s) (as described above in “Special Factors and Other Relevant Information–Section 6–Interests of Squarespace’s Directors and Executive Officers in the Offer–Change in Control and Severance Benefits under Existing Agreements”) would be subject to excise taxes under Section 280G and 4999 of the Code, such payments will be reduced if and to the extent such reduction would result in a better result to the NEO taking into account applicable taxes.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Anthony Casalena	—	—	—	—
Nathan Gooden	750,000	25,156,560	32,000	25,938,560
Paul Gubbay	325,000	8,620,216	13,600	8,958,816
Courtenay O’Connor	275,000	7,833,188	12,800	8,120,988

(1)
The estimated amount for each NEO (other than Mr. Casalena who is not entitled to any severance payments or benefits) represents the cash severance payments to which the NEO may become entitled under his or her existing employment agreement. As discussed above, under their existing employment agreements, upon an involuntary termination (whether or not in connection with a change in control), the NEOs will be entitled to base salary continuation for a certain number of months (12 months for Mr. Gooden, and six months for Mr. Gubbay and Ms. O’Connor). The cash severance is contingent upon an involuntary termination and subject to the NEO’s execution and non-revocation of a release of claims. These amounts are payments that would be payable upon an involuntary termination of employment, whether or not there is also a change in control.

(2)
As noted above, each NEO (other than Mr. Casalena) is eligible for “double-trigger” acceleration in full of his or her Squarespace Equity Awards in the event he or she experiences an involuntary termination within three months prior to or within 12 months following a change in control. Set forth below are the values of each unvested Squarespace Equity Award held by the NEOs that would become vested upon an involuntary termination immediately following the consummation of a change-in-control. Mr. Casalena’s Squarespace PSUs, which cover, at maximum performance, 2,750,000 Shares, will be automatically forfeited in connection with the Merger without the payment of any consideration.

Name	Squarespace RSUs ($)	Squarespace PSUs(i) ($)
Anthony Casalena	—	—
Nathan Gooden	19,223,732	5,932,828
Paul Gubbay	5,992,668	2,627,548
Courtenay O’Connor	5,111,568	2,721,620

(i)	Includes Squarespace PSUs that have been earned but are subject to the satisfaction of service-based vesting conditions.
(3)
The estimated amount for each NEO (other than Mr. Casalena who is not entitled to any severance payments or benefits) represents continuation of medical benefits to which the NEO may become entitled under his or her existing employment agreement. As discussed above, under their existing employment agreements, upon an involuntary termination (whether or not in connection with a change in control), Squarespace will pay such NEOs COBRA premiums for a certain number of months (12 months for Mr. Gooden, and six months for Mr. Gubbay and Ms. O’Connor). These amounts are contingent upon an involuntary termination and are subject to the NEO’s execution and non-revocation of a release of claims. These amounts are payments that would be payable upon an involuntary termination of employment, whether or not there is also a change in control.

Employment Arrangements Following the Merger
As of the date of this Offer to Purchase, none of Squarespace’s executive officers (other than Mr. Casalena as described in the following sentence) has (1) reached an understanding on potential employment or other retention terms with the Surviving Corporation or with Parent or Merger Sub (or any of their respective affiliates), or (2) entered into any definitive agreements or arrangements regarding employment or other retention with the Surviving Corporation or with Parent or Merger Sub (or any of their respective affiliates) to be effective following the consummation of the Merger. Mr. Casalena will be the Chief Executive Officer of the Surviving Corporation as of the consummation of the Merger and will have certain governance rights with respect to the Surviving Corporation. However, prior to the Effective Time, Parent or Merger Sub (or their respective affiliates) may have discussions with certain of Squarespace’s employees (including certain of its executive officers) regarding employment or other retention terms and may enter into definitive agreements regarding employment, retention, or the right to purchase or participate in the equity of the Surviving Corporation or one or more of its affiliates in connection with the Merger. Any such agreements will not increase or decrease the Offer Price paid to Squarespace’s stockholders in the Offer.

7. Appraisal Rights
If the Merger is consummated, holders of record and beneficial owners of Shares who (i) did not tender their Shares pursuant to the Offer (or, if tendered, validly and subsequently withdrew such Shares by the Expiration Date) and continuously hold or own their Shares through the effective date of the Merger; (ii) follow the procedures set forth in Section 262 of the DGCL (“Section 262”), and (iii) do not thereafter lose their appraisal rights (by withdrawal, failure to perfect or otherwise), in each case in accordance with the DGCL, are entitled to seek appraisal of their Shares in connection with the Merger under Section 262. All references in Section 262 and in this summary (a) to a “stockholder” or a “holder of shares” are to a record holder of Shares, (b) to a “beneficial owner” are to a person who is the beneficial owner of Shares held either in voting trust or by a nominee on behalf of such person, and (c) to a “person” are to any individual, corporation, partnership, unincorporated association or other entity.
The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and is incorporated into this Offer to Purchase by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that Squarespace’s stockholders or beneficial owners exercise their appraisal rights under Section 262. Holders of record and beneficial owners of Shares should carefully review the full text of Section 262 as well as the information discussed below. Failure to follow the steps required by Section 262 for demanding and perfecting appraisal rights may result in the loss of such rights.
Under Section 262, if the Merger is completed, holders of record or beneficial owners of Shares who (1) properly submit a written demand for appraisal of such holder’s or owner’s Shares to Squarespace prior to the Effective Time, (2) do not tender their Shares in the Offer, (3) continuously hold (in the case of a holder of record) or own (in the case of a beneficial owner) such Shares through the effective date of the Merger, (4) do not withdraw their demands or otherwise lose their rights to appraisal, and (5) otherwise comply with the statutory requirements and satisfy certain ownership thresholds set forth in Section 262, may be entitled to have their Shares appraised by the Delaware Court of Chancery and to receive payment in cash for the “fair value” of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be fair value from the effective date of the Merger through the date of payment of the judgment. If you are a beneficial owner of Shares and you wish to exercise appraisal rights in such capacity, in addition to the foregoing requirements, your demand must also (1) reasonably identify the holder of record of the Shares for which that demand is made, (2) be accompanied by documentary evidence of your beneficial ownership of such Shares and include a statement that such documentary evidence is a true and correct copy of what it purports to be, and (3) provide an address at which you consent to receive notices given by the Surviving Corporation and to be set forth on the verified list required by Section 262(f). However, after an appraisal petition has been filed, the Delaware Court of Chancery, at a hearing to determine persons entitled to appraisal rights, will dismiss appraisal proceedings as to all persons who are otherwise entitled to appraisal rights on shares of Class A Common Stock unless (1) the total number of shares of Class A Common Stock for which appraisal rights have been pursued and perfected exceeds one percent (1%) of the outstanding shares of Class A Common Stock, or (2) the value of the aggregate consideration provided in the Merger for such total number of shares of Class A Common Stock exceeds $1 million. We refer to these conditions herein as the “ownership thresholds.” Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest on an appraisal award from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at five percent (5%) over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period (except that, if at any time before the entry of judgment in the proceeding, the Surviving Corporation makes a voluntary cash payment to each person seeking appraisal, interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the Shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time). The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Persons considering seeking appraisal should be aware that the fair value of their Shares as determined pursuant to Section 262 could be greater than, the same as or less than the Offer Price.
Under Section 262, where a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger or the surviving corporation within ten (10) days thereafter, must notify each stockholder of any class or series of stock of such constituent corporation who is entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation and must include in the notice either a copy of Section 262 or information directing stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. The Schedule 14D-9, which has or will be filed by Squarespace, constitutes Squarespace’s notice to Squarespace’s stockholders that appraisal rights are available in connection with the Merger under Section 262, and the full text of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In connection with the Merger, any holder of record or beneficial owner of Shares who wishes to exercise appraisal rights, or who wishes to preserve such holder’s or owner’s right to do so, should review Section 262 carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder or beneficial owner who loses such holder’s or owner’s appraisal rights will be entitled to receive the Offer Price described in the Merger Agreement without interest and less any applicable withholding taxes. Because of the complexity of the procedures for exercising the right to seek appraisal of Shares, Squarespace believes that if a stockholder or a beneficial owner is considering exercising such rights, that stockholder or beneficial owner should seek the advice of legal counsel.
Stockholders or beneficial owners wishing to exercise the right to seek an appraisal of their Shares must do ALL of the following:
•
prior to the later of the consummation of the Offer and twenty (20) days after the date of mailing of the Schedule 14D-9, deliver to Squarespace a written demand for appraisal of such holder’s or owner’s Shares and such demand must reasonably inform Squarespace of the identity of the stockholder or the beneficial owner, as applicable, and that the stockholder or beneficial owner, as applicable, intends thereby to demand appraisal of such Shares (and, in the case of a demand made by a beneficial owner, the demand must reasonably identify the holder of record of the Shares for which the demand is made, be accompanied by documentary evidence of the beneficial owner’s beneficial ownership of the Shares for which appraisal is demanded, include a statement that such documentary evidence is a true and correct copy of what it purports to be and provide an address at which the beneficial owner consents to receive notices given by the Surviving Corporation in the Merger under Section 262 and to be set forth on the verified list required by Section 262(f));

•	not tender such stockholder’s Shares in the Offer; and
•
continuously hold or the beneficial owner must continuously own the Shares from the date of making a demand through the effective date of the Merger (a stockholder or beneficial owner will lose appraisal rights if the stockholder or beneficial owner transfers the Shares before the effective date of the Merger); and

•	the stockholder or beneficial owner must otherwise comply with Section 262.
If the Merger is consummated pursuant to Section 251(h) of the DGCL and the Schedule 14D-9 did not notify stockholders of the effective date of the Merger, either (i) Squarespace or the Surviving Corporation shall send a second notice before the effective date of the Merger notifying each of the Squarespace stockholders that are entitled to appraisal rights of the effective date of the Merger or (ii) the Surviving Corporation shall send such a second notice to all such holders on or within ten (10) days after such effective date, provided that if such second notice is sent later than the later of the consummation of the Offer and twenty (20) days following the mailing of the Schedule 14D-9, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s Shares and any beneficial owner who has demanded appraisal under paragraph (d)(3) of Section 262. If the Merger is consummated pursuant to Section 251(h) of the DGCL, a failure to deliver a written demand for appraisal in accordance with the time periods specified above will be deemed to be a waiver or a termination of your appraisal rights.
Additionally, to preserve an appraisal demand, the demanding stockholder or beneficial owner or another stockholder or beneficial owner who has properly demanded appraisal or the Surviving Corporation must file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares of all such persons within 120 days after the effective date of the Merger. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so. Accordingly, it is the obligation of Squarespace stockholders or beneficial owners to take all necessary action to perfect their appraisal rights in respect of Shares within the time prescribed in Section 262.

After an appraisal petition has been filed, the Delaware Court of Chancery, at a hearing to determine persons entitled to appraisal rights, will dismiss appraisal proceedings as to all persons who asserted appraisal rights with respect to shares of Class A Common Stock unless one of the ownership thresholds is met.
Written Demand
A stockholder or beneficial owner wishing to exercise appraisal rights must deliver to Squarespace, prior to the later of the consummation of the Offer and twenty (20) days after the date of mailing the Schedule 14D-9, a written demand for the appraisal of such holder’s or beneficial owner’s Shares. In addition, that stockholder or beneficial owner must not tender their Shares in the Offer. A stockholder exercising appraisal rights must hold of record the Shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the Merger. A beneficial owner exercising appraisal rights must own the Shares on the date the written demand for appraisal is made and must continue to own such Shares through the effective date of the Merger.
If the Shares with respect to which a demand is made are owned of record or beneficially owned in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner or beneficial owner in such capacity, and if the Shares are owned of record or beneficially owned by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint holders of record or beneficial owners. An authorized agent, including an authorized agent for two (2) or more joint stockholders or beneficial owners, as applicable, may execute a demand for appraisal on behalf of a stockholder or stockholders or beneficial owner or owners, as applicable; however, the agent must identify the stockholder or stockholders or beneficial owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the stockholder or stockholders or beneficial owner or owners, as applicable. A stockholder, such as a broker, bank or other nominee, who holds Shares as a nominee for others, may exercise his, her or its right of appraisal with respect to Shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of Shares as to which appraisal is sought. Where no number of Shares is expressly mentioned, the demand will be presumed to cover all Shares held in the name of the stockholder.
All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:
Squarespace, Inc.
225 Varick Street, 12th Floor
New York, NY 10014
Attention: Secretary
If a person who has made a demand for an appraisal in accordance with Section 262 shall deliver to the Surviving Corporation a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s Shares in accordance with subsection (e) of Section 262, either within sixty (60) days after the effective date of the Merger or thereafter with the written approval of the Surviving Corporation, then the right of such person to an appraisal of such Shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Delaware Court of Chancery shall not be dismissed as to any person without the approval of the court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including without limitation, a reservation of jurisdiction for any application to the court made under subsection (j) of Section 262; provided, however that any person who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such person’s demand for appraisal and accept the terms offered upon the Merger within sixty (60) days after the effective date of the Merger.
Filing a Petition for Appraisal
Within 120 days after the effective date of the Merger, but not thereafter, the Surviving Corporation or any person who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a person, demanding a determination of the fair value of the Shares held by all persons entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and Squarespace’s stockholders and beneficial owners of Shares should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the Shares. Accordingly, any persons who desire to have their Shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their Shares within the time and in the manner prescribed in Section 262. The failure to file such a petition within the period specified in Section 262 could nullify a previous written demand for appraisal.

Within 120 days after the effective date of the Merger, any person who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of Shares (other than “excluded stock” as defined in Section 251(h)(6)(d) of the DGCL) that were the subject of, and were not tendered into and accepted for purchase or exchange in, the Offer and with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such Shares (provided that, where a beneficial owner makes a demand on his, her or its own behalf, the record holder of such Shares shall not be considered a separate stockholder holding such Shares for purposes of such aggregate number). Such statement must be given to the requesting person within ten (10) days after a written request therefor has been received by the Surviving Corporation or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later.
If a petition for an appraisal is duly filed by a person and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within twenty (20) days after such service to file in the office of the Delaware Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their Shares and with whom agreements as to the value of their Shares have not been reached by the Surviving Corporation. The Delaware Court of Chancery may order that notice of the time and place fixed for the hearing of such petition be given to the Surviving Corporation and all of the persons shown on the verified list at the addresses stated therein. The forms of the notices by mail and by publication will be approved by the Delaware Court of Chancery, and the costs of any such notices will be borne by the Surviving Corporation.
At the hearing on such petition, the Delaware Court of Chancery will determine the persons who have complied with Section 262 and who have become entitled to appraisal rights thereunder.
The Delaware Court of Chancery will dismiss appraisal proceedings as to all of the persons who are otherwise entitled to appraisal rights with respect to Class A Common Stock unless one of the ownership thresholds is met.
Determination of Fair Value
After the Delaware Court of Chancery determines the persons entitled to appraisal (and that at least one of the ownership thresholds above has been satisfied with respect to shares of Class A Common Stock for which appraisal has been demanded), the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, and except as provided in the next sentence, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at five percent (5%) over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. However, the Surviving Corporation has the right, at any time prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each person entitled to appraisal. If the Surviving Corporation makes a voluntary cash payment pursuant to subsection (h) of Section 262, interest will accrue thereafter only on the sum of (1) the difference, if any, between the amount paid by the Surviving Corporation in such voluntary cash payment and the fair value of the Shares as determined by the Delaware Court of Chancery, and (2) interest accrued before such voluntary cash payment, unless paid at that time. The Surviving Corporation is under no obligation to make such voluntary cash payment.
In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
Upon application by the Surviving Corporation or by any person entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the verified list may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights. When the fair value of the Shares is determined, the Delaware Court of Chancery will direct the payment of the fair value of the Shares, together with interest, if any, by the Surviving Corporation to the persons entitled thereto. Payment will be made to each such person upon such terms and conditions as the Delaware Court of Chancery may order. The Delaware Court of Chancery’s decree may be enforced as other decrees in such court may be enforced.
Persons considering seeking appraisal should be aware that the fair value of their Shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their Shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and may not in any manner address, fair value under Section 262. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and holders of record and beneficial owners of Shares should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Offer Price. Neither Squarespace nor Parent anticipates offering more than the Offer Price to any stockholder or beneficial owner exercising appraisal rights, and each of Squarespace and Parent reserves the right to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the fair value of a Share is less than the Offer Price. If a demand for appraisal is duly withdrawn, a petition for appraisal is not timely filed, neither of the ownership thresholds above has been satisfied in respect of persons seeking appraisal rights with respect to Class A Common Stock or other requirements imposed by Section 262 to seek and perfect appraisal are not satisfied, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorney’s fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the list filed by the Surviving Corporation pursuant to Section 262(f) who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may also order that all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, be charged pro rata against the value of all the Shares entitled to an appraisal not dismissed pursuant to subsection (k) of Section 262 or subject to such an award pursuant to a reservation of jurisdiction under such subsection (a “Reservation”). In the absence of such an order, each party bears its own expenses.
If any person who demands appraisal of his, her or its Shares under Section 262 fails to perfect, or loses or validly withdraws, such person’s right to appraisal, such person’s Shares will be deemed to have been converted at the Effective Time into the right to receive the Offer Price as provided in the Merger Agreement. A person will fail to perfect, or effectively lose or withdraw, such person’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the Merger, if neither of the ownership thresholds above has been satisfied in respect of persons seeking appraisal rights with respect to Class A Common Stock or if the person delivers to the Surviving Corporation a written withdrawal of such person’s demand for appraisal in accordance with Section 262.
From and after the effective date of the Merger, no person who has demanded appraisal rights with respect to some or all of such person’s Shares in compliance with Section 262 will be entitled to vote such Shares for any purpose or to receive payment of dividends or other distributions on the Shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the Merger); provided, however, that if no petition for an appraisal is filed within the time provided in Section 262, or if such person delivers to the Surviving Corporation a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s Shares in accordance with subsection (e) of Section 262, either within 60 days after the effective date of the Merger or thereafter with the written approval of the Surviving Corporation, then the right of such person to an appraisal of the Shares subject to the withdrawal will cease. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including, without limitation, a Reservation; provided, however, that the foregoing will not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the effective date of the Merger.
Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a person’s statutory appraisal rights. In that event, you will be entitled to receive the Offer Price for your dissenting shares in accordance with the Merger Agreement, without interest and less any applicable withholding taxes. Consequently, any person wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.
The foregoing summary of the appraisal rights under the DGCL does not purport to be a complete statement of the procedures to be followed by the persons desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL. A copy of Section 262 may be accessed without subscription or cost at https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares, but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for your Shares.
8. Prior Public Offerings; Transactions in Shares
During the past three years, none of Squarespace, Parent, Merger Sub or any of their respective affiliates have made any underwritten public offering of Shares for cash that was registered under the Securities Act, or exempt from registration under Regulation A promulgated thereunder, except as described below.
Follow-On Offerings
September 12, 2023 Equity Offering
On September 12, 2023, Squarespace entered into an underwriting agreement with J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as representatives of the several underwriters named therein, and certain affiliates of General Atlantic, relating to an underwritten public offering of 5,000,000 Shares at a price to the public of $29.00 per share, with an option exercisable by the underwriters for 30 days to purchase up to an additional 750,000 Shares from the selling stockholders at the public offering price, less underwriting discounts and commissions.
On September 15, 2023, pursuant to the underwriting agreement, the selling stockholder sold an aggregate of 5,750,000 Shares in the secondary offering. Squarespace did not receive any of the proceeds from the sale of Shares, with all proceeds going to the selling stockholder.
The table below sets forth the shares sold, and net proceeds received by the selling stockholder in the secondary offering:

Selling Stockholder	Shares of Common Stock Sold	Total Proceeds
General Atlantic	5,750,000	$160,080,000

November 15, 2023 Equity Offering
On November 15, 2023, Squarespace entered into an underwriting agreement with J.P. Morgan Securities LLC, as representatives of the several underwriters named therein, and certain affiliates of General Atlantic, relating to an underwritten public offering of 6,000,000 shares of Squarespace Common Stock at a price to the public of $29.50 per share, with an option exercisable by the underwriters for 30 days to purchase up to an additional 900,000 shares of Squarespace Common Stock from the selling stockholders at the public offering price, less underwriting discounts and commissions.

On November 20, 2023, pursuant to the underwriting agreement, the selling stockholder sold an aggregate of 6,000,000 shares of Squarespace Common Stock in the secondary offering. Squarespace did not receive any of the proceeds from the sale of Squarespace Common Stock, with all proceeds going to the selling stockholders. The table below sets forth the shares sold, and net proceeds received by the selling stockholder in the secondary offering:

Selling Stockholder	Shares of Common Stock Sold	Total Proceeds
General Atlantic	6,000,000	$177,000,000

Transactions in Squarespace Common Stock
Except as set forth below and in “—Prior Public Offerings” above, and other than the Merger Agreement and agreements entered into in connection therewith, including the Support Agreements (as discussed in “The Tender Offer–Section 10–The Merger Agreement; Other Agreements”), and certain activity related to Squarespace’s equity compensation awards discussed elsewhere in this Offer to Purchase, (1) each of Squarespace, its directors and executive officers, the Purchaser Filing Parties and their respective affiliates have not conducted any transactions with respect to Shares during the past 60 days, and (2) none of Squarespace or the Purchaser Filing Parties or their respective affiliates have purchased Shares during the past two years. None of the Rollover Filing Parties have purchased any Shares during the past two years.
Transactions by Squarespace’s Directors and Executive Officers During the Last 60 Days
The following transactions by Squarespace’s directors and executive officers within the last 60 days were reported on Statements of Changes of Beneficial Ownership on Form 4 filed with the SEC:
Anthony Casalena

Date	Acquisition	Disposition	Price Per Share
July 26, 2024	—	63,756(1)	$43.99(1)
July 29, 2024	—	62,011(1)	$43.99(1)
August 8, 2024	—	68,659(1)	$44.18(1)
August 9, 2024	—	47,787(1)	$44.14(1)
August 21, 2024	—	23,726(1)	$44.74(1)
August 22, 2024	—	52,485(1)	$44.80(1)
September 4, 2024	—	38,466(1)	$45.26(1)
September 5, 2024	—	33,375(1)	$45.16(1)

(1)	Represents the number of Shares sold in multiple transactions pursuant to a Rule 10b5-1 trading plan and the weighted average price per share in such transactions.
Jonathan Klein

Date	Acquisition	Disposition	Price Per Share
August 8, 2024	—	122,000(2)	$0.00
August 13, 2024	—	35,036(1)	$44.11
August 14, 2024	—	164,964(1)	$44.31
August 15, 2024	—	22,700(2)	$0.00

(1)	Represents the number of Shares sold in multiple transactions pursuant to a Rule 10b5-1 trading plan and the weighted average price per share in such transactions.
(2)	Represents the number of Shares disposed as bona fide gift for no consideration.

Nathan Gooden

Date	Acquisition	Disposition	Price Per Share
August 20, 2024	32,350(1)	—	$0.00
August 20, 2024	—	16,515(2)	$44.86
August 22, 2024	—	7,916(3)	$44.81

(1)	Represents Shares acquired upon vesting of Squarespace RSUs.
(2)	Represents Shares withheld by Squarespace to satisfy applicable withholding tax upon vesting of Squarespace RSUs.
(3)	Represents the number of Shares sold in multiple transactions pursuant to a Rule 10b5-1 trading plan and the weighted average price per share in such transactions.
Courtenay O’Connor

Date	Acquisition	Disposition	Price Per Share
August 20, 2024	7,986(1)	—	$0.00
August 20, 2024	—	4,417(2)	$44.86
August 23, 2024	—	3,569(3)	$44.94

(1)	Represents Shares acquired upon vesting of Squarespace RSUs.
(2)	Represents Shares withheld by Squarespace to satisfy applicable withholding tax upon vesting of Squarespace RSUs.
(3)	Represents the number of Shares sold in multiple transactions pursuant to a Rule 10b5-1 trading plan and the weighted average price per share in such transactions.
Paul Gubbay

Date	Acquisition	Disposition	Price Per Share
August 12, 2024	—	2,500(1)	$44.12
August 20, 2024	25,245(2)	—	$0.00
August 20, 2024	—	13,962(3)	$44.86

(1)	Represents the number of Shares sold in multiple transactions pursuant to a Rule 10b5-1 trading plan and the weighted average price per share in such transactions.
(2)	Represents Shares acquired upon vesting of Squarespace RSUs.
(3)	Represents Shares withheld by Squarespace to satisfy applicable withholding tax upon vesting of Squarespace RSUs.
Andrew Braccia
There have been no reportable transactions in the past 60 days for this individual.
Liza Landsman
There have been no reportable transactions in the past 60 days for this individual.
Neela Montgomery
There have been no reportable transactions in the past 60 days for this individual.
Anton Levy
There have been no reportable transactions in the past 60 days for this individual.
Michael Fleisher
There have been no reportable transactions in the past 60 days for this individual.

Other Transactions in Shares by Squarespace and the Purchaser Filing Parties in the Last Two Years
On May 10, 2022, the board of directors authorized a general share repurchase program of the Shares of up to $200.0 million. On February 26, 2024, the board of directors authorized a new general share repurchase program of the Shares of up to $500.0 million with no fixed expiration (the “Stock Repurchase Plan”) to replace the previous repurchase plan. During the three months ended June 30, 2023, Squarespace did not repurchase shares under the Stock Repurchase Plan through open market purchases. During the six months ended June 30, 2023, Squarespace repurchased 1,256,170 shares and paid cash of $25.3 million, including commissions of $25,000, under the Stock Repurchase Plan through open market purchases. The weighted-average price per share for the share repurchase was $22.04. As of June 30, 2024, approximately $483.7 million remained available for stock repurchase pursuant to the Stock Repurchase Plan.

THE TENDER OFFER
1. Terms of the Offer
Merger Sub is offering to purchase all of the outstanding Shares at the Offer Price, to the seller thereof in cash, without interest and subject to deduction for any required tax withholding. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Merger Sub will accept for payment (referred to herein as the “Offer Acceptance Time”) and, promptly after the Expiration Date, pay for all Shares validly tendered prior to one (1) minute after 11:59 p.m. (New York City time) on the Expiration Date (as may be extended in accordance with the terms of the Merger Agreement) and not properly withdrawn as described in “The Tender Offer—Section 4—Withdrawal Rights.”
The Offer is subject to the Offer Conditions set forth in “The Tender Offer—Section 12—Conditions of the Offer,” including, but not limited to, the Minimum Condition, the R&W Condition, the Performance Condition, the No-MAE Condition, Certificate Condition and the Non-Termination Condition.
Merger Sub expressly reserves the right at any time to increase the Offer Price and/or waive any Offer Condition or make any other changes to the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement, except that Squarespace’s prior written consent is required for Merger Sub to take certain actions, including:
•	amending or waiving the Minimum Condition;
•	decreasing the Offer Price;
•	changing the Offer to change the form of consideration to be delivered by Merger Sub pursuant to the Offer;
•	changing the Offer to decrease the number of Shares sought to be purchased by Merger Sub in the Offer;
•	changing the Offer to impose conditions or requirements to the Offer in addition to the Offer Conditions;
•
changing the Offer to terminate the Offer or accelerate, extend or otherwise change the Expiration Date of the Offer (in each case, other than extending the Offer in accordance with Section 2.15(d) of the Merger Agreement and as described in further detail below);

•
changing the Offer to otherwise amend or modify any of the other terms of the Offer in a manner that adversely affects any holder of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Offer or the Merger; or

•	changing the Offer to provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act.
The Merger Agreement contains provisions that govern the circumstances under which Merger Sub may extend the Offer. Specifically, the Merger Agreement provides that:
•
if, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived by Parent (on behalf of Merger Sub), to the extent waivable by Merger Sub or Parent, (x) Merger Sub may, in its discretion (and without the consent of Squarespace or any other Person), extend the Offer on up to three (3) occasions, for an additional period of up to ten (10) Business Days per extension (or such longer period as the parties may mutually agree in writing), to permit such Offer Conditions to be satisfied and (y) Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer from time to time for the minimum period required by any Law, any interpretation or position of the SEC, the staff thereof or any rules and regulations of the NYSE applicable to the Offer; and

•
if, as of the then-scheduled Expiration Date, (x) all of the Offer Conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Offer Acceptance Time and which conditions would be capable of being satisfied as of such then-scheduled Expiration Date) and (y) the full amount of the Debt Financing necessary to pay the Required Amount has not been funded and will not be available to be funded at the Offer Acceptance Time, then Merger Sub shall have the right to (and Parent shall have the right to cause Merger Sub to) extend the Offer for one (1) period of up to five (5) Business Days, so long as such extension would not result in the Offer being extended beyond the third (3rd) Business Day immediately preceding the Termination Date.

The Merger Agreement provides that in no event shall Merger Sub (i) be required to extend the Offer beyond the earlier to occur of (A) the valid termination of the Merger Agreement in compliance with Article VIII thereof and (B) the Termination Date (such earlier occurrence, the “Extension Deadline”) or (ii) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of Squarespace.
If we extend the Offer, are delayed in our acceptance for payment of or payment for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in “The Tender Offer–Section 4—Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.
Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m. (New York City time) on the business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we intend to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.
If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. We understand that in the SEC’s view, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to holders of Shares, and with respect to a change in price or a change in the percentage of securities sought, a minimum ten (10) business day period generally is required to allow for adequate dissemination to holders of Shares and investor response.
If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.
The obligation of Merger Sub to accept for payment and pay for Shares validly tendered (and not properly withdrawn) pursuant to the Offer is subject to the satisfaction of the Offer Conditions. Notwithstanding any other term of the Offer or the Merger Agreement, Merger Sub will not be required to, and Parent will not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any tendered Shares if any of the Offer Conditions has not been satisfied at one (1) minute after 11:59 p.m. (New York City time) on the scheduled Expiration Date.
Under certain circumstances described in the Merger Agreement, Parent or Squarespace may terminate the Merger Agreement and the Offer. If the Merger Agreement is terminated prior to Merger Sub’s acquisition of Shares in the Offer, the Depositary will promptly return, in accordance with applicable law, all Shares that have been tendered in the Offer to the registered holders of such Shares.
Squarespace has provided us with its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal, as well as the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on the stockholder list and will be furnished for subsequent transmittal to beneficial owners of Shares to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.
2. Acceptance for Payment and Payment for Shares
Subject to the terms of the Offer and the Merger Agreement and the satisfaction or, to the extent waivable by Parent or Merger Sub, waiver of each of the Offer Conditions set forth in “The Tender Offer–Section 12—Conditions of the Offer,” we will accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer promptly after expiration of the Offer. Subject to compliance with Rule 14e-1(c) under the Exchange Act, as applicable, and with the Merger Agreement, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law or regulation. See “The Tender Offer–Section 13—Certain Legal Matters; Regulatory Approvals.”
In all cases, we will pay for Shares validly tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) (such a confirmation, a “Book-Entry Confirmation”) pursuant to the procedures set forth in “The Tender Offer–Section 3—Procedures for Accepting the Offer and Tendering Shares,” (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer of Shares held of record by DTC or other clearing corporation, an Agent’s Message in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. If uncertificated Shares held of record by a person other than DTC or other clearing corporation as nominee are being tendered, the Letter of Transmittal properly completed and duly executed with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration of the Offer. The term “Agent’s Message” means (i) a message, transmitted through electronic means by DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of, the Letter of Transmittal, and that Merger Sub may enforce such agreement against such participant and (ii) any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office. Accordingly, tendering stockholders may be paid at different times depending upon when the Letter of Transmittal or Book-Entry Confirmations, in each case, with respect to Shares are actually received by the Depositary.
For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Merger Sub and not properly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in “The Tender Offer—Section 4—Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will we pay interest on the Offer Price for Shares, including by reason of any extension of the Offer or any delay in making such payment.
If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in “The Tender Offer–Section 3—Procedures for Accepting the Offer and Tendering Shares” will be credited to an account maintained at DTC as promptly as practicable following the expiration or termination of the Offer.
3. Procedures for Accepting the Offer and Tendering Shares
Valid Tenders. In order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal (or, in the case of a book-entry transfer of Shares held of record by DTC or other clearing corporation, an Agent’s Message in lieu of the Letter of Transmittal) must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and such Shares must be tendered pursuant to the procedure for book-entry transfer described below under “Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the expiration of the Offer.
Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two (2) Business Days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer.

Delivery Procedures. We are not providing for guaranteed delivery procedures. Therefore, Squarespace stockholders must allow sufficient time for the necessary tender procedures to be completed prior to one (1) minute after 11:59 p.m. (New York City time) on the Expiration Date. In addition, for Squarespace stockholders who are registered holders, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal must be received by the Depositary prior to one (1) minute after 11:59 p.m. (New York City time) on the Expiration Date. Squarespace stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the Letter of Transmittal. Tenders received by the Depositary after the Expiration Date will be disregarded and of no effect.
Signature Guarantees for Shares. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder or holders have completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each an “Eligible Institution” and collectively “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.
Notwithstanding any other provision of this Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer of Shares held of record by DTC or other clearing corporation, an Agent’s Message in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Letter of Transmittal with respect to Shares is actually received by the Depositary.
The method of delivery of the Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering stockholder. Delivery of the Shares, the Letter of Transmittal and all other required documents will be deemed made, and risk of loss thereof shall pass, only when they are actually received by the Depositary (including, in the case of a book-entry transfer of Shares, by Book-Entry Confirmation with respect to such Shares). If such delivery is by mail, it is recommended that the Letter of Transmittal and all other required documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.
Tender Constitutes Binding Agreement. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.
Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination will be final and binding on all parties, subject to any judgment of any court of competent jurisdiction. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of Merger Sub, Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to applicable law as applied by a court of competent jurisdiction and the terms of the Merger Agreement, our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.
Appointment as Proxy. By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Merger Sub as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Merger Sub and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment the Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Merger Sub will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Squarespace’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Merger Sub must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders of Squarespace.
Equity Awards. The Offer is being made only for Shares held outright by Squarespace stockholders, and not for Shares subject to outstanding Squarespace Equity Awards. Holders of Squarespace Equity Awards that are outstanding immediately prior to the Effective Time will receive payment in respect of such Squarespace Equity Awards following the Effective Time as provided in the Merger Agreement without participating in the Offer. Holders of outstanding vested Squarespace Stock Options may participate in the Offer only if they first exercise such Squarespace Stock Options in accordance with the terms of the applicable Squarespace equity plan, agreement or arrangement, and tender the Shares, if any, issued upon such exercise. Any such exercise should be completed sufficiently in advance of the Expiration Date to assure the holder of such outstanding Squarespace Stock Options will have sufficient time to comply with the procedures for tendering Shares described below in “The Tender Offer–Section 3—Procedures for Accepting the Offer and Tendering Shares.”
Information Reporting and Backup Withholding. Payments made to stockholders of Squarespace in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding of U.S. federal income tax on payments for Shares made in the Offer or the Merger (currently at a rate of 24%). To ensure backup withholding will not apply, any stockholder that is a U.S. person that does not otherwise establish an exemption from U.S. federal backup withholding must complete and return the Internal Revenue Service (“IRS”) Form W-9 included in the Letter of Transmittal. Any stockholder that is not a U.S. person should submit an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8) attesting to such stockholder’s exempt foreign status in order to qualify for an exemption from information reporting and backup withholding. Stockholders that are not U.S.  persons should consult their tax advisors to determine which IRS Form W-8 is appropriate. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund from the IRS or a credit against a stockholder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.
4. Withdrawal Rights
Except as otherwise provided in this Section 4, or as provided by applicable law, tenders of Shares made pursuant to the Offer are irrevocable.
Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders are irrevocable, except that if we have not accepted your Shares for payment by November 15, 2024, which is the 60th day after the date of the commencement of the Offer, you may withdraw them at any time after such date until Merger Sub accepts your Shares for payment.
For a withdrawal of Shares to be effective, the Depositary must timely receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares, the name of the person who tendered the Shares to be withdrawn, and the number of Shares to be withdrawn. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution.
Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in “The Tender Offer–Section 3 —Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Date.
Merger Sub will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding, subject to any judgment of any court of competent jurisdiction. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Merger Sub, Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.
5. Material U.S. Federal Income Tax Considerations of the Offer and Merger
The following discussion summarizes the material U.S. federal income tax considerations of the Offer and the Merger to holders that tender their Shares, and whose tender of the Shares is accepted, for payment pursuant to the Offer and holders whose Shares are converted into the right to receive cash in the Merger. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, final, temporary and proposed U.S. Treasury regulations promulgated thereunder, court decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this Offer to Purchase and all of which are subject to change or to differing interpretations at any time, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below.
This discussion applies only to holders who hold Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes) and does not address any tax consequences applicable to holders of Squarespace Equity Awards. In addition, this discussion does not address or consider any state, local or non-U.S. tax consequences, any aspects of the alternative minimum tax, the Medicare tax on net investment income, or any U.S. federal estate, gift or other non-income tax consequences that may be relevant or applicable to a particular holder in connection with the Offer or the Merger. For purposes of this discussion, a “holder” means either a U.S. Holder or a Non-U.S. Holder (each as defined below) or both, as the context may require.
This discussion is for general information purposes only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances, nor does it address any consequences to holders subject to special rules under U.S. federal income tax law, including, for example:
•	banks and other financial institutions;
•	mutual funds;
•	insurance companies;
•	tax-exempt organizations (including private foundations), governmental agencies, instrumentalities or other governmental organizations, and qualified foreign pension funds;
•	retirement or other tax deferred accounts;
•
S corporations, partnerships or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes (or investors in such entities or arrangements);

•	controlled foreign corporations, passive foreign investment companies or corporations that accumulate earnings to avoid U.S. federal income tax;
•	dealers and brokers in securities, currencies or commodities;
•	dealers or traders in securities that elect to use the mark-to-market method of accounting with respect to Shares;

•	regulated investment companies or real estate investment trusts, or entities subject to the U.S. anti-inversion rules;
•	U.S. expatriates or certain former citizens or long-term residents of the United States;
•	persons that own or have owned (directly, indirectly or constructively) five percent (5%) or more of the Shares (by vote or value);
•
persons who hold their Shares as part of a hedging, constructive sale or conversion, straddle, synthetic security, integrated investment or other risk reduction transaction for U.S. federal income tax purposes;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to Shares being taken into account in an “applicable financial statement” (as defined in the Code);
•	persons who properly exercise appraisal rights in the Merger; or
•	persons whose “functional currency” is not the U.S. dollar.
If a partnership (or other entity or arrangement, domestic or non-U.S., treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares, the tax treatment of a partner in such partnership (or other entity or arrangement) will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding Shares and partners therein should consult their tax advisors regarding the consequences of the Offer and the Merger to their particular circumstances.
We have not sought, and do not intend to seek, any ruling from the IRS, or any opinion of counsel, with respect to the statements made and the conclusions reached in this summary. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the discussion set forth in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and U.S. courts could disagree with one or more of the positions taken in this summary.
THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY, DOES NOT CONSTITUTE LEGAL OR TAX ADVICE TO ANY HOLDER, AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL THE TAX CONSEQUENCES RELATING TO THE OFFER OR THE MERGER. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE OFFER AND THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.
U.S. Holders
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Shares who or that is, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•
a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust (1) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person as defined in section 7701(a)(30) of the Code.

In general, subject to the discussion below regarding section 304 of the Code, a U.S. Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize capital gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. A U.S. Holder’s adjusted tax basis will generally equal the U.S. Holder’s acquisition cost less any prior distribution paid to such U.S. Holder with respect to its Shares treated as a return of capital. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss generally will be long-term capital gain or loss only if such U.S. Holder’s holding period in such block of Shares is more than one year at the time of the consummation of the Offer or the Merger, as the case may be. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations.
Section 304 of the Code will apply to the Offer and Merger if holders of the Shares, taken together, own (actually or constructively under attribution rules set forth in the Code) fifty percent (50%) or more of Parent, by vote or value, following the consummation of the Offer and the Merger, due to shares of Parent common stock actually or constructively held by such holders of Shares at the time of, or received in connection with, the consummation of the Offer and the Merger. To the knowledge of Squarespace and Parent, one or more persons do not control Squarespace and Parent within the meaning of section 304 of the Code but, because the analysis depends on direct, indirect and constructive share ownership information at the time of the Offer and Merger, Squarespace and Parent do not have sufficient information (including constructive ownership information) to determine definitively that section 304 of the Code will not apply to the Offer and the Merger. If section 304 of the Code applies to the Offer and the Merger, if a holder of Shares also actually or constructively owns Parent common stock, such holder may recognize dividend income up to the amount of such cash consideration unless it satisfies the requirements set forth in section 302(b) of the Code. The possibility of dividend treatment depends upon each holder’s particular circumstances, including the application of constructive ownership rules. Holders of Shares that also actually or constructively own Parent common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.
Non-U.S. Holders
For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of Shares who or that is neither a U.S. Holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.
Subject to the discussion below regarding Section 304 of the Code and the discussion under “Information Reporting and Backup Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized upon the exchange of Shares for cash pursuant to the Offer or Merger unless:
•
the gain, if any, is effectively connected with the conduct of a trade or business by such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. Holders, and any such gain of a Non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of thirty percent (30%) (or such lower rate as may be specified by an applicable income tax treaty); or

•
such Non-U.S. Holder is an individual who is present in the United States for one hundred and eighty-three (183) or more days (which days need not be consecutive) in the taxable year of the Offer or Merger, as applicable, and certain other conditions are met, in which case the gain, if any, will generally be subject to U.S. federal income tax at a rate of thirty percent (30%) (or such lower rate as may be specified by an applicable income tax treaty).

As discussed above under “—U.S. Holders,” if section 304 of the Code applies to the Offer and the Merger, if a holder of Shares also actually or constructively owns Parent common stock, such holder may recognize dividend income up to the amount of such cash consideration unless it satisfies the requirements set forth in section 302(b) of the Code. Such amount would generally be subject to U.S. withholding tax at a rate of thirty percent (30%) (or such lower rate as may be specified by an applicable income tax treaty) unless such dividend is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States).
Non-U.S. Holders should consult their tax advisors regarding the application of the foregoing rules in light of their particular circumstances and the procedures for claiming treaty benefits or otherwise establishing an exemption from U.S. withholding tax with respect to any sale proceeds payable to them.
Information Reporting and Backup Withholding
Information reporting and backup withholding (currently, at a rate of 24 percent) may apply to the proceeds received by a holder pursuant to the Offer or the Merger. Backup withholding will generally not apply to (1) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on IRS Form W-9 (or its successor form) or (2) a Non-U.S. Holder that (i) provides a certification of such Non-U.S. Holder’s foreign status on the applicable IRS Form W-8 (or its successor form) or (ii) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, if the required information is timely furnished to the IRS.
THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECEIPT OF CASH FOR THEIR SHARES PURSUANT TO THE OFFER OR THE MERGER UNDER ANY U.S. FEDERAL, STATE, FOREIGN, LOCAL OR OTHER TAX LAWS, OR UNDER ANY APPLICABLE INCOME TAX TREATY.
6. Price Range of Shares; Dividends on the Shares
Beginning on May 19, 2021, Squarespace Class A Common Stock has traded on the NYSE under the symbol “SQSP.” The following table sets forth, for the periods indicated, the high and low sale prices per share of Shares as reported by the NYSE:

	Market Price
	High	Low
2021
Second Quarter	$64.71	$42.82
Third Quarter	$59.57	$38.40
Fourth Quarter	$48.89	$26.85
2022
First Quarter	$34.97	$18.57
Second Quarter	$27.78	$14.43
Third Quarter	$25.23	$18.19
Fourth Quarter	$23.86	$16.86
2023
First Quarter	$31.77	$20.51
Second Quarter	$34.38	$25.96
Third Quarter	$33.71	$27.49
Fourth Quarter	$33.59	$26.70
2024
First Quarter	$36.94	$30.26
Second Quarter	$44.14	$34.20
Third Quarter (through September 13, 2024)	$46.37	$43.50

On May 10, 2024, the last full day of trading before we announced the Original Merger Agreement, the reported closing sales price of each Share of Squarespace Class A Common Stock on the NYSE was $38.19. On September 6, 2024, the last full day of trading before we announced the Merger Agreement, the reported closing sales price of each Share of Squarespace Class A Common Stock on the NYSE was $45.30 per share. On September 13, 2024, the last full day of trading before commencement of the Offer, the reported closing sales price of the Shares on NYSE was $46.26 per share. We encourage you to obtain a recent market quotation for Squarespace Class A Common Stock before deciding whether to tender your Shares.
In the past two (2) years, Squarespace has not declared or paid any cash dividends on Shares and does not intend to declare or pay cash dividends on the Shares in the foreseeable future.
7. Certain Information Concerning Squarespace
The following description of Squarespace and its business has been taken from Squarespace’s definitive proxy statement on Schedule 14A filed with the SEC on August 22, 2024. We have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue.
General. Squarespace was formed as a Delaware corporation in October 2007 under the name Squarespace, Inc. Squarespace is a leading all-in-one platform for businesses and independent creators to build an online presence, grow their brands and manage their businesses across the internet. Squarespace offers websites, domains, e-commerce, tools for managing a social media presence, marketing tools, scheduling and hospitality services. Squarespace’s mission is for the ease of use of its products to provide anyone the ability to participate in the opportunity that comes from publishing and transacting on the internet, and for its design-centric and comprehensive tools to help them stand out and succeed. Squarespace’s domains, website, marketing and social media management tools provide an online presence with best-in-class design and a consistent brand experience, and Squarespace’s commerce solutions include tools for selling digital content, classes, appointments, reservations and events, physical goods and more.
Squarespace Class A Common Stock is listed on the NYSE under the symbol “SQSP.”
Squarespace’s corporate offices are located at the following address:
225 Varick Street, 12th Floor
New York, New York 10014
Additional Information. The Shares are registered under the Exchange Act. Accordingly, Squarespace is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Squarespace’s directors and officers, their compensation, equity awards granted to them, the principal holders of Squarespace’s securities, any material interests of such persons in transactions with Squarespace and other matters is required to be disclosed in proxy statements distributed to Squarespace’s stockholders and filed with the SEC. Such information also will be available in the Schedule 14D-9. Copies of such reports, proxy statements and other information filed electronically by Squarespace with the SEC are available and may be obtained at no charge at the SEC’s website at www.sec.gov.
8. Certain Information Concerning Parent and Merger Sub
Spaceship Purchaser, Inc. is a Delaware corporation (“Parent”). Parent was formed on May 8, 2024 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and the debt financing in connection with the Merger.
The address of Parent’s principal executive offices and Parent’s phone number at its principal executive offices are as set forth below:
c/o Permira Advisers LLC
320 Park Avenue, 23rd Floor
New York, NY 10022
(212) 386-7480
Spaceship Group MergerCo, Inc. is a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Parent. Merger Sub was formed on May 8, 2024 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the Merger Agreement.
The address of Merger Sub’s principal executive offices and Merger Sub’s phone number at its principal executive offices are as set forth below:
c/o Permira Advisers LLC
320 Park Avenue, 23rd Floor
New York, NY 10022
(212) 386-7480
The name, business address, citizenship, current principal occupation or employment, and five-year material employment history of each director and executive officer of Merger Sub and Parent and certain other information are set forth in Schedule I to this Offer to Purchase.
Except as set forth in Schedule I to this Offer to Purchase, during the last five (5) years, neither of Merger Sub or Parent or, to the best knowledge of Merger Sub and Parent, any of the persons listed in Schedule I to this Offer to Purchase, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Parent and Merger Sub are each affiliated with the Permira Investors. In connection with the transactions contemplated by the Merger Agreement, (i) the Equity Investors have committed to provide Parent, at or prior to the closing of the Merger, with an aggregate cash amount of up to $2,839,185,502.26 in cash, in each case on the terms and subject to the conditions set forth in the Equity Commitment Letters and (ii) the Debt Commitment Parties have committed to provide Parent with the Debt Financing, which consists of the Term Facility (with an aggregate principal amount of $2,300,000,000), the DDTL Facility (with an aggregate principal amount of $300,000,000) and the Revolving Facility (with an aggregate principal amount of $250,000,000), in each case on the terms and subject to the conditions set forth in the Debt Commitment Letter. Such amounts will be used to fund the aggregate Offer Price (other than in respect of the Owned Company Shares and the Rollover Shares), including payments in respect of certain of Squarespace’s outstanding equity-based awards payable in connection with the closing of the Merger pursuant to the Merger Agreement, and to pay the fees, expenses and other amounts required to be paid in connection with the closing of the Merger by Squarespace, Parent and Merger Sub, as described further in this Offer to Purchase under the caption “Special Factors-Financing of the Merger”.
In addition, the Permira Investors, Parent and Squarespace have entered into the Fee Funding Agreement pursuant to which the Permira Investors have, subject to the terms and conditions contained therein, agreed to pay certain obligations of Parent or Merger Sub under the Merger Agreement, in accordance with the respective funding percentages of the Permira Investors set forth therein, subject to an aggregate cap equal to $266,575,303.45, including the Parent Termination Fee and certain fees and expenses payable by Parent or Merger Sub as specified in the Merger Agreement, if applicable.
Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase, neither Merger Sub or Parent or, to the best knowledge of Merger Sub and Parent, the persons listed in Schedule I hereto or any associate or other majority-owned subsidiary of Merger Sub or Parent or of any of the persons so listed (i) beneficially owns or has a right to acquire any Shares or any other equity securities of Squarespace; or (ii) has effected any transaction with respect to the Shares or any other equity securities of Squarespace during the past 60 days. Except for the Support Agreements (as described in “The Tender Offer—Section 10—The Merger Agreement; Other Agreements—Support Agreements”) or, as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase, neither Merger Sub nor Parent, to the best knowledge of Merger Sub and Parent, the persons listed in Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Squarespace (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).
Except as described in the preceding paragraph and as set forth elsewhere in this Offer to Purchase, during the two (2) years before the date of this Offer to Purchase, there have been (i) no transactions between Merger Sub or Parent, their subsidiaries or, to the best knowledge of Merger Sub and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Squarespace or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (ii) no negotiations, transactions or material contacts between Merger Sub and Parent, their subsidiaries or, to the best knowledge of Merger Sub and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Squarespace or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.
Additional Information. Pursuant to Rule 14d-3 under the Exchange Act, Parent and Merger Sub have filed with the SEC a Tender Offer Statement on Schedule TO (as it may be amended, supplemented or otherwise modified from time to time, the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Parent and Merger Sub with the SEC, are available and may be obtained at no charge at the SEC’s website at www.sec.gov.
9. Source and Amount of Funds
We estimate that we will need approximately $7,016,000,000 to purchase all of the Shares pursuant to the Offer and to complete the Merger. Parent will provide Merger Sub with sufficient funds to purchase all Shares validly tendered (and not properly withdrawn) in the Offer, to provide funding for the Merger and to make payments for outstanding

Squarespace Equity Awards pursuant to the Merger Agreement. Parent has, or will have, available to it, through a variety of sources, including cash on hand, funds necessary to satisfy all of Squarespace’s payment obligations under the Merger Agreement and resulting from the transactions contemplated by the Merger Agreement. In particular, (i) Accel Leaders 4 L.P., for itself and as nominee for Accel Leaders 4 L.P., Accel Leaders 4 Entrepreneurs L.P. and Accel Leaders 4 Investors (2022) L.P., (ii) Accel Leaders 3 L.P., for itself and as nominee for Accel Leaders 3 L.P., Accel Leaders 3 Entrepreneurs L.P. and Accel Leaders 3 Investors (2020) L.P. and (iii) Permira VIII - 1 SCSp, Permira VIII - 2 SCSp, Permira VIII AIV LP1 L.P., Permira VIII AIV LP2 L.P., Permira VIII CIS SCSp, Permira VIII CIS 2 SCSp, PILI 1 Portfolio SCSp, PILI 2 Portfolio SCSp, PILI 4 Portfolio SCSp, Permira Investment Capital LP, Permira Investment Capital II LP and Permira Investment Capital III LP (collectively, the “Equity Investors”) have provided Parent with the Equity Commitment Letters, pursuant to which the Equity Investors have agreed to contribute to Parent an aggregate amount of up to $2,839,185,502.26 in cash (the “Equity Financing”), subject to the satisfaction of certain customary conditions set forth in the Equity Commitment Letters. Such amounts will be used to fund the aggregate Offer Price including payments in respect of certain of Squarespace’s outstanding equity-based awards payable in connection with the closing of the Merger pursuant to the Merger Agreement, and to pay the fees, expenses and other amounts required to be paid in connection with the closing of the Merger by Squarespace, Parent and Merger Sub.
In addition, Parent has entered into a commitment letter pursuant to which Blackstone Alternative Credit Advisors LP, Blackstone Holdings Finance Co. L.L.C., Blue Owl Credit Advisors LLC, Blue Owl Capital Corporation, Ares Capital Management LLC, CPPIB Credit Investments III Inc., CPPIB Credit Revolver Canada Inc., PSP Investments Credit USA LLC and Dogwood Credit, LP (the “Debt Commitment Parties”) have committed to provide to Parent with the Debt Financing, which consists of the Term Facility (with an aggregate principal amount of $2,300,000,000), the DDTL Facility (with an aggregate principal amount of $300,000,000) and the Revolving Facility (with an aggregate principal amount of $250,000,000), in each case on the terms and subject to the conditions set forth in the Debt Commitment Letter.
The obligations of the Debt Commitment Parties to provide the Debt Financing under the Debt Commitment Letter are, in each case, subject to a number of customary conditions, including, but not limited to (as applicable):
•	no Company Material Adverse Effect (as defined in the Merger Agreement) having occurred on or after the date of the Merger Agreement that is continuing;
•
the consummation of the Merger in all material respects in accordance with the Merger Agreement as in effect on the date of the Merger Agreement (without giving effect to any modifications, amendments, waivers, or consents that are materially adverse to the lenders or the Debt Commitment Parties without the prior written consent of each Debt Commitment Party);

•
subject to certain limitations and exceptions, the accuracy in all material respects as of the closing of the Merger of certain specified representations and warranties in the Merger Agreement and certain specified representations and warranties in the definitive documentation governing the Debt Financing;

•	the Equity Financing shall have occurred or, substantially concurrently with the initial funding of the Debt Financing, shall occur;
•	the payment of applicable invoiced fees and expenses;
•	the delivery of certain customary closing documents (including a customary solvency certificate); and
•
the receipt by the Debt Commitment Parties of certain documentation and other information about Parent and the Guarantors (as defined below) required under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act).

The interest rate applicable to borrowings under the Debt Financing will, at Parent’s option, be a rate per annum equal to (a) a forward-looking interest rate based on the secured overnight financing rate plus a margin of 5.00% for the first year after closing of the Debt Financing, with the margin ranging from 4.75% to 5.00% thereafter depending on Spaceship Intermediate 2, Inc.’s consolidated first lien net leverage ratio or (b) a base rate plus a margin of 4.00% for the first year after closing of the Debt Financing, with the margin ranging from 3.75% to 4.00% thereafter depending on Spaceship Intermediate 2, Inc.’s consolidated first lien net leverage ratio.
Parent’s obligations as the borrower under the Debt Financing will be guaranteed by one or more direct or indirect parent entities of Parent, including Intermediate 2 (the “Parent Guarantors”), as well as the material domestic subsidiaries of Parent after giving effect to the Merger (including Squarespace) (the “Subsidiary Guarantors” and together with the Parent Guarantors, the “Guarantors”), and such obligations and guarantees of the same will be secured by substantially all of the personal property of Parent and the Guarantors, subject to customary exceptions and materiality thresholds.
The Merger Agreement includes a customary covenant requiring Parent to use reasonable best efforts to obtain alternative financing if the debt financing to be provided by the Debt Commitment Letters becomes unavailable.
Squarespace and Parent entered into a Support Agreement with the Casalena Parties, the General Atlantic Support Agreement with the General Atlantic Rollover Stockholder and the Accel Support Agreement with the Accel Rollover Stockholders and certain affiliated funds. Pursuant to the Support Agreements, among other things, each of the Rollover Stockholders will contribute a portion of the Shares owned by the Rollover Stockholders with an aggregate value of approximately $2,076,000,000 to a direct or indirect parent company of Parent in exchange for equity interests in such direct or indirect parent company of Parent, which contribution and exchange will happen immediately prior to the Closing.
Parent will contribute or otherwise advance to Merger Sub the net proceeds from the Equity Investors’ equity investment (other than the net proceeds necessary for an entity that indirectly owns 100% of the equity interest of Parent to fund and complete the Share Sales), which, taken together with the proceeds of the Debt Financing and the value of the Rollover Shares, will be sufficient to purchase all of the Shares in the Offer and complete the Merger.
The Offer is not conditioned upon Parent’s or Merger Sub’s ability to finance the purchase of Shares pursuant to the Offer.
10. The Merger Agreement; Other Agreements
Merger Agreement
The following is a summary of certain provisions of the Merger Agreement. All provisions of the Merger Agreement discussed herein and elsewhere in this Offer to Purchase are qualified in their entirety by reference to the complete text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.
The Merger Agreement has been filed with the SEC and filed on Exhibit (d)(1) to the Schedule TO to provide investors and stockholders with information regarding the terms of the Merger Agreement. It is not intended to provide any other factual information about Parent, Merger Sub or Squarespace. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of such agreement, were solely for the benefit of the parties to such agreement and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement and any description thereof contained or incorporated by reference herein, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures set forth in a confidential disclosure letter that was provided by Squarespace to Parent but is not filed with the SEC as part of the Merger Agreement (the “Disclosure Letter”). Investors should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since September 9, 2024, which subsequent information may or may not be fully reflected in the parties’ public disclosures.
The Offer. If the Merger Agreement has not been terminated, Merger Sub has agreed to commence the Offer as promptly as reasonably practicable, and in no event later than nine (9) Business Days from the date of the Merger Agreement. Merger Sub’s obligation to (and Parent’s obligation to cause Merger Sub to) accept for payment and pay for, any and all Shares validly tendered (and not validly withdrawn) pursuant to the Offer are subject to the terms and conditions of the Merger Agreement, including the satisfaction or, to the extent waivable by Merger Sub, waiver of each of the Offer Conditions. On the terms and subject to the conditions and the Merger Agreement, Merger Sub will accept for payment and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as promptly as practicable on or after the Expiration Date.

Merger Sub expressly reserves the right at any time, to increase the Offer Price and/or waive any Offer Condition or make any other changes to the terms of the Merger Agreement; provided, however, that without the prior written consent of Squarespace:
•	the Minimum Condition may not be amended or waived;
•	Merger Sub shall not decrease the Offer Price; and
•
no change may be made to the Offer that (1) changes the form of consideration to be delivered by Merger Sub pursuant to the Offer, (2) decreases the number of Shares sought to be purchased by Merger Sub in the Offer, (3) imposes conditions or requirements to the Offer in addition to the Offer Conditions, (4) except as provided in Section 2.15(d) of the Merger Agreement, terminates the Offer or accelerates, extends or otherwise changes the Expiration Date of the Offer, or (5) otherwise amends or modifies any of the other terms of the Offer in a manner that adversely affects any holder of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Offer or the Merger, or (6) provides any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act. The Offer may not be withdrawn prior to the Expiration Date (or any rescheduled Expiration Date) of the Offer, unless the Merger Agreement is terminated in accordance with the Merger Agreement.

The Merger Agreement contains provisions that govern the circumstances under which Merger Sub may extend the Offer. Specifically, the Merger Agreement provides that:
•
if, as of the then-scheduled Expiration Date, any Offer Condition has not been satisfied or waived by Merger Sub or Parent, to the extent waivable by Merger Sub or Parent, (A) Merger Sub may, in its discretion (and without the consent of Squarespace or any other Person), extend the Offer on up to three (3) occasions, for an additional period of up to ten (10) Business Days per extension (or such longer period as the parties may mutually agree in writing), to permit such Offer Conditions to be satisfied and (B) Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer from time to time for the minimum period required by any Law, any interpretation or position of the SEC, the staff thereof or any rules and regulations of the NYSE applicable to the Offer; and

•
if, as of the then-scheduled Expiration Date, (A) all of the Offer Conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Offer Acceptance Time and which conditions would be capable of being satisfied as of such then-scheduled Expiration Date) and (B) the full amount of the Debt Financing necessary to pay the Required Amount has not been funded and will not be available to be funded at the Offer Acceptance Time, then Merger Sub shall have the right to (and Parent shall have the right to cause Merger Sub to) extend the Offer for one (1) period of up to five (5) Business Days, so long as such extension would not result in the Offer being extended beyond the third (3rd) Business Day immediately preceding the Termination Date

The Merger Agreement provides that Merger Sub will not be required to extend the Offer beyond the earlier to occur of (1) the valid termination of the Merger Agreement and (2) the Termination Date. The Merger Agreement provides that in no event shall Merger Sub be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of Squarespace.
If the Merger Agreement is validly terminated, Merger Sub shall, and Parent shall cause Merger Sub to, immediately and unconditionally terminate the Offer and not acquire any shares of Company Common Stock pursuant thereto, and Merger Sub shall, and Parent shall cause Merger Sub to, promptly return, and shall cause any depositary acting on behalf of Merger Sub to return, in accordance with applicable Laws, all tendered Shares to the registered holders thereof.
The Merger. The Merger Agreement provides that, among other things, upon the terms and subject to certain conditions of the Merger Agreement and in accordance with Section 251(h) of the DGCL, at the Effective Time, Merger Sub will be merged with and into Squarespace. As a result of the Merger, the separate corporate existence of Merger Sub will cease, and Squarespace will continue as the Surviving Corporation and will be a wholly owned subsidiary of Parent. The closing of the Merger will take place as promptly as practicable following (but in any event on the same day as) the consummation (as defined in Section 251(h) of the DGCL) of the Offer, except if the conditions set forth in the Merger Agreement (other than those conditions that by their terms are to be satisfied at the

Closing, but subject to the satisfaction or waiver by the Party entitled to waive (to the extent permitted hereunder) of such conditions at the Closing) shall not be satisfied or waived by such date, in which case no later than the third (3rd) Business Day after the date on which such conditions are satisfied or waived or (b) at such other time, location and/or date as Parent and Squarespace mutually agree in writing.
The obligations of Squarespace, Parent and Merger Sub to complete the Merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver on or prior to the closing of the Merger of each of the following conditions:
•
No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Authority of competent jurisdiction preventing the consummation of the Merger shall be in effect, nor shall any action have been taken by any such Governmental Authority, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Merger that, in each case, prohibits, makes illegal, or enjoins the consummation of the Merger; and

•	Merger Sub shall have accepted for payment all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer.
At the Effective Time, subject to the provisions of Section 6.10(a) of the Merger Agreement, the Amended and Restated Certificate of Incorporation of Squarespace as the Surviving Corporation will be amended and restated in its entirety to read as set forth in Exhibit A to the Merger Agreement, and the bylaws of Merger Sub as set forth in Exhibit B to the Merger Agreement, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation, until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation of the Surviving Corporation and such bylaws.
Board of Directors and Officers. At the Effective Time, the board of directors of the Surviving Corporation will consist of the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified, and the officers of Squarespace as of immediately prior to the Effective Time will be the officers of the Surviving Corporation, until their successors are duly appointed.
Conversion of Shares at the Effective Time. At the Effective Time, each Share outstanding as of immediately prior to the Effective Time (other than the Owned Company Shares or the Dissenting Company Shares, as applicable) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $46.50, without interest thereon (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the Merger Agreement).
At the Effective Time, each Owned Company Share will automatically be cancelled and extinguished without any conversion thereof or consideration paid therefor. The Rollover Shares are not entitled to receive the Offer Price and will, immediately prior to the Closing, be contributed, directly or indirectly, to Parent (or any direct or indirect parent entity thereof designated by Parent) pursuant to the terms of the applicable Support Agreement and will be treated as Owned Company Shares.
After the Merger is completed, holders of Shares will have the right to receive the Offer Price, but such Squarespace stockholders will no longer have any rights as a stockholder of Squarespace (except that record holders and beneficial owners of Shares who properly exercise their appraisal rights may have the right to receive payment for the “fair value” of their shares determined pursuant to an appraisal proceeding, as contemplated by Delaware law). For more information, please see “Special Factors and Other Relevant Information—Section 7—Appraisal Rights.”
Treatment of Stock Options. The Merger Agreement provides for the following treatment of Squarespace Stock Options at the Effective Time:
Each outstanding Squarespace Stock Option (other than any Out-of-the-Money Option) that is vested by its terms as of the Effective Time will be cancelled and converted into the right to receive a lump sum cash payment, without interest, equal to the product of the excess of the Offer Price over the applicable exercise price per Share subject to such Squarespace Stock Option multiplied by the number of Shares subject to such Squarespace Stock Option. This amount (less any required withholding and other taxes) will be paid to the applicable holder no later than the second regularly scheduled payroll date following the Closing Date.
Each outstanding Squarespace Stock Option (other than any Out-of-the-Money Option) that is not vested as of the Effective Time will be converted into a Converted Option Award, which is the contractual right to receive an award providing the holder with the opportunity to be paid an amount of cash equal to the product of the excess of the Offer Price over the applicable exercise per Share subject to such Squarespace Stock Option multiplied by the number of Shares subject to such Squarespace Stock Option. Each Converted Option Award will remain subject to the same vesting terms and conditions that applied to the associated Squarespace Stock Option immediately prior to the Effective Time.
Each outstanding Out-of-the-Money Options, whether vested or unvested, will be cancelled at the Effective Time for no consideration.
Treatment of Squarespace RSUs and Squarespace PSUs. The Merger Agreement provides for the following treatment of Squarespace RSUs and Squarespace PSUs at the Effective Time:
Each outstanding Squarespace RSU and Squarespace PSU that is either vested by its terms as of the Effective Time or held by a non-employee of Squarespace will be converted into the right to receive a lump sum cash payment, without interest, equal to the product of the Offer Price multiplied by the number of Shares subject to the applicable Squarespace RSU (subject to any prorated vesting) or Squarespace PSU. This amount (less any required withholding and other taxes) will be paid to the applicable holder no later than the second regularly scheduled payroll date following the Closing Date.
Each outstanding Squarespace RSU and Squarespace PSU (other than Forfeited Squarespace PSUs) that is not vested by its terms as of the Effective Time (other than any such award held by a non-employee of Squarespace) will be converted into a Converted Full Value Award, which is the contractual right to receive an award providing the holder with the opportunity to be paid an amount of cash equal to the product of the Offer Price multiplied by the number of Shares subject to the applicable Squarespace RSU or Squarespace PSU (with the number of Shares subject to Squarespace PSUs determined in accordance with the applicable award agreement prior to the closing). Each Converted Full Value Award will remain subject to the same vesting terms and conditions that applied to the associated Squarespace RSU or Squarespace PSU, as applicable, immediately prior to the Effective Time.
Each Forfeited Squarespace PSU will be forfeited as of the Effective Time for no consideration.
Section 16 Matters. Prior to the Effective Time, Squarespace will take all actions reasonably necessary or advisable to cause any dispositions of equity securities of Squarespace (including derivative securities) (including the disposition, cancellation, or deemed disposition and cancellation of Company Common Stock, Company Options, Company RSUs or Company PSUs) in connection with the Transactions by each individual who is a director or executive officer of Squarespace to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.
Withholding. Each of the Payment Agent, Parent, Squarespace, Merger Sub and the Surviving Corporation (without duplication) will be entitled to deduct and withhold from any amounts payable pursuant to the Merger Agreement such amounts as are required to be deducted or withheld therefrom pursuant to any tax laws. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of the Merger Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
Transfer of Ownership. Payment of the Offer Price in respect of Uncertificated Shares will only be made to the Person in whose name such Uncertificated Shares are registered as of immediately prior to the Effective Time.
Representations and Warranties. The Merger Agreement contains representations and warranties of Squarespace and Parent and Merger Sub.
Some of the representations and warranties in the Merger Agreement made by Squarespace are qualified as to materiality or Company Material Adverse Effect. For purposes of the Merger Agreement, “Company Material Adverse Effect” means any change, event, effect, condition, development, state of facts or circumstance (each, an “Effect”) that, individually or in the aggregate, when taken together with any other Effect, has had or would reasonably be expected to have a material adverse effect on (A) the business, assets, liabilities, financial condition or results of operations of Squarespace and its subsidiaries, taken as a whole or (B) the ability of Squarespace to consummate the Transactions prior to May 12, 2025 (the “Termination Date”); provided, however, none of the following (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect under clause (A) above or will be taken into account when determining whether a Company Material Adverse Effect under clause (A) above has occurred or may, would or could occur (subject to the limitations set forth below):

•	changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;
•
changes in general conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings generally in the United States or any other country; (2) changes in exchange rates generally for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

•	changes in general conditions in the industries in which Squarespace and its subsidiaries generally conducts business;
•	changes in general regulatory, legislative or political conditions in the United States or any other country or region in the world;
•
any general geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism (including by means of cyberattack) by or sponsored by a governmental authority, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world;

•
earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks and other force majeure events in the United States or any other country or region in the world;

•
any Effect to the extent resulting from the announcement of the Merger Agreement or the pendency of the Merger and the other transactions contemplated thereby, including the impact thereof on the relationships, contractual or otherwise, of Squarespace and its subsidiaries with suppliers, customers, business partners or vendors (other than for purposes of certain representations or warranties contained in the Merger Agreement that relate to consequences of the Transactions);

•	the taking by any Party of any action specifically required to be taken, or the failure by any Party to take any action specifically prohibited, by the Merger Agreement;
•	changes after the date of the Original Merger Agreement in GAAP or in any applicable laws or regulations (or the binding interpretation of any of the foregoing);
•
changes after the date of the Original Merger Agreement in the price or trading volume of the Shares, in and of itself (it being agreed that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred, to the extent not otherwise expressly excluded by the definition hereof);

•
any failure, in and of itself, by Squarespace and its subsidiaries to meet (1) any public analyst estimates or expectations of Squarespace’s revenue, earnings or other financial performance or results of operations for any period; or (2) any internal projections or forecasts of its revenues, earnings or other financial performance (it being agreed that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, to the extent not otherwise expressly excluded by the definition hereof); and

•	any Transaction Litigation.
Except, with respect to the first, second, third, fourth, fifth, sixth and ninth bullets above, to the extent that such Effect has had or would reasonably be expected to have a disproportionate adverse effect on Squarespace and its subsidiaries relative to other companies operating in the industries in which Squarespace and its subsidiaries conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.
In the Merger Agreement, Squarespace made customary representations and warranties to the Buyer Parties that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to Squarespace and its subsidiaries;
•	Squarespace’s requisite corporate power and authority to enter into and perform the Merger Agreement and the enforceability of the Merger Agreement;
•	the necessary approval of the Special Committee and the Squarespace Board;
•	the rendering of Centerview’s fairness opinion to the Special Committee;
•	the inapplicability of anti-takeover statutes to the Merger Agreement, the Support Agreements, the Offer, the Merger and the transactions contemplated thereby;
•
the absence of any conflict or violation of any organizational documents of Squarespace, certain existing contracts of Squarespace and its subsidiaries, applicable laws to Squarespace or its subsidiaries or the resulting creation of any lien upon the properties or assets of Squarespace or its subsidiaries due to the execution and delivery of the Merger Agreement and performance thereof;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;
•	the capital structure of Squarespace as well as the ownership and capital structure of its subsidiaries;
•
the absence of any contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of Squarespace’s securities;

•	the absence of any undisclosed exchangeable security, option, call, commitment, warrant or other right convertible into shares of capital stock, or other equity or voting interest in Squarespace;
•	the accuracy and completeness of Squarespace’s SEC filings;
•	Squarespace’s financial statements;
•	Squarespace’s disclosure controls and procedures;
•	Squarespace’s internal accounting controls and procedures, including the absence of any material, written unresolved complaint regarding such procedures;
•	the absence of specified undisclosed liabilities;
•	the conduct of the business of Squarespace and its subsidiaries in the ordinary course and the absence of any Company Material Adverse Effect, in each case, since January 1, 2024;
•
the existence and enforceability of specified categories of Squarespace’s and its subsidiaries’ material contracts, and any notices with respect to termination or intent not to renew those material contracts therefrom;

•	real property leased or subleased by Squarespace and its subsidiaries;
•	trademarks, patents, copyrights and other intellectual property matters;
•	information technology systems;
•	data security and privacy matters;
•	tax matters;
•	employee benefit plans;
•	labor matters;
•	Squarespace’s and its subsidiaries’ compliance with laws and possession of necessary permits since January 1, 2021;
•	legal proceedings matter;
•	sanctions, trade controls and anti-money laundering laws matters;

•	insurance matters;
•	absence of any contracts or transaction between Squarespace or any of its subsidiaries and any affiliate or related person;
•	payment of fees to brokers in connection with the Merger Agreement; and
•	Committee on Foreign Investment in the United States related matters.
In the Merger Agreement, the Buyer Parties made customary representations and warranties to Squarespace that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	due organization, good standing and authority and qualification to conduct business with respect to the Buyer Parties and availability of the organizational documents of the Buyer Parties;
•	the Buyer Parties’ authority to enter into and perform the Merger Agreement;
•
the absence of any conflict or violation of the Buyer Parties’ organizational documents, existing contracts, applicable laws or the resulting creation of any lien upon the Buyer Parties’ properties or assets due to the execution and delivery of the Merger Agreement and performance thereof;

•	required consents and regulatory filings in connection with the Merger Agreement and performance thereof;
•	the absence of legal proceedings and orders;
•	lack of ownership of capital stock of Squarespace;
•	payment of fees to brokers in connection with the Merger Agreement;
•	operations of the Buyer Parties;
•	the absence of any required vote or approval of holders of voting interests in the Parent;
•	delivery and enforceability of the Fee Funding Agreement;
•	matters with respect to Parent’s financing and sufficiency of funds;
•
the absence of agreements (other than those contemplated by the Merger Agreement) between the Equity Investors, Buyer Parties or any of their respective affiliates, and members of the Squarespace Board or Squarespace and its subsidiaries’ management;

•	the absence of any stockholder or management arrangements related to the Transactions;
•	the solvency of the Surviving Corporation as of the Effective Time and immediately after giving effect to the Transactions;
•	accuracy of information supplied by the Buyer Parties; and
•	the exclusivity and terms of the representations and warranties made by Squarespace.
The representations and warranties contained in the Merger Agreement will not survive the consummation of the Transactions.
Conduct of Business Pending the Merger. The Merger Agreement provides that, except (1) as expressly contemplated by the Merger Agreement or required by applicable law or order, (2) as approved in advance by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed), or (3) as disclosed in the confidential disclosure letter to the Merger Agreement, during the period of time between the date of the signing of the Merger Agreement and the Effective Time, Squarespace will, and will cause each of its subsidiaries to:
•	use its respective commercially reasonable efforts to maintain its existence in good standing pursuant to applicable law;
•	use its respective commercially reasonable efforts to conduct its business and operations in the ordinary course of business in all material respects; and

•
use its respective commercially reasonable efforts to (A) preserve intact its material assets, properties, contracts or other material legally binding understandings, licenses and business organizations, (B) keep available the services of its current officers and key employees, and (C) preserve the current relationships with material customers, vendors, distributors, partners (including platform partners, referral partners, consulting and implementation partners), lessors, licensors, licensees, creditors, contractors and other persons with which Squarespace and its subsidiaries have material business relations.

In addition, Squarespace has also agreed that, except (1) as expressly contemplated by the Merger Agreement or required by applicable law or order, (2) as approved in advance by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed), or (3) as disclosed in the confidential disclosure letter to the Merger Agreement, during the period of time between the date of the signing of the Original Merger Agreement and the Effective Time, Squarespace will not, and will not permit any of its subsidiaries to, among other things:
•	amend the organizational documents of Squarespace;
•	liquidate, dissolve, merge, consolidate, restructure, recapitalize or otherwise reorganize;
•
issue, sell, encumber, deliver, grant options or rights to purchase or receive, pledge, dispose of or deliver or agree or commit to issue, sell or deliver any capital stock of Squarespace, except upon the exercise or settlement of, Company Options, Company RSUs or Company PSUs, in each case, outstanding as of the date of the Merger Agreement;

•	reclassify, split, combine, subdivide or redeem, repurchase, purchase or otherwise acquire or amend the terms of capital stock of Squarespace or any of its subsidiaries;
•	declare, set aside or pay any dividend or other distribution;
•
incur or assume any indebtedness or issue any debt securities in excess of $5,000,000, except for (1) trade payables incurred in the ordinary course of business (2) obligations incurred pursuant to Squarespace’s credit agreement incurred in the ordinary course of business up to $5,000,000, and (3) intercompany loans or advances between or among Squarespace and its subsidiaries;

•	assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person, except with respect to obligations of any subsidiaries of Squarespace;
•	mortgage, pledge or incur any lien upon any assets other than in connection with financing transactions permitted by the Merger Agreement or consented to by Parent;
•
make any loans, advances or capital contributions to, or investments in, any other person except for (1) extensions of credit to customers in the ordinary course of business, (2) advances to directors, officers and other employees for travel and other business-related expenses, in each case, in the ordinary course of business and in compliance in all material respects with Squarespace and its subsidiaries’ policies related thereto, and (3) loans, advances or other extensions of credit or capital contributions to, or investments in any of Squarespace’s subsidiaries;

•
lease, sublease, license, sublicense, sell, transfer, assign, pledge, encumber, abandon, allow to lapse or otherwise dispose of any (1) Company Intellectual Property material to the business of Squarespace and its subsidiaries, or (2) assets, other than (A) the sale, lease or licensing of Company Products (as defined in the Merger Agreement) in the ordinary course of business; (B) granting non-exclusive licenses of Squarespace’s intellectual property in the ordinary course of business; (C) pursuant to financing transactions permitted pursuant to the Merger Agreement or consented to by Parent; (D) any capital expenditures permitted by the Merger Agreement or consented to by Parent; and (E) the lapse, abandonment or other disposition of Squarespace’s intellectual property that, in Squarespace and its subsidiaries’ reasonable business judgment, is not used or useful in the business of Squarespace and its subsidiaries in any material respect;

•
except as otherwise required under the terms of any Employee Plan (as defined in the Merger Agreement), (A) enter into, adopt, amend or terminate any Employee Plan or other plan, program, agreement or arrangement that would constitute an Employee Plan if in effect on the date of the Merger Agreement; (B) increase or promise to increase the compensation of any director, officer, employee, independent contractor or other individual service provider of Squarespace and its subsidiaries, grant or pay any special bonus to any director, officer, employee, independent contractor or other individual service provider of Squarespace and its subsidiaries; or (C) grant or promise to grant any change in control payments, severance payments or similar payments or any retention payments or similar payments to, or take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to be provided to any officer, employee, director, independent contractor or other individual service provider of Squarespace and its subsidiaries;
•	hire, promote, demote (other than for cause) or terminate (other than for cause) any employee of Squarespace and its subsidiaries whose annual base salary is $500,000 or greater;
•
settle, release, waive or compromise any material litigation involving Squarespace and its subsidiaries, except for the settlement of any legal proceeding or other claim that is (A) reflected or reserved against in the consolidated balance sheet (and the notes thereto) of Squarespace and its subsidiaries as of December 31, 2023, (B) for solely monetary payments of, net of insurance recovery, no more than $1,000,000 in the aggregate and that does not involve any admission of wrongdoing; or (C) settled in compliance with the terms of the Merger Agreement;

•	revalue in any material respect any assets or change accounting principles or practices;
•
(A) make, change or revoke any material tax election except in the ordinary course of business, (B) settle or compromise any material tax audit, claim or assessment or surrender any right to claim a material tax refund, (C) adopt or change any annual tax accounting period or material tax accounting method (other than as may be required by applicable law), (D) consent to any extension or waiver of the limitation period applicable to a material amount of taxes (other than any automatic extensions), (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) or (F) file any amended material tax return;

•
incur or commit to incur any capital expenditure(s) other than to the extent that such capital expenditures are consistent with Squarespace’s capital expenditure budget, as previously disclosed to the Buyer Parties in the confidential disclosure letter to the Merger Agreement;

•
enter into, modify, amend, allow to lapse, assign, waive any right or claim under or terminate any (i) contracts that are not Material Contracts (as defined in the Merger Agreement) that if so entered into, modified, amended or terminated would, individually or in the aggregate, have a Company Material Adverse Effect; or (ii) Material Contract or any contract that would have been a Material Contract if such contract was in existence as of the date of the Merger Agreement, except in the ordinary course of business; provided that this does not include any repayment or other modification of Squarespace’s indebtedness in accordance with the Merger Agreement;

•	fail to maintain insurance at current levels or otherwise in a manner inconsistent with past practice in any material respect;
•
engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of Squarespace or other person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

•	effectuate any action that would trigger notice obligations under WARN;
•	grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business;
•
acquire (by merger, consolidation or acquisition of stock or assets) any other person or any material portion thereof or material equity interest therein or enter into any contract that involves a joint venture entity, limited liability company or legal partnership (excluding, reseller agreements and other commercial agreements that do not involve the formation of an entity with any third person);

•	acquire any real property;
•
(A) enter into, negotiate, materially modify or terminate any collective bargaining agreement, or (B) voluntarily recognize or certify any labor union, works council or other labor organization, or group of employees, as the bargaining representative for any employees of Squarespace or its subsidiaries;

•	knowingly waive the restrictive covenant obligations of any officer or employee of the Squarespace or any of its subsidiaries; or
•	enter into, authorize any of or agree or commit to enter into a contract to do any of the foregoing.
Access to Information. From and after May 13, 2024 until the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, Squarespace will give Parent and its representatives reasonable access, consistent with applicable law, during normal business hours, to the properties, personnel and books and records of Squarespace and its subsidiaries. Notwithstanding the foregoing, Squarespace may restrict or otherwise prohibit access to any information to the extent that (i) applicable law requires Squarespace and its subsidiaries to restrict or otherwise prohibit access to such documents or information, (ii) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other legal privilege applicable to such documents or information, (iii) access to a contract to which Squarespace or its subsidiaries is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right to terminate or accelerate the rights pursuant to, such contract, (iv) result in the disclosure of any trade secrets (including source code) of Squarespace, any of its subsidiaries or any third Persons, or (v) such documents or information that are reasonably pertinent to any adverse Legal Proceeding between Squarespace and its Affiliates, and the Parent and its Affiliates; it being agreed that, in the event Squarespace or any of its subsidiaries or third Persons asserts that any restrictions under clauses (i)-(v) applies, Squarespace and its subsidiaries shall use commercially reasonable effort to design and implement alternative disclosure arrangements to enable Parent and its Representatives to evaluate any such information without violating such restrictions.
Solicitation of other offers.
For purposes of this Offer to Purchase and the Merger Agreement:
“Acceptable Confidentiality Agreement” means any confidentiality agreement to which Squarespace is a party containing terms no less restrictive in any material respect on Squarespace’s counterparty (and its affiliates and representatives) than those contained in the Confidentiality Agreement between Permira and Squarespace (as defined in the Merger Agreement), it being agreed that such confidentiality agreement (i) need not contain any “standstill” or similar provision and (ii) shall not contain terms that restrict Squarespace’s ability to consummate or support the Transactions or comply with the Merger Agreement.
“Acquisition Proposal” means any inquiry, indication of interest, request for information, offer or proposal (other than an inquiry, indication of interest, request for information, offer or proposal by the Buyer Parties) relating to an Acquisition Transaction.
“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) involving:
•
any direct or indirect purchase or other acquisition by any person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of persons (in each case, other than the Buyer Parties or their affiliates or any group that includes the Buyer Parties or their affiliates), whether from Squarespace or any other person(s), of beneficial ownership (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act) of securities representing more than 15% of the fully-diluted total outstanding equity securities of Squarespace (by vote or economic interests) after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any person or “group” of persons that, if consummated in accordance with its terms, would result in such person or “group” of persons beneficially owning (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act) more than 15% of the fully-diluted total outstanding equity securities of Squarespace (by vote or economic interests) after giving effect to the consummation of such tender or exchange offer or other transaction;

•
any direct or indirect purchase, license or other acquisition by any person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of persons (in each case, other than the Buyer Parties or their affiliates or any group that includes the Buyer Parties or their affiliates) of assets constituting or accounting for more than 15% of the consolidated assets (measured by the fair market value thereof as of the date of such purchase, license or other acquisition), revenue or net income of Squarespace and its subsidiaries, taken as a whole; or

•	any merger, consolidation, business combination, share exchange, recapitalization, reorganization, liquidation, dissolution or other transaction involving Squarespace pursuant to which any person or

“group” (as defined pursuant to Section 13(d) of the Exchange Act) of persons (in each case, other than the Buyer Parties or their affiliates or any group that includes the Buyer Parties or their affiliates) would beneficially own (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act) securities representing more than 15% of the fully-diluted total outstanding equity securities of Squarespace (by vote or economic interests) after giving effect to the consummation of such transaction.
“Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, Merger Agreement, acquisition agreement or other contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement.
“Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction, that was not solicited in breach of the no-shop provisions of the Merger Agreement (as described below), on terms that the Special Committee has determined in good faith (after consultation with its financial advisor and outside legal counsel): (i) is reasonably likely to be consummated in accordance with its terms, and if consummated, would be more favorable, from a financial point of view, to the Unaffiliated Company Stockholders (in their capacity as such) than the Transactions (taking into account any legal, regulatory, timing, financing, conditionality and other aspects of such Acquisition Proposal and any revisions to the Merger Agreement made or proposed in writing by Parent prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”
No-Shop Period. From the date of the Original Merger Agreement (the “No-Shop Period Start Date”) until the earlier to occur of the valid termination of the Merger Agreement and the Expiration Date, Squarespace will cease, and will cause its subsidiaries, directors, officers and employees to cease, and will use its reasonable best efforts to cause all of its other Representatives to cease, and cause to be terminated any solicitations, facilitation, discussions or negotiations with any person (other than Parent, Merger Sub and their representatives and financing sources) and such person’s representatives and financing sources, request the prompt return or destruction of all non-public information concerning Squarespace or its subsidiaries furnished to any such person with whom a confidentiality agreement was entered into in connection with its consideration of an Acquisition Transaction or Acquisition Proposal, cease providing any further information with respect to Squarespace or any Acquisition Proposal to any such person or its affiliates or representatives and terminate all access granted to any such person and its affiliates or representatives to any physical or electronic data room.
In addition, from the No-Shop Period Start Date until the earlier to occur of the valid termination of the Merger Agreement and the Effective Time, Squarespace and its subsidiaries will not, and will cause its subsidiaries, officers, directors and employees not to, and will use its reasonable best efforts to cause all of its other Representatives not to:
•
solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

•
furnish to any Person (other than to Parent, Merger Sub and their representatives and financing sources) any non-public information relating to Squarespace and its subsidiaries or afford to any person (other than Parent, Merger Sub, and their representatives and financing sources) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Squarespace and its subsidiaries, in any such case with the intent to, or as would reasonably be expected to, solicit or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes an Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal;

•
participate or engage in discussions or negotiations with any person (other than Parent, Merger Sub and their representatives and financing sources) in a manner to induce, encourage or facilitate an Acquisition Proposal (except, in each case, to notify such Person that the no-shop provisions of the Merger Agreement prohibit any such discussions or negotiations);

•	approve, endorse or recommend any proposal that constitutes an Acquisition Proposal;
•	enter into any Alternative Acquisition Agreement; or
•	authorize or commit to do any of the foregoing.

Notwithstanding these restrictions, at any time from the No-Shop Period Start Date until the time the Expiration Date, Squarespace and the Special Committee may directly or indirectly, participate or engage in discussions or negotiations with, furnish any non-public information relating to Squarespace and its subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Squarespace and its subsidiaries pursuant to, and only following execution of, an Acceptable Confidentiality Agreement to any person or its representatives that has made or delivered to Squarespace an Acquisition Proposal after May 13, 2024 if and solely to the extent that (i) such Acquisition Proposal did not result from a breach of the no-shop provisions of the Merger Agreement, (ii) prior to taking such action the Special Committee must have determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, and (iii) prior to taking such action the Special Committee must have determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take the actions contemplated by the above would be inconsistent with its fiduciary duties pursuant to applicable law. Squarespace must promptly (and in any event within twenty-four (24) hours thereafter) make available to Parent any non-public information concerning Squarespace and its subsidiaries that is provided to any such person or its affiliates or representatives that was not previously made available to Parent.
Squarespace is not entitled to terminate the Merger Agreement for the purpose of entering into an Alternative Acquisition Agreement, unless it complies with certain procedures in the Merger Agreement and pays a termination fee to Parent, as described in “The Tender Offer—Section 10—The Merger Agreement; Other Agreements—Company Termination Fee.”
The Squarespace Board’s Recommendation. As described above, and subject to the provisions described below, the Squarespace Board and Special Committee have made the recommendation that Squarespace stockholders accept the Offer and tender their shares of Company Common Stock to Merger Sub pursuant to the Offer on the terms and conditions set forth herein. The Merger Agreement prohibits the Squarespace Board (or a committee thereof, including the Special Committee) from effecting a Recommendation Change (as defined below) except as described below.
•	Prior to the Expiration Date, the Squarespace Board (or a committee thereof, including the Special Committee) may not take any of the following actions (any such action, a “Recommendation Change”):
•
fail to make, withhold, withdraw, amend, qualify or modify, or resolve to or publicly propose to withhold, withdraw, amend, qualify or modify, the Special Committee Recommendation or the Company Board Recommendation in a manner adverse to Parent;

•	adopt, approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal or submit any Acquisition Proposal to a vote of the Squarespace stockholders;
•
fail to publicly reaffirm the Special Committee Recommendation or the Company Board Recommendation within ten (10) business days after Parent so requests in writing (it being understood that Squarespace will have no obligation to make such reaffirmation on more than one occasion other than pursuant to the following bullet);

•
make any recommendation or public statement in connection with a tender or exchange offer (other than the Offer, as required hereunder) or publicly disclosed Acquisition Proposal, or fail to publicly reaffirm the Special Committee Recommendation or the Company Board Recommendation reasonably promptly after the launch of a tender or exchange offer (other than the Offer) or public disclosure of an Acquisition Proposal, other than a recommendation against such offer or a “stop, look and listen” communication by the Squarespace Board (or a committee thereof, including the Special Committee) to the Squarespace stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication which is not otherwise a Recommendation Change); or

•	fail to include the Special Committee’s recommendation or the Squarespace Board’s recommendation in the Schedule 14D-9.
•
Notwithstanding the restrictions described above, prior to the Expiration Date, other than in connection with a bona fide Acquisition Proposal that constitutes a Superior Proposal, the Squarespace Board, upon the recommendation of the Special Committee, or the Special Committee may effect a Recommendation Change if (1) there has been an Intervening Event (as defined below) or (2) the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law and only if: Squarespace has provided prior written notice to Parent at least four (4) Business Days in advance to the effect that the Squarespace Board, upon the recommendation of the Special Committee, or the Special Committee has (1) so determined, and (2) resolved to effect a Recommendation Change pursuant to the Merger Agreement, which notice must specify the applicable Intervening Event in reasonable detail material information with respect to such Intervening Event and a description of the Special Committee’s rationale for such action; and
•
prior to effecting such Recommendation Change, (1) Squarespace and its representatives, during such four (4) business day period, must have negotiated with Parent and its representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of the Merger Agreement that would permit the Special Committee to avoid a determination that the failure to make a Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties pursuant to applicable law and (2) the Squarespace Board (or a committee thereof), upon the recommendation of the Special Committee, or the Special Committee concludes in good faith (after taking into account any revisions to the terms and conditions of the Merger Agreement proposed by Parent) that failing to make a Recommendation Change would be inconsistent with its fiduciary duties pursuant to applicable Law.

•
In addition, prior to the Expiration Date, if Squarespace has received a bona fide Acquisition Proposal (that did not result from a breach of the no-shop provisions of the Merger Agreement) after the No-Shop Period Start Date, that the Special Committee has concluded in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal, then the Squarespace Board, upon the recommendation of the Special Committee, or the Special Committee, may effect a Recommendation Change with respect to such Acquisition Proposal or authorize Squarespace to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, but only if: the Special Committee has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law;

•
Squarespace and its subsidiaries and their representatives have complied in all material respects with their obligations pursuant to no-shop provisions of the Merger Agreement with respect to such Acquisition Proposal;

•
Squarespace has provided prior written notice to Parent at least four (4) Business Days in advance to the effect that the Squarespace Board, upon the recommendation of the Special Committee, or the Special Committee has (1) received a bona fide Acquisition Proposal that did not result from a breach of the no-shop provisions of the Merger Agreement and has not been withdrawn, (2) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal, and (3) resolved to effect a Recommendation Change or to terminate the Merger Agreement absent any revision to the terms and conditions of the Merger Agreement, which notice will include the identity of the person or “group” of persons making such Acquisition Proposal, the material terms and conditions thereof and unredacted copies of all agreements and other relevant documents (including, among others, all financing commitments) relating to such Acquisition Proposal;

•
prior to effecting such Recommendation Change or termination, Squarespace and its representatives at least four (4) Business Days in advance, have (1) negotiated with Parent and its representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of the Merger Agreement that would permit the Special Committee to determine that such Acquisition Proposal would cease to constitute a Superior Proposal (provided that in the event of any material revisions, updates or supplements to such Acquisition Proposal, Squarespace must deliver a new written notice to Parent and to comply with the foregoing requirements with respect to such new written notice, except Squarespace and its representatives will give new written notice at least two (2) Business Days in advance) and (2) after four (4) business days, the Squarespace Board, upon the recommendation of the Special Committee, or the Special Committee concludes in good faith (after taking into account any such revisions proposed by Parent and after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal remains a Superior Proposal and the Special Committee reaffirms its determination that the failure to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal would be inconsistent with its fiduciary duties pursuant to applicable law; and
•
solely in the event of any termination of the Merger Agreement in order to cause or permit Squarespace and its subsidiaries substantially concurrently to enter into an Alternative Acquisition Agreement, Squarespace will have validly terminated the Merger Agreement in accordance with the terms of the Merger Agreement, including paying to Parent the Company Termination Fee (as defined in the Merger Agreement and described below).

If Parent terminates the Merger Agreement prior to the Offer Acceptance Time because the Squarespace Board (or a committee thereof, including the Special Committee) has effected a Recommendation Change, then Squarespace must promptly (and in any event within (2) two Business Days) pay to Parent (as designated by Parent) a Company Termination Fee of $210,493,094.39. If Squarespace terminates the Merger Agreement prior to the Offer Acceptance Time because Squarespace has received a Superior Proposal, the Squarespace Board (or a committee thereof, including the Special Committee) has authorized Squarespace to, and Squarespace concurrently with such termination does, enter into an Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by such Superior Proposal (with respect to which Squarespace has complied with the terms of the no-shop provisions of the Merger Agreement), Squarespace must pay to Parent (as designated by Parent) the Company Termination Fee of $210,493,094.39 prior to or concurrently with, and as a condition to, such termination.
For purposes of the Merger Agreement, an “Intervening Event” means any positive material event or development or material change in circumstances with respect to Squarespace that (1) was not known to, or reasonably foreseeable by, the Special Committee or the Squarespace Board as of the date of the Original Merger Agreement, and (2) that does not relate to (a) any Acquisition Proposal or any matter related thereto or consequence thereof, or (b) the fact, in and of itself, that Squarespace meets or exceeds any internal or published or third party projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period, or changes after the date of the Original Merger Agreement in the market price or trading volume of Shares or the credit rating of Squarespace or any of its subsidiaries, it being understood that the underlying cause of any of the foregoing in clause (b) may be considered and taken into account.
Employee Matters. Immediately following the Closing, the Surviving Corporation or one of its subsidiaries will continue to employ the employees of Squarespace and its subsidiaries as of the Effective Time. From and after the Effective Time until the first anniversary of the Effective Time (or, if earlier, the termination date of the employee) the Surviving Corporation and its subsidiaries will provide each employee employed by Squarespace or its subsidiaries immediately prior to the Effective Time (each, a “Continuing Employee”) with, unless otherwise determined by the Surviving Corporation’s Chief Executive Officer, (1) base salary (or base wages, as the case may be) that is no less favorable than the base salary (or base wages, as the case may be) provided to such Continuing Employee immediately prior to the Effective Time, (2) target incentive compensation opportunities (including the grant date fair value of any equity compensation opportunities, but excluding specific performance goals) that are substantially comparable to the target incentive compensation opportunities (including the grant date fair value of any equity compensation opportunities, but excluding specific performance goals and any change in control, retention bonus or similar incentive compensation opportunities) provided to such Continuing Employee immediately prior to the Effective Time and (3) other employee benefits (excluding any equity-based plans and programs, severance, deferred compensation arrangements, change in control, retention or similar benefits, defined benefit pension or postemployment health or welfare benefits) that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the Effective Time (excluding any equity-based plans and programs, severance, deferred compensation arrangements, change in control, retention or similar benefits, defined benefit pension or post-employment health or welfare benefits).
To the extent that a benefit plan is made available to any Continuing Employee at or after the Effective Time, the Surviving Corporation and its subsidiaries will generally cause to be granted to such Continuing Employee credit for service with Squarespace or its subsidiaries prior to the Effective Time for purposes of eligibility, participation, vesting and level of benefits, except that such service need not be credited to the extent that it would result in duplication of coverage, benefits or compensation and no service shall be required to be credited under any plan that provides for defined benefit pension or retiree welfare benefits. In addition, the Surviving Corporation will use commercially reasonable efforts to ensure that: (1) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all group welfare benefit plans sponsored by the Surviving

Corporation and its subsidiaries to the extent that coverage pursuant to any such group welfare benefit plans (the “New Plan”) replaces coverage previously provided under a comparable group welfare employee benefit plan in which such Continuing Employee participated immediately before the Effective Time and (2) during the plan year in which the Closing Date occurs, for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, the Surviving Corporation will use commercially reasonable efforts to cause all waiting periods, preexisting condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and the Surviving Corporation will use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year ending on the Closing Date to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance, co-pay, offsets and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
Directors’ and Officers’ Indemnification and Insurance. The Merger Agreement provides that, from and after the Effective Time for six (6) years thereafter, the Surviving Corporation and its subsidiaries will honor and fulfill, in all respects, the obligations of Squarespace and its subsidiaries pursuant to any indemnification agreements between Squarespace or any of its subsidiaries and current or former directors, officers or managers (and any person who becomes a director, officer or manager of Squarespace or any of its subsidiaries prior to the Effective Time), for any acts or omissions by such indemnified persons occurring prior to the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its subsidiaries will maintain the provisions with respect to indemnification, advancement of expenses and exculpation from liability as set forth in the certificates of incorporation, bylaws and other organizational documents of Squarespace and its subsidiaries as of the date of the Original Merger Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any adverse manner except as required by applicable law.
In addition, the Merger Agreement provides that, during the six-year period commencing at the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless each current or former director or officer of Squarespace and its subsidiaries (and any person who becomes a director or officer of Squarespace or any of its subsidiaries prior to the Effective Time), to the fullest extent permitted by law or pursuant to any indemnification agreements with Squarespace and its subsidiaries in effect on the date of the Closing, from and against all costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any actual or threatened Legal proceeding or other matter, whether civil, criminal, administrative or investigative, to the extent that such actual or threatened legal proceeding or other matter is based on, arising out of or relating to the fact that such person is or was a director, officer, member, manager or employee of Squarespace or its subsidiaries or such person is or was serving at the request of or with the knowledge and consent of Squarespace and its subsidiaries as a director, officer, member, manager or fiduciary of another person and based on, arising out of or relating to any act, omission, fact, circumstance or other matter occurring or existing on or prior the Effective Time. Parent shall cause the Surviving Corporation and its subsidiaries to, and the Surviving Corporation and its subsidiaries shall, advance such costs, fees and expenses incurred by or on behalf of the indemnified persons on a current basis (but no later than thirty (30) days after the submission of invoices) to the fullest extent permitted by applicable law to repay such advances if it is determined in a final and non-appealable adjudication of a court of competent jurisdiction that such indemnified person is not entitled to indemnification.
In addition, the Merger Agreement requires the Surviving Corporation to, and Parent to cause the Surviving Corporation to, maintain, on terms that are equivalent to those of Squarespace’s directors’ and officers’ liability insurance in effect on May 13, 2024, for a period of six (6) years commencing at the Effective Time. The Surviving Corporation will not be required to pay annual premiums for such policy in excess of 300% of the aggregate annual premiums currently paid by Squarespace for its last full fiscal year, and if the premium for such insurance coverage would exceed such amount, the Surviving Corporation is obligated to obtain the greatest coverage available for a cost not exceeding such amount.
The Merger Agreement permits Squarespace to purchase a prepaid six-year “tail” policy on terms that are no less favorable than those of Squarespace’s directors’ and officers’ liability insurance policies as in effect on May 13, 2024, so long as the aggregate premium for such “tail” policy does not exceed 300% of the amount paid by Squarespace for coverage for its last full fiscal year, and if the premium for such insurance coverage would exceed such amount, the Surviving Corporation may obtain the most advantageous coverage available for a cost not exceeding such amount.
Transaction Litigation. Prior to the Effective Time, Squarespace will: (1) provide Parent with prompt notice of all stockholder litigation relating to the Original Merger Agreement, the Merger Agreement or the Transactions, (2) keep Parent reasonably informed on a current basis with respect to status thereof (and furnish Parent with copies of communications received or documents filed), (3) consult with Parent on, and consider in good faith all of Parent’s comments to, all filings, pleadings and responses proposed to be filed or submitted by or on behalf of Squarespace prior to such filing or submission, (4) give Parent the opportunity to participate in the defense, settlement or prosecution of any such litigation, including by giving Parent the opportunity to attend and participate in any external meetings and (5) consult with Parent with respect to the proposed strategy, material actions and significant decisions (including relating to defense, settlement and prosecution) with respect to any such litigation. Squarespace may not compromise or settle, or agree to compromise or settle, any such litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed).
Appraisal Actions. Under the Merger Agreement, Squarespace must provide Parent with prompt notice of any demands for appraisal, withdrawals of such demands, and any other instruments received by Squarespace in respect of Dissenting Company Shares and served pursuant to the DGCL, and Parent will have the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal. Except with the prior written consent of Parent, Squarespace will not make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.
Termination. The Merger Agreement may only be validly terminated:
at any time prior to the Offer Acceptance Time by mutual written agreement of Parent and Squarespace;
by either Squarespace or Parent at any time prior to the Offer Acceptance Time:
•
if (1) any permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Offer or the Merger is in effect that, in each case, prohibits, restricts, makes illegal or enjoins the consummation of the Offer or the Merger and has become final and non-appealable, or (2) any law or order has been enacted, entered, enforced or deemed applicable to the Offer or the Merger that prohibits, restricts, makes illegal or enjoins the consummation of the Offer or the Merger, except that the right to terminate the Merger Agreement will not be available to any party if such party’s material breach of any provision of the Merger Agreement has been the primary cause of, or primarily resulted in, such final, non-appealable injunction, judgement, order or law;

•
if the Offer Acceptance Time has not occurred by 11:59 p.m. New York City time on the Termination Date, except that the right to terminate the Merger Agreement will not be available to any party whose material breach of its obligations under the Merger Agreement has been the primary cause of, or primarily resulted in, the failure of the Offer Acceptance Time to have occurred prior to the Termination Date; or

•
prior to the Offer Acceptance Time, if the Offer (as it may be required to be extended pursuant to Section 2.15(d) of the Merger Agreement, or has otherwise been extended in accordance with the Merger Agreement) shall have expired in accordance with its terms without the Minimum Condition having been satisfied or the other Offer Conditions having been satisfied or waived by Parent, in each case without the acceptance for payment of any shares of Company Common Stock validly tendered in the Offer; provided that the right to terminate the Merger Agreement shall not be available to any party whose failure to satisfy any agreements or covenants under the Merger Agreement has primarily caused or resulted in the non-satisfaction of the Minimum Condition or any of the other Offer Conditions.

by Squarespace:
•
prior to the Offer Acceptance Time, if (i) all of the Offer Conditions and other conditions to Closing are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Offer Acceptance Time and the Closing, but subject to the satisfaction or waiver of such conditions; provided that such conditions to be satisfied at the Offer Acceptance Time and the Closing would be satisfied as of the date of the notice referenced in clause (iii) of this bullet point if the Closing were to occur on the date of such notice), (ii) Parent fails to accept to purchase shares of Company Common Stock validly tendered (and not validly withdrawn) in accordance with the Merger Agreement, (iii) Squarespace has provided written notice to Parent (A) of Squarespace’s intention to terminate the Merger Agreement pursuant to Section 8.1(f) of the Merger Agreement if Parent fails to accept to purchase shares of Company Common Stock validly tendered (and not validly withdrawn) in accordance with Section 2.15(a) of the Merger Agreement and (B) that Squarespace is ready, willing and able to consummate the Closing on such date of notice and at all times during the three (3) Business Day period immediately thereafter and (iv) Parent fails to accept to purchase shares of Company Common Stock validly tendered (and not validly withdrawn) in accordance with Section 2.15(a) of the Merger Agreement and consummate the Closing within three (3) Business Days following delivery of such confirmation;
•
prior to the Offer Acceptance Time, if Parent has breached or failed to perform or there is any inaccuracy of any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform or inaccuracy would result in a failure of a condition to Closing; provided that (1) if such breach or failure to perform is capable of being cured by the Termination Date, Squarespace will not be entitled to terminate the Merger Agreement prior to the delivery by Squarespace to Parent of written notice of such breach, delivered at least thirty (30) days prior to such termination (or such shorter period of time as remains prior to the Termination Date), stating Squarespace’s intention to terminate the Merger Agreement and the basis for such termination, except that Squarespace will not be entitled to terminate the Merger Agreement if such breach or failure to perform has been cured prior to such termination, and (2) that the right to terminate the Merger Agreement will not be available to Squarespace if it is then in breach of any provision of the Merger Agreement or has failed to perform or comply with, or there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach, failure to perform or inaccuracy would give rise to the failure of the Offer Conditions relating to the accuracy of representations and warranties in, and compliance with covenants of, the Merger Agreement; or

•
prior to the Offer Acceptance time, if (1) Squarespace has received a Superior Proposal; (2) the Squarespace Board (or a committee thereof), upon the recommendation of the Special Committee, or the Special Committee has authorized Squarespace to enter into an Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by such Superior Proposal; (3) Squarespace has complied in all material respects with Section 5.3 of the Merger Agreement with respect to such Superior Proposal; and (4) concurrently with such termination Squarespace enters into such Alternative Acquisition Agreement and pays the Company Termination Fee due to Parent in accordance with the Merger Agreement; and

by Parent:
•
prior to the Offer Acceptance Time, if Squarespace has breached or failed to perform or there is any inaccuracy of any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform or inaccuracy would result in a failure of a condition to Closing, except that if such breach or failure to perform is capable of being cured by the Termination Date, Parent will not be entitled to terminate the Merger Agreement prior to the delivery by Parent to Squarespace of written notice of such breach, delivered at least thirty (30) days prior to such termination (or such shorter period of time as remains prior to the Termination Date), stating Parent’s intention to terminate the Merger Agreement and the basis for such termination, except that Parent will not be entitled to terminate the Merger Agreement if such breach or failure to perform has been cured prior to such termination (to the extent capable of being cured); provided that Parent shall not have the right to terminate the Merger Agreement if it has materially breached any representations, warranties, covenants or other agreements contained in the Merger Agreement that would result in a failure of a condition to Closing as of the date of termination; or

•	prior to the Offer Acceptance Time, if the Squarespace Board (or a committee thereof, including the Special Committee) has effected a Recommendation Change.
Effect of Termination. If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement (other than certain specified provisions, including those described in “The Tender Offer—Section 10—The Merger Agreement; Other Agreements—Merger Agreement—Company Termination Fee” and “The Tender

Offer—Section 10—The Merger Agreement; Other Agreements—Merger Agreement—Parent Termination Fee” below), will become void and of no effect with no liability on the part of any party (or of any of its representatives). No such termination will relieve any party to the Merger Agreement from any liability for any Willful and Material Breach of the Merger Agreement prior to or in connection with the termination of the Merger Agreement. Parent will cause the Offer to be terminated immediately after any termination of the Merger Agreement.
Company Termination Fee. If the Merger Agreement is validly terminated in specified circumstances, Squarespace may be required to pay the Company Termination Fee.
Squarespace must pay the Company Termination Fee if:
•
the Merger Agreement is validly terminated (1) by either Parent or Squarespace because the Offer Acceptance Time has not occurred by the Termination Date, (2) if the Offer has expired without the Minimum Condition having been satisfied or the other Offer Conditions having been satisfied or waived by Parent or (3) by Parent because Squarespace has breached or failed to perform its representations, warranties, covenants or other agreements contained in the Merger Agreement, and, in the case of clauses (1) and (2), the terminating party’s material breach of the Merger Agreement has not been the primary cause of, or primarily resulted in, the circumstances giving rise to the termination right, and in the case of clause (3), the closing conditions relating to the Buyer Parties’ representations and warranties and covenants would be satisfied if the date of such termination was the Closing Date;

•
since the date of the Merger Agreement and prior to its termination under one of the circumstances described in clauses (1), (2) or (3) of the preceding bullet, an Acquisition Proposal has been made to Squarespace or the Squarespace Board or publicly announced or publicly disclosed and not withdrawn or otherwise abandoned prior to such termination; and

•
within twelve (12) months following the termination of the Merger Agreement under the circumstances described above, either an Acquisition Transaction is consummated or Squarespace enters into a definitive agreement providing for the consummation of an Acquisition Transaction.

Squarespace will pay the Company Termination Fee in such instance concurrently with the consummation of such Acquisition Transaction. For purposes of determining whether a Company Termination Fee is payable in this instance, all references to “15%” in the definition of “Acquisition Transaction” are deemed to be references to “50%”.
Additionally, if the Merger Agreement is validly terminated by Parent, at any time prior to the Expiration Date, because the Squarespace Board (or a committee thereof, including the Special Committee) has effected a Recommendation Change, Squarespace must promptly (and in any event within two (2) Business Days) following such termination pay or cause to be paid to Parent (as directed by Parent) the Company Termination Fee.
If the Merger Agreement is validly terminated by Squarespace, at any time prior to the Offer Acceptance Time in order to enter into Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by a Superior Proposal with the authorization of the Squarespace Board (or a committee thereof), upon the recommendation of the Special Committee, or the Special Committee, and Squarespace has complied with its obligations under the no-shop provisions of the Merger Agreement, then prior to or concurrently with such termination, Squarespace must pay or cause to be paid to Parent (as directed by Parent) the Company Termination Fee.
Parent Termination Fee. If the Merger Agreement is validly terminated in specified circumstances, Parent may be required to pay Squarespace a termination fee of $245,575,276.79.
Parent must pay the Parent Termination Fee if:
•
the Merger Agreement is validly terminated by Squarespace because (1) all of the Offer Conditions and other conditions to Closing are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Offer Acceptance Time and the Closing, but subject to the satisfaction or waiver of such conditions), (2) Parent fails to accept to purchase shares of Company Common Stock validly tendered (and not validly withdrawn) in accordance with Section 2.15(a) of the Merger Agreement, (3) Squarespace has irrevocably confirmed to Parent in writing that (A) it intends to terminate the Merger Agreement pursuant to Section 8.1(f) thereof if Parent fails to accept to purchase shares of Company Common Stock validly tendered (and not validly withdrawn) in accordance with Section 2.15(a) of the Merger Agreement, and (B) Squarespace is ready, willing and able to consummate the Closing and (4) the Transactions shall not have been consummated within three (3) business days following delivery of such confirmation;
•
the Merger Agreement is validly terminated by Squarespace because Parent has breached or failed to perform or there is any inaccuracy of any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform or inaccuracy would result in a failure of a condition to Closing, subject to the cure periods and other limitations set forth in the subsection herein captioned “The Tender Offer—The Merger Agreement; Other Agreements—Termination”; or

•
the Merger Agreement is validly terminated by either Parent or Squarespace because the Offer Acceptance Time has not occurred by 11:59 p.m. New York City time on the Termination Date, and, at such time of termination, Squarespace could have terminated the Merger Agreement because of either of the circumstances described in the two bullets above.

Expenses. Except in certain specified circumstances, whether or not the Transactions are completed, Squarespace, on the one hand, and the Buyer Parties, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Transactions.
Amendment and Waiver. The Merger Agreement may be amended in writing signed on behalf of each of the Buyer Parties and Squarespace (pursuant to authorized action by the Special Committee) at any time.
Governing Law. The Merger Agreement is governed by Delaware law, except that any legal proceeding involving the Financing Sources arising out of, or relating to, the Transactions, the Debt Financing, the Debt Financing Commitment or the performance of services thereunder or related thereto is governed by New York law.
Specific Performance. The Buyer Parties and Squarespace are entitled to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce the terms of the Merger Agreement, in addition to any other remedy to which they are entitled at law or in equity, provided that Squarespace may only cause Parent to exercise its rights to enforce the obligations of the Equity Investors under the Equity Commitment Letter in order to cause the Equity Financing to be funded if (i) all Offer and other conditions to the Buyer Parties’ obligations to consummate the Transactions have been satisfied or waived, (ii) the Debt Financing (or any alternative debt financing) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, (iii) Parent has failed to consummate the Closing at the time when it was required to do so under the Merger Agreement and (iv) Squarespace has irrevocably confirmed in writing to Parent and Merger Sub that if specific performance were granted and the Financing were funded, then the Closing would occur in accordance with the Merger Agreement.
Other Agreements
Support Agreements
In connection with entering into the Merger Agreement, Parent and Squarespace entered into Tender and Support Agreements (each as may be amended, restated, supplemented or otherwise modified from time to time, the “Support Agreements”) with each of (i) Anthony Casalena, Anthony Casalena 2019 Family Trust, Anthony Casalena Revocable Trust, and Casalena Foundation (collectively, the “Casalena Parties”), (ii) General Atlantic (SQRS II), L.P. and (iii) the Accel Rollover Stockholders and certain affiliated funds; (each a “Supporting Stockholder” and collectively the “Supporting Stockholders”). As of June 30, 2024, the Casalena Parties, General Atlantic and Accel beneficially owned approximately 75.7%, 10.6% and 2.6%, respectively, of the outstanding voting power of Squarespace’s capital stock as of such date.
Pursuant to and subject to the terms and conditions of the Support Agreements, each Supporting Stockholder has agreed to sell to a parent entity of Parent all of the shares beneficially owned by such Supporting Stockholder (whether acquired on or after date of the Support Agreement, but excluding the Rollover Shares as defined in each applicable Support Agreement). In addition, each Supporting Stockholder has agreed, at every meeting of the Squarespace’s stockholders, including any postponement, recess or adjournment thereof, or in any other circumstance, each Supporting Stockholder will affirmatively vote (including via proxy) or execute consents, with respect to (or cause to be voted (including via proxy) or consents to be executed with respect to) all of the Shares beneficially owned by them (whether acquired on or after the date of the Support Agreement (such Shares, the “Subject Shares”):

•
against any proposal, action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of Squarespace contained in the Merger Agreement or that would reasonably be expected to result in any condition set forth in the Merger Agreement not being satisfied or not being fulfilled prior to the Termination Date;

•	against any Acquisition Proposal;
•	against any reorganization, dissolution, liquidation, winding up or similar extraordinary transaction involving Squarespace (except as contemplated by the Merger Agreement) and
•
against any other action, agreement or proposal which would reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions or any of the other transactions contemplated by the Merger Agreement.

The Supporting Stockholders further agreed to certain restrictions with respect to their Subject Shares, including restrictions on transfer, and agreed to comply with the non-solicitation restrictions described above in “The Tender Offer—Section 10—The Merger Agreement; Other Agreements—Merger Agreement—Solicitation of Other Offers.”
Each of the Support Agreements will terminate with respect to the applicable Supporting Stockholder(s) upon the first to occur of: (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) any modification, waiver or amendment to any term or provision of the Offer or the Merger Agreement that is effected without the applicable Supporting Stockholder’s prior written consent and that (i) reduces the Offer Price or changes the form of consideration being offered to Company Stockholders under the Offer, imposes any non-immaterial conditions, requirements or restrictions on any Supporting Stockholder’s right to receive the cash consideration payable to the Supporting Stockholder with respect to Shares owned by the Supporting Stockholder (other than the Subject Shares) pursuant to the Offer or that materially delays the timing of any such payment after the Offer Acceptance Time or (ii) would require the consent of the Supporting Stockholder under the Interim Investors Agreement without having received such consent.
The foregoing description of the Support Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Support Agreements, which are filed as Exhibits (d)(3), (d)(4) and (d)(5) of the Schedule TO and incorporated herein by reference.
Interim Investors Agreement
Concurrently with the execution and delivery of the Merger Agreement, Spaceship Intermediate I, LP, an indirect parent entity of Parent (“Lead Investor”), Anthony Casalena, the Casalena Rollover Stockholders, the General Atlantic Rollover Stockholder, the Accel Rollover Stockholders and Accel Leaders 4 L.P. for itself and as nominee for Accel Leaders 4 L.P., Accel Leaders 4 Entrepreneurs L.P. and Accel Leaders 4 Investors (2022) L.P. (collectively, the “Accel Investors” and, together with Anthony Casalena, the Casalena Rollover Stockholders, the General Atlantic Rollover Stockholder and the Lead Investor, the “Investors”) entered into the Second Amendment to Interim Investors Agreement dated September 9, 2024 (the “Second Amendment to Interim Investors Agreement”), amending certain terms and conditions governing the relationship among the parties to the Interim Investors Agreement, dated May 13, 2024, as amended by that certain Amendment to the Interim Investors Agreement, dated August 28, 2024 (as amended the “Prior Interim Investors Agreement” and together with the Second Amendment to Interim Investors Agreement, the “Interim Investors Agreement”). Pursuant to the Second Amendment to Interim Investors Agreement, among other things, each Investor will contribute an amended Commitment Amount, as set forth therein.
The foregoing description of the Interim Investors Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Interim Investors Agreement, which is filed as Exhibit (d)(8) under Item 12 of the Schedule TO and Exhibits 16(d)(v) and 16(d)(viii) under Item 16 of the Schedule TO and incorporated herein by reference.
11. Dividends and Distributions
The Merger Agreement provides that from May 13, 2024 to the Effective Time, without the prior written consent of Parent, Squarespace will not declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of its capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly owned subsidiaries.

12. Conditions of the Offer
The obligation of Merger Sub to accept for payment and pay for Shares validly tendered and not properly withdrawn pursuant to the Offer is subject to the satisfaction of the conditions below.
Merger Sub is not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, and may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, the payment for, any tendered Shares, and (subject to the provisions of the Merger Agreement) may terminate the Offer and not accept for payment any tendered Shares: (i) if the Merger Agreement has been terminated in accordance with Section 8.1 of the Merger Agreement; or (ii) at any scheduled Expiration Date (as it may have been extended pursuant to Section 2.15(d) of the Merger Agreement), if (x) the conditions set forth in clause (a) below have not been satisfied at the Offer Acceptance Time or (y) any of the additional conditions set forth below shall not be satisfied or waived by Merger Sub at the Offer Acceptance Time:
(a)
(i) the number of shares of Company Common Stock validly tendered (within the meaning of Section 251(h) of the DGCL) and not validly withdrawn, together with any Owned Company Shares, equals at least one vote more than 50% of the aggregate voting power of all issued and outstanding shares of Company Common Stock, (ii) the number of shares of Company Common Stock beneficially owned, directly or indirectly, by the Unaffiliated Company Stockholders and validly tendered (within the meaning of Section 251(h) of the DGCL) and not validly withdrawn, equals at least one vote more than 50% of the aggregate voting power of all issued and outstanding shares of Company Common Stock beneficially owned, directly or indirectly, by the Unaffiliated Company Stockholders (the “Unaffiliated Majority Tender Condition”), (iii) the number of shares of Class B Common Stock validly tendered (within the meaning of Section 251(h) of the DGCL) and not validly withdrawn, together with any Class B Common Stock constituting Owned Company Shares, equals at least one vote more than 50% of the aggregate voting power of all issued and outstanding shares of Class B Common Stock, and (iv) the number of shares of Class A Common Stock validly tendered (within the meaning of Section 251(h) of the DGCL) and not validly withdrawn, together with any Class A Common Stock constituting Owned Company Shares, equals at least one vote more than 50% of the aggregate voting power of all issued and outstanding shares of Class A Common Stock, in each case as of the Offer Acceptance Time, but excluding any shares of Company Common Stock held in treasury by Squarespace as of the expiration of the Offer or any other shares of Company Common Stock acquired by Squarespace prior to the expiration of the Offer (including any Shares acquired in connection with payment of the exercise price for the exercise of Squarespace Stock Options, and Tax withholding in connection with the exercise of Squarespace Stock Options or the settlement of Squarespace PSUs or Squarespace RSUs) (collectively, the “Minimum Condition”);

(b)
(i) other than the representations and warranties listed in subsections (ii) or (iii) below, the representations and warranties of Squarespace set forth in the Merger Agreement shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of May 13, 2024 and as of the Closing Date as if made on and as of each such date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct as of such specific date), except for such failures to be true and correct that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) the representations and warranties set forth in (1) Sections 3.1(a) (Organization; Good Standing), 3.2 (Corporate Power; Enforceability), 3.3 (Company Board Approval; Fairness Opinion; Anti-Takeover Laws), 3.8 (Subsidiaries) and 3.26 (Brokers) of the Merger Agreement that (A) are not qualified by Company Material Adverse Effect or other materiality qualifiers shall be true and correct in all material respects as of the Closing Date as if made at and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material aspects as of such earlier date); and (B) are qualified by Company Material Adverse Effect or other materiality qualifiers shall be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifiers) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material aspects as of such earlier date); and (2) Sections 3.7(a) (Company Capitalization – Capital Stock), 3.7(b) (Company Capitalization – Stock Reservation) and

clauses (i) – (v) of the first sentence of Section 3.7(c) (Company Capitalization – Company Securities) shall be true and correct in all respects (except for any failure to be so true and correct that is de minimis in nature) as of May 13, 2024 and as of the Closing Date as if made on and as of each such date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all respects as of such specific date (except for any failure to be so true and correct that is de minimis in nature)) and (iii) the representations and warranties of Squarespace set forth in Section 3.12(ii) (Absence of Certain Changes) shall be true and correct in all respects as of May 13, 2024 and shall be true and correct in all respects as of the Closing Date as though made as of such date (collectively, the “R&W Condition”);
(c)
Squarespace shall have performed and complied in all material respects with the covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by Squarespace at or prior to the Closing (the “Performance Condition”);

(d)	a Company Material Adverse Effect shall not have occurred on or after the date of the Merger Agreement that is continuing (the “No-MAE Condition”);
(e)
the Buyer Parties shall have received a certificate of Squarespace, validly executed for and on behalf of Squarespace and in the name of Squarespace by a duly authorized executive officer thereof, certifying that the conditions set forth in foregoing sections (b), (c) and (d) have been satisfied (the “Certificate Condition”); and

(f)
the Merger Agreement shall not have been terminated in accordance with its terms (the “Non-Termination Condition”, and together with the Minimum Condition, the R&W Condition, the Performance Condition, the No-MAE Condition and the Certificate Condition, the “Offer Conditions”, and each, an “Offer Condition”).

The foregoing conditions are for the sole benefit of Parent and Merger Sub and (except for the Minimum Condition, which may be waived by Parent (on behalf of Merger Sub) only with the prior written consent of Squarespace, acting only with the prior approval or written consent of the Special Committee) may be waived by Parent (on behalf of Merger Sub), in whole or in part, at any time and from time to time, in the sole discretion of Parent to the extent permitted by applicable Law.
13. Certain Legal Matters; Regulatory Approvals
General. Based on our examination of publicly available information filed by Squarespace with the SEC and other publicly available information concerning Squarespace, we are not aware of any governmental license or regulatory permit that appears to be material to Squarespace’s business that would be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below in this Section 13, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, including governmental authorities or agencies with jurisdiction over antitrust and competition laws, that would be required for our purchase of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except for takeover laws in jurisdictions other than Delaware as described below under “State Takeover Laws,” such approval or other action will be sought. We do not anticipate delaying the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or action, if needed, will be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Squarespace’s business or that certain parts of Squarespace’s business might not have to be disposed of or held separate, any of which may give us the right to terminate the Offer at any Expiration Date without accepting for payment any Shares validly tendered (and not properly withdrawn) pursuant to the Offer. Our obligation under the Offer to accept for payment and pay for Shares is subject to the Offer Conditions, which includes the Minimum Condition, the R&W Condition, the Performance Condition, the No-MAE Condition, the Certificate Condition and the Non-Termination Condition. See “The Tender Offer—Section 12—Conditions of the Offer.”
Antitrust Compliance; Compliance with Competition Laws
Compliance with the HSR Act. Under the HSR Act (including the related rules and regulations that have been promulgated thereunder by the FTC), the Offer and the Merger cannot be completed until Parent and Squarespace file a Notification and Report Form with the FTC and the DOJ and the applicable waiting period has expired or been terminated. The parties filed a notification and report form with the FTC and DOJ on May 28, 2024. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar day waiting period following the parties’ filing of their respective HSR Act notification forms, unless extended, or the early termination of that waiting period. The waiting period under the HSR Act expired at 11:59 p.m., New York City time, on June 27, 2024.
Compliance with the Austrian Federal Cartel Act. Under the Austrian Federal Cartel Act, the Merger cannot be completed until Parent files a notification with the Austrian competition authority and the applicable review period has expired or an approval decision has been issued. Parent filed a notification with the Austrian competition authority on May 23, 2024. A transaction notifiable under the Austrian Federal Cartel Act may not be completed until the expiration of a four-week review period, which is extendable at the notifying party’s request by up to two (2) calendar weeks, following the Parent’s filing (phase one) or the issuance of an approval decision by the Austrian competition authority. Austrian merger control clearance was received on June 21, 2024.
State Takeover Laws
Squarespace is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three (3) years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” The Squarespace Board approved the Merger Agreement and the transactions contemplated therein, and the restrictions on “business combinations” described in Section 203 of the DGCL are inapplicable to the Merger Agreement and the transactions contemplated by the Merger Agreement.
Squarespace conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See “The Tender Offer—Section 12—Conditions of the Offer.”
Stockholder Approval Not Required
Section 251(h) of the DGCL generally provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates a tender offer for any and all of the outstanding common stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the adoption of the Merger Agreement, and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the Merger Agreement. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to consummate the Merger under Section 251(h) of the DGCL without submitting the adoption of the Merger Agreement to a vote of the Squarespace stockholders. Following the consummation of the Offer, the Rollover, the Share Sales, and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Parent, Merger Sub and Squarespace will take all necessary action to cause the Merger to become effective as soon as practicable following the consummation of the Offer without a meeting of Squarespace stockholders, as provided in Section 251(h) of the DGCL.
14. Fees and Expenses
Merger Sub has retained Okapi Partners LLC to be the Information Agent and Computershare Trust Company, N.A. to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.
In connection with the solicitation of tenders of Shares pursuant to the Offer, none of Parent or Merger Sub will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent). Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Merger Sub for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Merger Sub by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Merger Sub.
In connection with the Merger, if the Merger is not completed, all fees and expenses incurred will be paid by the party incurring those fees and expenses, and in the case of the Special Committee, all fees and expenses will be paid by Squarespace. If the Merger is completed, all costs and expenses incurred by Parent or Merger Sub in connection with the Transactions will be paid by the Surviving Corporation.
It is also expected that Merger Sub and/or Parent will incur approximately $202 million of financing costs, legal fees, depositary and information agent fees, and other advisory fees.
It is estimated that the expenses incurred in connection with the Offer will be approximately as set forth below:

Information Agent Fees and Expenses	$250,000.00
Depositary and Paying Agent Fees and Expenses	$70,000.00
SEC Filing Fees	$954,066.18
Legal Fees	$20,000,000.00
Parent Financial Advisor Fees	$30,000,000.00
Printing and Mailing Costs	$80,000
Miscellaneous	$200,000.00
Total	$51,554,066.18

15. Miscellaneous
The Offer is not being made to (nor will tenders be accepted from or on behalf of holders of) Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Merger Sub by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Merger Sub.
No person has been authorized to give any information or to make any representation on behalf of Parent or Merger Sub not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of Parent, Merger Sub, the Depositary or the Information Agent for the purposes of the Offer.
Merger Sub has filed with the SEC a Tender Offer Statement and Schedule 13E-3 Transaction Statement on Schedule TO/13E-3 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Squarespace has filed or will file, pursuant to Rule 14d-9 under the Exchange Act, a Solicitation/Recommendation Statement on Schedule 14D-9 and a Schedule 13E-3 Transaction Statement with the SEC, together with exhibits, setting forth the recommendation of the Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth in “The Tender Offer—Section 7—Certain Information Concerning Squarespace” above.
Spaceship Group MergerCo, Inc.
September 16, 2024

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT
The directors of Parent are Peter Flynn and Thomas Lafrance. The executive officers of Parent are Peter Flynn, who serves as Chief Executive Officer and President of Parent, and Thomas Lafrance, who serves as Vice President and Secretary of Parent. The name, business address and telephone number, principal occupation, material occupations within the past five (5) years and country of citizenship of each director and executive officer of Parent are set forth below.

Name	Business Address and Telephone Number	Present Principal Occupation	Material Occupations in Past Five Years	Country of Citizenship
Peter Flynn	80 Pall Mall, London, SW1 5ES United Kingdom	Director Permira Advisers LLP (principal business: investment) 80 Pall Mall London SW1Y 5ES United Kingdom	Mr. Flynn has held the same principal occupation during the past five (5) years.	United Kingdom
Thomas Lafrance	488 route de Longwy, L-1940 Luxembourg +352 26 441 651	Director Permira Management S.à r.l. (principal business: investment) 488 route de Longwy L-1940 Luxembourg
Mr. Lafrance has held the same principal occupation since January
2022.

From September 2017 to December 2021, Mr. Lafrance was Head of Finance & Tax, Aviva Investors Luxembourg S.à r.l., principal business: investment,
2 rue du Fort Bourbon L-1249 Luxembourg.
France

DIRECTORS AND EXECUTIVE OFFICERS OF MERGER SUB
The directors of Merger Sub are Peter Flynn and Thomas Lafrance. The executive officers of Merger Sub are Peter Flynn, who serves as Chief Executive Officer and President of Merger Sub, and Thomas Lafrance, who serves as Vice President and Secretary of Merger Sub. The name, business address and telephone number, principal occupation, material occupations within the past five (5) years and country of citizenship of each director and executive officer of Merger Sub are set forth below.

Name	Business Address and Telephone Number	Present Principal Occupation	Material Occupations in Past Five Years	Country of Citizenship
Peter Flynn	80 Pall Mall, London, SW1 5ES United Kingdom	Director Permira Advisers LLP (principal business: investment) 80 Pall Mall London SW1Y 5ES United Kingdom	Mr. Flynn has held the same principal occupation during the past five (5) years.	United Kingdom
Thomas Lafrance	488 route de Longwy, L-1940 Luxembourg +352 26 441 651	Director Permira Management S.à r.l. (principal business: investment) 488 route de Longwy L-1940 Luxembourg
Mr. Lafrance has held the same principal occupation since January
2022.

From September 2017 to December 2021, Mr. Lafrance was Head of Finance & Tax, Aviva Investors Luxembourg S.à r.l., principal business: investment,
2 rue du Fort Bourbon L-1249 Luxembourg.
France

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER FILING PARTIES
Permira Filing Parties
The directors of each of Intermediate 2, MidCo and HoldCo are Peter Flynn and Thomas Lafrance. The executive officers of each of Intermediate 2, MidCo and HoldCo are Peter Flynn, who serves as Chief Executive Officer and President of each of Intermediate 2, MidCo and HoldCo, and Thomas Lafrance, who serves as Vice President and Secretary of each of Intermediate 2, MidCo and HoldCo. The name, business address and telephone number, principal occupation, material occupations within the past five (5) years and country of citizenship of each director and executive officer of each of Intermediate 2, MidCo and HoldCo are set forth below:

Name	Business Address and Telephone Number	Present Principal Occupation	Material Occupations in Past Five Years	Country of Citizenship
Peter Flynn	80 Pall Mall, London, SW1 5ES United Kingdom	Director Permira Advisers LLP (principal business: investment) 80 Pall Mall London SW1Y 5ES United Kingdom	Mr. Flynn has held the same principal occupation during the past five (5) years.	United Kingdom
Thomas Lafrance	488 route de Longwy, L-1940 Luxembourg +352 26 441 651	Director Permira Management S.à r.l. (principal business: investment) 488 route de Longwy L-1940 Luxembourg
Mr. Lafrance has held the same principal occupation since
January 2022.

From September 2017 to
December 2021,
Mr. Lafrance was Head of
Finance & Tax, Aviva
Investors Luxembourg S.à r.l.,
principal business: investment,
2 rue du Fort Bourbon
L-1249 Luxembourg.
France

None of the natural persons listed above has been convicted in a criminal proceeding during the past five (5) years (excluding traffic violations or similar misdemeanors). None of the natural persons listed above was a party to any judicial or administrative proceeding during the past five (5) years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
HoldCo is owned directly by Spaceship Parent, LP, a Delaware limited partnership (the “Partnership”). The Partnership was formed solely for the purpose of holding the interests in HoldCo. The Partnership has not engaged in any business except for the activities incident to its formation and in connection with its ownership of HoldCo.
The economic interests in the Partnership are owned directly by Spaceship Intermediate 1, LP, a Delaware limited partnership (“Intermediate 1”), and Spaceship Holdings MLP 1, LLC, a Delaware limited liability company (“MLP”). Intermediate 1 and MLP were formed solely for the purpose of holding the economic interests in the Partnership. Neither Intermediate 1 nor MLP has engaged in any business except for (i) the activities incident to its formation and in connection with its ownership of an interest in the Partnership, (ii) in the case of Intermediate 1, its ownership of Spaceship Holdings GP 2, LLC, a Delaware limited liability company (“GP 2”), and (iii) in the case of MLP, its ownership of an economic interest in Intermediate 1.
The Partnership is controlled by its general partner, GP 2. GP 2 was formed solely for the purpose of serving as the general partner of the Partnership. GP 2 has not engaged in any business except for the activities incident to its formation and in connection with its control of the Partnership. GP 2 is owned directly by Intermediate 1.

The economic interests in Intermediate 1 are owned directly by Surveyorlux SCSp, a société en commandite spéciale organized and existing under the laws of Grand Duchy of Luxembourg (“Surveyorlux”), and MLP. Surveyorlux was formed solely for the purpose of holding the interests in Intermediate 1, MLP and Spaceship Holdings GP 1, LLC, a Delaware limited liability company (“GP 1”). Surveyorlux has not engaged in any business except for the activities incident to its formation and in connection with its ownership of Intermediate 1, MLP and GP 1.
Intermediate 1 is controlled by its general partner, GP 1. GP 1 was formed solely for the purpose of serving as the general partner of Intermediate 1. GP 1 has not engaged in any business except for the activities incident to its formation and in connection with its control of Intermediate 1. GP 1 is owned directly by Surveyorlux.
Surveyorlux is controlled by its general partner, Permira VIII Holdco GP S.à r.l., a société à responsabilité limitée organized and existing under the laws of Grand Duchy of Luxembourg (“Permira VIII Holdco GP”).
The economic interests in Surveyorlux are directly or indirectly owned by the Permira Investors. The ultimate controlling entity of each of the Permira Investors is Permira VIII GP S.à r.l., a société à responsabilité limitée organized and existing under the laws of Grand Duchy of Luxembourg (“Permira VIII GP”).
Permira VIII GP is controlled by its board of managers. The name, business address and telephone number, principal occupation, material occupations within the past five (5) years and country of citizenship of each member of the Permira VIII GP board of managers are set forth below.

Name	Business Address and Telephone Number	Present Principal Occupation	Material Occupations in Past Five Years	Country of Citizenship
Cédric Pedoni	488 route de Longwy, L-1940 Luxembourg +352 26 441 651	Senior Director Permira Management S.à r.l. (principal business: investment) 488, route de Longwy L-1940 Luxembourg
Mr. Pedoni has held the same
principal occupation since
October 2021.

Prior to October 2021,
Mr. Pedoni served as a Senior
Director of Permira
Luxembourg S.à r.l., principal business: investment, 488 route de Longwy L-1940
Luxembourg.
France
Sara Speed	15 Boulevard F.W. Raiffeisen, L-2411 Luxembourg +352 48 18 28 1	Director Alter Domus Luxembourg S.à r.l. (principal business: financial services) 15 Boulevard F.W. Raiffeisen, L-2411 Luxembourg	Ms. Speed has held the same principal occupation during the past five (5) years.	United Kingdom Luxembourg
Oliver Willis	80 Pall Mall London, SW1 5ES United Kingdom +44 20 7632 1000	Managing Director Permira Advisers LLP (principal business: investment) 80 Pall Mall London SW1Y 5ES United Kingdom
Mr. Willis has held the same principal occupation since January 2024.

Prior to January 2024, Mr. Willis served as a Senior Director of Permira Advisers (London) Limited, principal business: investment, 80 Pall Mall, London, SW1Y 5ES, United Kingdom.
United Kingdom

None of the natural persons listed above has been convicted in a criminal proceeding during the past five (5) years (excluding traffic violations or similar misdemeanors). None of the natural persons listed above was a party to any judicial or administrative proceeding during the past five (5) years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
The authority to make investment decisions for the Permira Investors is held by Permira Management S.à r.l., a société à responsabilité limitée organized and existing under the laws of Grand Duchy of Luxembourg (“Permira Management”). Permira Management has delegated the authority to make investment decisions for the Permira Investors to Permira Portfolio Management Limited, a private limited company organized and existing under the laws of Guernsey (“Permira”).
Permira is controlled by its board of managers. The name, business address and telephone number, principal occupation, material occupations within the past five (5) years and country of citizenship of each member of the Permira board of managers are set forth below.

Name	Business Address and Telephone Number	Present Principal Occupation	Material Occupations in Past Five Years	Country of Citizenship
Vic Holmes	PO Box 503 Trafalgar Court Les Banques St Peter Port Guernsey GY1 6DJ +44 0 1481 263205	Independent Non-Executive Director of multiple organizations	Mr. Holmes has held the same principal occupation during the past five (5) years.	United Kingdom
Nigel Carey	PO Box 98 Carey House Les Banques St Peter Port Guernsey GY1 4BZ +44 0 1481 727272	Consultant Carey Olsen (Guernsey) LLP (principal business: legal services) PO Box 98 Carey House Les Banques St Peter Port Guernsey GY1 4BZ	Mr. Carey has held the same principal occupation during the past five (5) years.	United Kingdom
Alistair Boyle	PO Box 503 Trafalgar Court Les Banques St Peter Port Guernsey GY1 6DJ +44 1481 743 200	Senior Director Permira (Guernsey) Limited (principal business: investment) PO Box 503 Trafalgar Court Les Banques St Peter Port Guernsey GY1 6DJ	Mr. Boyle has held the same principal occupation during the past five (5) years.	United Kingdom
Tom Amy	North Suite, First Floor Regency Court Glategny Esplanade St Peter Port Guernsey GY1 2NH +44 14 81 74 22 50	Country Executive Guernsey Alter Domus (Guernsey) Limited (principal business: financial services) North Suite, First Floor Regency Court Glategny Esplanade St Peter Port, Guernsey GY1 2NH	Mr. Amy has held the same principal occupation during the past five (5) years.	United Kingdom

None of the natural persons listed above has been convicted in a criminal proceeding during the past five (5) years (excluding traffic violations or similar misdemeanors). None of the natural persons listed above was a party to any judicial or administrative proceeding during the past five (5) years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
The Permira Filing Parties and the Buyer Parties set forth above were represented by employees of Permira Advisers, in the negotiation of the terms of the Merger Agreement with the Special Committee. Permira Advisers does not directly or indirectly own or control any of the other Permira Filing Parties or the Buyer Parties. The name, business address and telephone number, principal occupation, material occupations within the past five (5) years and country of citizenship of each the employees of Permira Advisers with responsibility for negotiating the terms of the Merger Agreement on behalf of the other Permira Filing Parties and the Buyer Parties are set forth below.

Name	Business Address and Telephone Number	Present Principal Employment	Material Occupations in Past Five Years	Country of Citizenship
David Erlong	320 Park Avenue, 23rd Floor New York, NY 10022 +1 212 386 7480	Partner Permira Advisers LLC (principal business: investment) 320 Park Avenue 23rd Floor New York, NY 10022
Mr. Erlong serves as a member of the board of directors of each of the following companies:

Zendesk, Inc., principal business: enterprise software, 989 Market St San Francisco, CA 94103

The Knot Worldwide Inc., principal business: wedding services marketplace, 2 Wisconsin Circle, 3rd Floor, Chevy Chase, MD 20815

Boats Group, principal business: boating digital classifieds marketplace, 1221 Brickell Avenue, Suite 2300 Miami, FL 33131

CommentSold, Inc., principal business: social commerce enablement platform, 3001 9th Ave SW, Huntsville, AL 35805
France
Andrew Young	3000 Sand Hill Road Building 1, Suite 170 Menlo Park, CA 94025 +1 650 681 4701	Partner Permira Advisers LLC (principal business: investment) 320 Park Avenue 23rd Floor New York, NY 10022
Prior to May 2021, Mr. Young served on the board of directors of Klarna Bank AB, principal business: financial services, Sveavägen 46,
SE-111 34 Stockholm Sweden.

Mr. Young serves as a member of the board of directors of each of the following companies:

Seismic Software, Inc., principal business: enterprise software, 12390 El Camino Real, San Diego, CA 92130

Clearwater Analytics Holdings, Inc., principal business: enterprise software, 777 W. Main Street Suite 900 Boise, ID 83702

Reorg Research, Inc., principal business: financial data and analytics; 11 East 26th Street, 12th Floor New York, NY 10010
Australia and United Kingdom

Name	Business Address and Telephone Number	Present Principal Employment	Material Occupations in Past Five Years	Country of Citizenship
Kim Felixmüller	320 Park Avenue, 23rd Floor New York, NY 10022 +1 212 386 7480	Principal Permira Advisers LLC (principal business: investment) 320 Park Avenue 23rd Floor New York, NY 10022
Mr. Felixmüller serves as a member of the board of each of the following companies:

BestSecret Group SE, principal business: apparel retail, Margaretha-Ley-Ring 27, 85609 Aschheim, Germany.

AllTrails LLC, principal business: consumer software for outdoor activities, 530 Bush Street,
9th Floor
San Francisco,
CA, 94108.
Germany
Justin Herridge	320 Park Avenue, 23rd Floor New York, NY 10022 +1 212 386 7480	Principal Permira Advisers LLC (principal business: investment) 320 Park Avenue 23rd Floor New York, NY 10022	Mr. Herridge has held the same principal occupation during the past five (5) years.	United States

None of the natural persons listed above has been convicted in a criminal proceeding during the past five (5) years (excluding traffic violations or similar misdemeanors). None of the natural persons listed above was a party to any judicial or administrative proceeding during the past five (5) years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
The principal business of each of the Permira Filing Parties is investment. The address and telephone of each of the Permira Filing Parties (other than Surveyorlux, the Permira Investors, Permira VIII GP, Permira VIII Holdco GP, Permira Management and Permira) is c/o Permira Advisers LLC, 320 Park Avenue, 23rd Floor, New York, NY 10022, +1 (212) 386-7480. The address and telephone number of each of Surveyorlux, Permira VIII - 1 SCSp, Permira VIII - 2 SCSp, Permira VIII CIS SCSp, Permira VIII CIS 2 SCSp, PILI 1 Portfolio SCSp, PILI 2 Portfolio SCSp, PILI 4 Portfolio SCSp, Permira VIII GP, Permira VIII Holdco GP and Permira Management is c/o Permira Management S.à r.l., 488 route de Longwy, L-1940 Luxembourg, +352 26 441 651.
The address and telephone number of each of Permira Investment Capital LP, Permira Investment Capital II LP and Permira Investment Capital III LP and Permira is c/o Permira Advisers Limited, PO Box 503, Trafalgar Court, Les Banques, St Peter Port, GY1 6DJ, Guernsey, +44 1481 743 200.
The address and telephone number of each of Permira VIII AIV LP1 L.P. and Permira VIII AIV LP2 L.P. is c/o Permira Advisers LLC, 320 Park Avenue, 23rd Floor, New York, NY 10022, +1 (212) 386-7480.
Casalena Filing Parties
Anthony Casalena is the founder, Chief Executive Officer and Chairperson of the Board of Directors of Squarespace. Mr. Casalena is a United States citizen. Mr. Casalena has not been (a) convicted in a criminal proceeding during the past five (5) years (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding during the past five (5) years that resulted in a judgment, decree or final order enjoining Mr. Casalena from future violations of, or prohibiting future activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. The Casalena Foundation (the “Foundation”) is a Delaware non-profit, non-stock corporation whose principal business consists of making grants to support its philanthropic mission. Mr. Casalena is the president of the Foundation. The following table sets forth the present principal occupation or employment and material occupation, position, office or employment of Mr. Casalena for the past five (5) years. The principal business address for Mr. Casalena is c/o Squarespace, Inc., 225 Varick Street, 12th Floor, New York, New York 10014. The principal address of the Foundation is 1055 Broadway Boulevard, Suite 130, Kansas City, Missouri 64105 and its telephone number is (816) 842-0944.

Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Anthony Casalena	U.S.	Founder, Chief Executive Officer and Chairperson of the Board of Directors of Squarespace

General Atlantic Filing Parties
General Atlantic (SQRS II), L.P., (“GA SQRS II”) is a Delaware limited partnership. General Atlantic Partners 100, L.P., a Delaware limited partnership, GAP Coinvestments III, LLC, a Delaware limited liability company, GAP Coinvestments IV, LLC, a Delaware limited liability company, GAP Coinvestments V, LLC, a Delaware limited liability company and GAP Coinvestments CDA, L.P., a Delaware limited partnership share beneficial ownership of the Shares held by GA SQRS II. The general partner of GA SQRS II is General Atlantic (SPV) GP, LLC. The general partner of General Atlantic Partners 100, L.P. is General Atlantic GenPar, L.P. General Atlantic, L.P. is the managing member of GAP Coinvestments III, LLC, GAP Coinvestments IV, LLC and GAP Coinvestments V, LLC, the general partner of GAP Coinvestments CDA, L.P. and General Atlantic GenPar, L.P., and the sole member of General Atlantic (SPV) GP, LLC (together with GA SQRS II, General Atlantic Partners 100, L.P. GAP Coinvestments III, LLC, GAP Coinvestments IV, LLC, GAP Coinvestments V, LLC, GAP Coinvestments CDA, L.P., General Atlantic GenPar, L.P. and General Atlantic, L.P. (the “General Atlantic Filing Parties”).
The principal business of each of the General Atlantic Filing Parties is investment. The address and telephone of each of the General Atlantic Filing Parties is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 33rd Floor, New York, NY 10055, +1 (212) 715-4000.
General Atlantic, L.P. is controlled by the GA Partnership Committee. The name, address, principal occupation, material occupations within the past five (5) years and citizenship of each of the members of the GA Partnership Committee are set forth below.

Name	Address	Present Principal Employment	Material Occupations in Past Five Years	Citizenship
William E. Ford	55 East 52nd Street, 33rd Floor New York, NY 10055	Chairman, CEO, Managing Director	Mr. Ford has held the same principal occupation during the past five (5) years.	United States
Gabriel Caillaux	23 Savile Row London, W1S 2ET United Kingdom	Co-President, Managing Director, Head of Climate	Before September 2023, Mr. Caillaux was Co-President, Managing Director, Head of EMEA.	France
Martin Escobari	55 East 52nd Street, 33rd Floor New York, NY 10055	Co-President, Managing Director, Head of Global Growth Equity	Before September 2023, Mr. Escobari was Co-President, Managing Director, Head of Latin America.	Bolivia and Brazil
David C. Hodgson	55 East 52nd Street, 33rd Floor New York, NY 10055	Vice Chairman, Managing Director	Mr. Hodgson has held the same principal occupation during the past five (5) years.	United States

Name	Address	Present Principal Employment	Material Occupations in Past Five Years	Citizenship
Christopher G. Lanning	55 East 52nd Street, 33rd Floor New York, NY 10055	Chief Legal Officer, General Counsel, Managing Director	Mr. Lanning has held the same occupation during the past five (5) years.	United States

During the last five (5) years, none of the General Atlantic Filing Parties or any of the individuals listed above have been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Accel Filing Parties
Accel Leaders 3 Associates L.P. is the general partner of Accel Leaders 3 L.P. and Accel Leaders 3 Entrepreneurs L.P. (together with Accel Leaders 3 L.P., Accel Leaders 3 Associates L.P., Accel Leaders 3 Investors (2020) L.P. and Accel Leaders 3 GP Associates L.L.C., the “Accel Filing Parties”). Accel Leaders 3 GP Associates L.L.C. is the general partner of Accel Leaders 3 Associates L.P. and Accel Leaders 3 Investors (2020) L.P. Mr. Braccia is a member of the Squarespace Board and a director of Accel Leaders 3 GP Associates L.L.C. Accel Leaders 3 L.P., Accel Leaders 3 Entrepreneurs L.P., Accel Leaders 3 Associates L.P. and Accel Leaders 3 Investors (2020) L.P. are each Delaware limited partnerships. Accel Leaders 3 GP Associates L.L.C. is a Delaware limited liability company.
Each of the Accel Filing Parties is engaged in acquiring, holding and disposing of interests in various companies for investment purposes. The address and telephone of each of the Accel Filing Parties is c/o Accel, 500 University Avenue, Palo Alto, California 94301, +1 (650) 614-4800.
The following table sets forth the present principal occupation or employment and material occupation, position, office or employment of each of the directors of Accel Leaders 3 GP Associates L.L.C. for the past five (5) years. The principal business address and telephone for each of the directors of Accel Leaders 3 GP Associates L.L.C. is c/o Accel, 500 University Avenue, Palo Alto, California 94301, +1 (650) 614-4800.

Name	Present Principal Occupation or Employment (all have served five years or more in present position)	Citizenship
Andrew Braccia	Partner at Accel	United States
Sameer Gandhi	Partner at Accel	United States
Ping Li	Partner at Accel	United States
Ryan Sweeney	Partner at Accel	United States
Richard Wong	Partner at Accel	United States

During the last five (5) years, none of the Accel Filing Parties or any of the individuals listed above have been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and any other required documents should be sent by each holder or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below:
Computershare Trust Company, N.A.
150 Royall Street
Canton, MA 02021
Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other materials may also be obtained from the Information Agent. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.
The Information Agent for the Offer is:

1212 Avenue of the Americas, 17th Floor
New York, NY 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720
Shareholders and All Others Call Toll-Free: (877) 285-5990
E-mail: info@okapipartners.com